UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under §240.14a-12

BLACKLINE, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

21300 Victory Boulevard, 12th Floor
Woodland Hills, California 91367
(818) 223-9008

To our Stockholders:

We are pleased to invite you to attend the annual meeting of stockholders (together with any postponement, adjournment or other delay thereof, the “Annual Meeting”) of BlackLine, Inc. (the “Company” or “BlackLine”) to be held on Thursday, May 7, 2026 at 9:00 a.m. Pacific time. You will be able to attend our virtual Annual Meeting, vote your shares electronically, and submit your questions during the live webcast of the meeting by visiting www.virtualshareholdermeeting.com/BL2026 and entering the sixteen-digit control number located on your Notice of Internet Availability or, if you received a printed copy of the proxy material, your proxy card or voting instruction card.

Details regarding how to attend the virtual Annual Meeting and the business to be conducted at the Annual Meeting are more fully described in the accompanying notice of Annual Meeting and proxy statement.

Your vote is important. Regardless of whether you plan to attend the virtual Annual Meeting, it is important that your shares be represented and voted at the Annual Meeting, and we hope you will vote as soon as possible. You may vote by proxy online or by telephone, or if you received paper copies of the proxy materials by mail, you may also vote by mail by following the instructions on the proxy card or voting instruction card. Voting by one of these methods will ensure your representation at the Annual Meeting regardless of whether you attend the virtual Annual Meeting.

I want to take this opportunity to recognize and congratulate Therese Tucker, BlackLine's Founder and a recognized industry visionary. Therese has announced that she will retire from full-time executive employment effective June 2, 2026, as BlackLine celebrates its 25th anniversary. Therese is a nominee for re-election to our Board at the Annual Meeting and in that role will continue to serve our Company, our customers and our stockholders.

I also want to thank Tom Unterman, who is retiring from our Board this year. Tom has served as a member of our Board since 2010. Tom’s wisdom and guidance in the boardroom and his many contributions to our Company and stockholders have been deeply appreciated.

On behalf of the Board of Directors, I thank you for your ongoing support of, and continued interest in, BlackLine.
Sincerely,

Owen Ryan
Chair of the Board and CEO

Woodland Hills, California
March 25, 2026

BLACKLINE, INC.
21300 Victory Boulevard, 12th Floor
Woodland Hills, California 91367

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time and Date	9:00 a.m. Pacific time, on Thursday, May 7, 2026.
Place	The Annual Meeting will be a virtual meeting held online. You will be able to attend the Annual Meeting, vote your shares electronically, and submit your questions during the live webcast of the meeting by visiting www.virtualshareholdermeeting.com/BL2026 and entering the sixteen-digit control number located on your Notice of Internet Availability or, if you received a printed copy of the proxy materials, on your proxy card or voting instruction card.

Items of Business
We are holding the Annual Meeting for the following purposes, as more fully described in the accompanying proxy statement:
(1) To elect as Class I directors the three nominees named in the accompanying proxy statement to serve until our 2029 Annual Meeting and until their respective successors are duly elected and qualified.
(2) To ratify the appointment of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for the fiscal year ending December 31, 2026.
(3) To approve, on an advisory non-binding basis, the compensation of our named executive officers (“NEOs”) as described in the accompanying proxy statement.
(4) To consider a stockholder proposal if properly presented at the Annual Meeting.
(5) To transact other business that may properly come before the Annual Meeting.

Adjournments and Postponements	Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed.

Record Date	March 10, 2026 Only holders of record of our common stock as of March 10, 2026, are entitled to notice of and to vote at the Annual Meeting.
Meeting Admission	You are invited to attend the virtual Annual Meeting if you are a stockholder of record or a beneficial owner of shares of our common stock as of the Record Date. You can attend the virtual Annual Meeting by visiting www.virtualshareholdermeeting.com/BL2026 and entering the sixteen-digit control number located on your Notice of Internet Availability or, if you received a printed copy of the proxy materials, on your proxy card or voting instruction card.

Availability of Proxy Materials	The Notice Regarding the Internet Availability of Proxy Materials, which contains instructions on how to access the proxy materials and our 2025 annual report, is first being sent or given to all stockholders entitled to vote at the Annual Meeting on or about March 25, 2026. The proxy materials and our 2025 annual report can be accessed by following the instructions in the Notice Regarding the Internet Availability of Proxy Materials.

Voting
Your vote is very important. You may vote by proxy online or by telephone, or if you received paper copies of the proxy materials by mail, you may also vote by mail by following the instructions on the proxy card or voting instruction form. For specific instructions on how to vote your shares, please refer to the section entitled “Questions and Answers” beginning on page 1 of the accompanying proxy statement.

This notice forms a part of the proxy statement to which it is attached.

By order of the Board of Directors,

Karole Morgan-Prager
Chief Legal and Administrative Officer and Secretary
Woodland Hills, California
March 25, 2026

PROXY STATEMENT
FOR THE 2026 ANNUAL MEETING OF STOCKHOLDERS
To be held at 9:00 a.m. Pacific time, on Thursday, May 7, 2026

The information provided in the “Questions and Answers” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. As this summary does not contain all of the information that you should consider, we encourage you to carefully read the entire proxy statement for more information before voting.

QUESTIONS AND ANSWERS
ABOUT THE PROXY MATERIALS AND ANNUAL MEETING

Why am I receiving these materials?
This proxy statement and the enclosed form of proxy are furnished in connection with the solicitation of proxies by our Board of Directors (our “Board”) for use at the 2026 Annual Meeting of stockholders of BlackLine, and any postponements or adjournments thereof. The Annual Meeting will be held online on Thursday, May 7, 2026 at 9:00 a.m. Pacific time. You will be able to attend the virtual Annual Meeting, vote your shares electronically and submit your questions during the live webcast of the meeting by visiting www.virtualshareholdermeeting.com/BL2026 and entering the sixteen-digit control number located on your Notice of Internet Availability (as discussed below) or, if you received printed proxy materials, on your proxy card or voting instruction card.
Stockholders are invited to attend the Annual Meeting and are requested to vote on the items of business described in this proxy statement. The Notice Regarding the Internet Availability of Proxy Materials, or the Notice of Internet Availability, which contains instructions on how to access the proxy materials and our 2025 annual report, is first being sent or given on or about March 25, 2026 to all stockholders entitled to notice of and to vote at the virtual Annual Meeting. The proxy materials and our 2025 annual report can be accessed by following the instructions in the Notice of Internet Availability as well as online at our Investor Relations website at http://investors.blackline.com.
What proposals am I voting on?
You are being asked to vote on four proposals:
•Proposal No. 1: To elect the three nominees named in this proxy statement as Class I directors to serve until our 2029 Annual Meeting and until their respective successors are duly elected and qualified;
•Proposal No. 2: To ratify the appointment of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for our fiscal year ending December 31, 2026;
•Proposal No. 3: To approve, on an advisory non-binding basis, the compensation of our named executive officers as described in this proxy statement; and
•Proposal No. 4: To consider a stockholder proposal regarding the declassification of our Board if properly presented at the Annual Meeting.
You will also be asked to vote on any other business as may properly come before the Annual Meeting.
How does the Board recommend that I vote?
Our Board recommends that you vote your shares:
•“FOR” the election of Scott Davidson, David Henshall, and Therese Tucker, the three Class I director candidates nominated by our Board;
•“FOR” the ratification of the appointment of PwC as our independent registered public accounting firm for our fiscal year ending December 31, 2026;
•“FOR” the approval, on an advisory non-binding basis, of the compensation of our named executive officers as described in this proxy statement; and
•“FOR” the stockholder proposal regarding the declassification of our Board if properly presented at the Annual Meeting.

Who is entitled to vote at the Annual Meeting?
Holders of our common stock as of the close of business on March 10, 2026, the “Record Date” for the Annual Meeting, are entitled to vote at the Annual Meeting. As of the Record Date, there were 59,621,590 shares of our common stock issued and outstanding. Stockholders are not permitted to cumulate votes with respect to the election of directors. Each share of common stock is entitled to one vote on each matter properly brought before the Annual Meeting.
Stockholder of Record: Shares Registered in Your Name. If, on the Record Date, your shares were registered directly in your name with our transfer agent, Equiniti Trust Company, LLC, then you are considered a “stockholder of record.” As a stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card, to vote electronically at the virtual Annual Meeting, or by Internet or by telephone, or, if you received paper copies of the proxy materials by mail, to vote by mail by following the instructions on the proxy card or voting instruction card.
Beneficial Owner of Shares Held in “Street Name”: Shares Registered in the Name of a Broker, Bank or Other Nominee. If, on the Record Date, your shares were held not in your name, but rather by a broker, bank or other nominee, then you are the “beneficial owner” of shares held in “street name” and the Notice of Internet Availability is being forwarded to you by your broker, bank or other nominee. Your broker, bank or nominee is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other nominee regarding how to vote the shares in your account by following the voting instructions your broker, bank or other nominee provides. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not be able to vote your shares electronically at the Annual Meeting unless you obtain a legal proxy from your broker, bank or other nominee.
How many votes are needed to approve each of the proposals?
Proposal No. 1: Election of Three Class I Directors. The election of three Class I directors requires a plurality of the voting power of the shares present virtually or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. This means that the three nominees for Class I director receiving the highest number of “FOR” votes will be elected as Class I directors. You may vote (i) “FOR” for each director nominee or (ii) “WITHHOLD” for each director nominee. “WITHHOLD” will have no legal effect on the outcome of the proposal. Broker non-votes will not affect the outcome of this proposal.
Proposal No. 2: Ratification of Appointment of PwC. The ratification of the appointment of PwC requires the affirmative vote of a majority of the voting power of the shares present virtually or represented by proxy at the Annual Meeting and entitled to vote on the proposal. You may vote “FOR,” “AGAINST,” or “ABSTAIN” on this proposal. Abstentions will have the same effect as a vote against the proposal. Broker non-votes will not affect the outcome of this proposal.
Proposal No. 3: Advisory Non-Binding Vote to Approve the Compensation of Named Executive Officers. The advisory non-binding vote to approve the fiscal 2025 compensation of our named executive officers requires the affirmative vote of a majority of the voting power of the shares present virtually or represented by proxy at the Annual Meeting and entitled to vote on the proposal. You may vote “FOR,” “AGAINST,” or “ABSTAIN” on this proposal. Abstentions will have the same effect as a vote against the proposal. Broker non-votes will not affect the outcome of voting on this proposal. Because this vote is advisory only, it will not be binding on our Board or the Compensation Committee. The Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation.
Proposal No. 4: Stockholder Proposal. The stockholder proposal requires the affirmative vote of a majority of the voting power of the shares present virtually or represented by proxy at the Annual Meeting and entitled to vote on the proposal. You may vote “FOR,” “AGAINST,” or “ABSTAIN” on this proposal. Abstentions will have the same effect as a vote against the proposal. Broker non-votes will not affect the outcome of this proposal.
How can I vote my shares?
We strongly encourage you to vote by proxy over the Internet, by telephone or by mail prior to the Annual Meeting. Regardless of how you hold your shares, voting by proxy ensures that if you are unable to attend the Annual Meeting, your shares will be voted at the Annual Meeting. Voting now will not limit your right to change your vote or to attend the Annual Meeting.
Stockholder of Record: Shares Registered in Your Name. If you are a stockholder of record, you may vote in one of the following ways:
•You may vote electronically at the Annual Meeting. If you plan to attend the virtual Annual Meeting, you may vote by proxy or electronically at the Annual Meeting.

•You may vote by mail. To vote by mail, complete, sign, and date the proxy card that accompanies this proxy statement and return it promptly in the postage-prepaid envelope provided (if you received printed proxy materials). Your completed, signed, and dated proxy card must be received prior to the Annual Meeting.
•You may vote by telephone. To vote over the telephone, call toll-free 1-800-690-6903 and follow the instructions. Have your Notice of Internet Availability or proxy card available when you call. You will be asked to provide the control number from your Notice of Internet Availability or proxy card. Telephone voting is available 24 hours a day, 7 days a week, until 11:59 p.m. Eastern time, on Wednesday, May 6, 2026.
•You may vote online. To vote via the Internet, go to www.proxyvote.com to complete an electronic proxy card (have your Notice of Internet Availability or proxy card in hand when you visit the website). You will be asked to provide the control number from your Notice of Internet Availability or proxy card. Internet voting is available 24 hours a day, 7 days a week, until 11:59 p.m. Eastern time, on Wednesday, May 6, 2026.
Beneficial Owner of Shares Held in “Street Name”: Shares Registered in the Name of a Broker, Bank or Other Nominee. If you are a beneficial owner of shares held of record by a broker, bank or other nominee, you will receive a voting instruction form from your broker, bank or other nominee. You must follow the voting instructions provided by your broker, bank or other nominee in order to direct your broker, bank or other nominee on how to vote your shares. Beneficial owners should generally be able to vote by returning the voting instruction card to their broker, bank or other nominee, or by telephone or online. However, the availability of telephone or online voting will depend on the voting process of your broker, bank or other nominee. Please see “How can I attend the Annual Meeting?” for additional information on voting at the Annual Meeting by beneficial owners. As discussed above, if you are a beneficial owner, you may not be able to vote your shares electronically at the Annual Meeting, unless you obtain a legal proxy from your broker, bank or other nominee.
How can I attend the Annual Meeting?
The Annual Meeting will be a virtual meeting held online at 9:00 a.m. Pacific time on Thursday, May 7, 2026. You are entitled to attend the Annual Meeting only if you were a stockholder as of the Record Date, a proxy holder for such a stockholder, or an invited guest of the Company.
You will be able to attend the virtual Annual Meeting, vote your shares electronically and submit your questions during the live webcast of the meeting by visiting www.virtualshareholdermeeting.com/BL2026 and entering the sixteen-digit control number located on your Notice of Internet Availability or, if you received printed proxy materials, your proxy card or voting instruction card. The Annual Meeting webcast will begin promptly at 9:00 a.m. Pacific time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 8:45 a.m. Pacific time, and you should allow ample time for the check-in procedures. You will have the same rights and opportunities that would be afforded by an in-person meeting.
Beneficial Owner of Shares Held in “Street Name”: Shares Registered in the Name of a Broker, Bank or Other Nominee. If you were a beneficial owner of shares that are held in “street name” on the Record Date, you may not be able to vote your shares electronically at the virtual Annual Meeting unless you obtain a legal proxy from your broker, bank or other nominee who is the stockholder of record with respect to your shares. You may still attend the virtual Annual Meeting even if you do not have a legal proxy. For admission to the virtual Annual Meeting, visit www.virtualshareholdermeeting.com/BL2026 and enter the sixteen-digit control number located on your proxy card.
Why did I receive a notice in the mail regarding the Internet availability of the proxy materials instead of a paper copy of the full set of proxy materials?
In accordance with the rules of the Securities and Exchange Commission (“SEC”), we have elected to distribute our proxy materials, including the notice of Annual Meeting, this proxy statement and our 2025 annual report, primarily via the Internet. As a result, we are mailing to our stockholders a Notice of Internet Availability instead of a paper copy of the proxy materials. The Notice of Internet Availability contains instructions on how to access our proxy materials online, how to vote on the proposals, how to request printed copies of the proxy materials and 2025 annual report, and how to request to receive all future proxy materials in printed form by mail or electronically by e-mail. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce our costs and the environmental impact of our Annual Meetings.
What is a proxy?
Proxies are solicited by and on behalf of our Board. The persons named in the proxy, Patrick Villanova, our Chief Financial Officer, and Karole Morgan-Prager, our Chief Legal and Administrative Officer and Secretary, have been designated as proxies for the Annual Meeting by our Board. When proxies are properly dated, executed, and returned, the shares represented by such proxies will be voted electronically at the virtual Annual Meeting in accordance with the instruction of the stockholder on such proxy. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our Board on the proposals as described above and, if any other matters are properly brought before the Annual Meeting, the shares will be voted in accordance with the proxies’ judgment.
How many votes do I have?
Holders of our common stock are entitled to one vote for each share held as of the Record Date.
Can I change my vote or revoke my proxy?
Stockholder of Record: Shares Registered in Your Name. If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:
•entering a new vote over the Internet or by telephone (until the applicable deadline for each method as set forth above in the section entitled “How can I vote my shares?”);
•completing and returning a later-dated proxy card (which automatically revokes the earlier proxy);
•notifying our Corporate Secretary, in writing, at BlackLine, Inc., 21300 Victory Boulevard, 12th Floor, Woodland Hills, California 91367, Attn: Corporate Secretary; or
•attending and voting at the Annual Meeting (although attendance at the Annual Meeting will not, by itself, revoke a proxy).
Beneficial Owner of Shares Held in “Street Name”: Shares Registered in the Name of a Broker, Bank or Other Nominee. If you are a beneficial owner, you may revoke your proxy or change your vote only by following the instructions provided by your broker, bank or other nominee.
What other matters may be brought before the Annual Meeting?
As of the date of this proxy statement, we are not aware of any other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named as proxies will be authorized to vote or otherwise act on those matters in accordance with their judgment.
What is the quorum requirement for the Annual Meeting?
A quorum is the minimum number of shares or voting power required to be present or represented at the Annual Meeting for the meeting to be properly held under our amended and restated bylaws (“Bylaws”) and Delaware law. The presence, virtually or represented by proxy, of a majority of the voting power of our stock issued and outstanding and entitled to vote at the Annual Meeting will constitute a quorum to transact business at the Annual Meeting. Abstentions, “WITHHOLD” votes, and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. If there is no quorum, the Chair of the meeting may adjourn the meeting to another time or place.
Who will count the votes?
A representative of First Coast Results will tabulate the votes and act as an independent inspector of elections.
What are broker non-votes? What is discretionary voting?
If, on the Record Date, your shares were held by a broker, bank or other nominee, then you are the “beneficial owner” of shares held in “street name.” The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares held at that organization. Broker non-votes occur when a beneficial owner of shares does not give voting instructions to the broker, bank or other nominee and, under applicable rules, that organization does not have discretionary authority to vote on a matter. Generally, if a beneficial owner does not provide voting instructions, the broker, bank or other nominee has discretion to vote the shares with respect to matters that are considered to be “routine,” but not with respect to matters that are considered to be “non-routine.” In the event that a broker, bank or other nominee votes shares on the “routine” matters but does not vote shares on the “non-routine” matters, those shares will be treated as broker non-votes with respect to the “non-routine” matters. Accordingly, if you are a beneficial owner of shares through a broker, bank, or other nominee, please be sure to instruct your broker, bank, or other nominee how to vote to ensure that your vote is counted on each of the proposals.

What matters are considered “routine” and “non-routine”?
The ratification of the appointment of PwC as our independent registered public accounting firm for our fiscal year ending December 31, 2026 (“Proposal No. 2”) is considered “routine” under applicable rules. The election of Class I directors (“Proposal No. 1”), the advisory non-binding vote to approve the compensation of our named executive officers (“Proposal No. 3”), and the stockholder proposal (“Proposal No. 4”) are considered “non-routine” under applicable rules.
What are the effects of abstentions and broker non-votes?
An abstention represents a stockholder’s affirmative choice to decline to vote on a proposal. Abstentions will be considered as shares present and entitled to vote at the Annual Meeting. As a result, abstentions will be counted for purposes of determining the presence or absence of a quorum and will also count as votes against a proposal in cases where approval of the proposal requires the affirmative vote of a majority of the voting power of the shares present virtually or represented by proxy and entitled to vote on the proposal (Proposals No. 2, No. 3, and No. 4). However, because the outcome of Proposal No. 1 (election of directors) will be determined by a plurality vote, you may only vote “FOR” or “WITHHOLD” for each nominee and abstentions will have no impact on the outcome of such proposal as long as a quorum exists.
Broker non-votes, if any, will be counted for purposes of calculating whether a quorum is present at the Annual Meeting but will not be counted for purposes of determining the voting power entitled to vote on a proposal. Therefore, a broker non-vote will make a quorum more readily attainable but will not otherwise affect the outcome of the vote on any of the proposals.
What if I do not specify how my shares are to be voted or fail to provide timely directions to my broker, bank or other nominee?
Stockholder of Record: Shares Registered in Your Name. If you are a stockholder of record and you submit a signed proxy but you do not provide voting instructions, your shares will be voted:
•“FOR” each of the three nominees for Class I director named in this proxy statement;
•“FOR” the ratification of the appointment of PwC as our independent registered public accounting firm for our fiscal year ending December 31, 2026;
•“FOR” the advisory non-binding vote to approve the compensation of our named executive officers; and
•“FOR” the stockholder proposal regarding the declassification of our Board if properly presented at the Annual Meeting.
In addition, if any other matters are properly brought before the Annual Meeting or any adjournments or postponements thereof, the persons named as proxies will be authorized to vote or otherwise act on those matters in accordance with their judgment.
Beneficial Owner of Shares Held in “Street Name”: Shares Registered in the Name of a Broker, Bank or Other Nominee. Brokers, banks, and other nominees holding shares of common stock in “street name” for customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker, bank or other nominee will have discretion to vote your shares with respect to matters that are considered to be “routine”—Proposal No. 2 (ratification of the appointment of PwC). Absent direction from you, however, your broker, bank or other nominee will not have the discretion to vote on Proposal No. 1 relating to the election of directors, Proposal No. 3 relating to the approval of the compensation of our named executive officers, and Proposal No. 4 relating to the stockholder proposal.
How can I contact BlackLine’s transfer agent?
You may contact our transfer agent, Equiniti Trust Company, LLC, by telephone at (800) 937-5449 (toll-free for United States residents), or by e-mail at helpAST@equiniti.com. Materials may be mailed to Equiniti Trust Company, LLC at:
Equiniti Trust Company, LLC
PO Box 500
Newark, NJ 07101
How are proxies solicited for the Annual Meeting and who is paying for such solicitation?
Our directors, officers, and employees may solicit proxies on behalf of the Board in person, by mail, telephone, fax, and other electronic means. No additional compensation will be paid to these individuals for any such services, although we may reimburse such individuals for their reasonable out-of-pocket expenses in connection with such solicitation. We have retained MacKenzie Partners, Inc. (“MacKenzie”), our proxy solicitation firm, to assist us in the solicitation of proxies on behalf of the

Board in person, by mail, telephone, fax, and other electronic means for a fee of up to $40,000 plus out-of-pocket expenses. We will bear the entire cost of proxy solicitation, including the preparation, assembly, printing, mailing, and distribution of the proxy materials. Copies of solicitation materials will also be made available upon request to brokers, banks, and other nominees to forward to the beneficial owners of the shares held of record by such brokers, banks, or other nominees.
Where can I find the voting results of the Annual Meeting?
We may announce preliminary voting results at the Annual Meeting. We will also disclose voting results in a Current Report on Form 8-K (“Form 8-K”) filed with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we will file a Form 8-K to publish preliminary results and, within four business days after final results are known, file an amendment to the Form 8-K to publish the final results.
What does it mean if I receive more than one Notice of Internet Availability or more than one set of printed materials?
If you receive more than one Notice of Internet Availability or more than one set of printed materials, your shares may be registered in more than one name and/or are registered in different accounts. Please follow the voting instructions on each Notice of Internet Availability or each set of printed materials, as applicable, to ensure that all of your shares are voted. If you have any questions or need assistance voting, please call MacKenzie, our proxy solicitor, at (800) 322-2885.
I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?
We have adopted an SEC-approved procedure called “householding,” under which we can deliver a single copy of the Notice of Internet Availability and, if applicable, the proxy materials and annual report, to multiple stockholders who share the same address unless we receive contrary instructions from one or more of the stockholders. This procedure reduces our printing and mailing costs.
Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice of Internet Availability and, if applicable, the proxy materials and annual report, to any stockholder at a shared address to which we delivered a single copy of any of these documents. If you would like a separate copy of this proxy statement or our annual report now or in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you may contact MacKenzie, our proxy solicitor in connection with the Annual Meeting. Stockholders may call toll-free at (800) 322-2885. Banks and brokers may call collect at (800) 322-2885.
Stockholders who hold shares in street name may contact their broker, bank or other nominee to request information about householding.
Is my vote confidential?
Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within BlackLine or to third parties, except as necessary to meet applicable legal requirements, to allow for the tabulation of votes and certification of the vote, or to facilitate a successful proxy solicitation.
May I inspect the stockholder list?
The names of stockholders of record entitled to vote at the Annual Meeting will be available for 10 days before the Annual Meeting during regular business hours at our corporate headquarters located at 21300 Victory Boulevard, 12th Floor, Woodland Hills, California 91367 as long as the examination is for a purpose germane to the Annual Meeting. Please contact our Corporate Secretary a reasonable time in advance to make appropriate arrangements, but in no event less than two business days in advance of your desired visiting time.
When are stockholder proposals due for next year’s Annual Meeting?
Please see the section entitled “Stockholder Proposal Deadlines for 2027 Annual Meeting” in this proxy statement for more information regarding the deadlines for the submission of stockholder proposals for our 2027 Annual Meeting.

Whom do I contact if I have questions about the Annual Meeting?
If you have any questions or require any assistance with voting your shares, please contact our proxy solicitation firm:
7 Penn Plaza, Suite 503
New York, New York 10001
Stockholders Call Toll Free: (800) 322-2885
Brokers, Banks, Trustees and Other Nominees Call Collect: (800) 322-2885
Email: proxy@mackenziepartners.com

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Composition of the Board
Our Board is currently comprised of 14 members, divided into three classes of directors, each serving staggered three-year terms. Upon expiration of the term of a class of directors, directors in that class will be elected for a three-year term at the Annual Meeting in the year in which that term expires. Each director’s term continues until the election and qualification of his or her successor, or his or her earlier death, resignation or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one third of the directors. Mr. Unterman is not standing for election at the Annual Meeting. Immediately following the election of directors at the Annual Meeting, the size of the Board will be reduced to 13 members. For a discussion of agreements that contain certain provisions related to the composition of our Board, see “Agreements Related to Our Board” below.
The following table and biographical descriptions set forth the names, ages, and certain other information, including membership of standing committees, for each of the directors who are standing for reelection at the Annual Meeting, as well as each of the current members of our Board, including Mr. Unterman, whose term will end at the Annual Meeting. All information is as of March 11, 2026.

Name	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term for Which Nominated
Nominees for Director
Scott Davidson(1)(4)(5)	I	60	Director	2025	2026	2029
David Henshall(2)(3)(5)	I	57	Director	2024	2026	2029
Therese Tucker(6)	I	64	Founder and Director	2001	2026	2029
Continuing Directors
Saranga Balaji(4)(7)	II	63	Director	2025	2027	—
Gregory Hughes(2)(5)(8)	II	63	Director	2025	2027	—
Megan Prichard(9)	II	41	Director	2026	2027	—
Owen Ryan	II	63	Chair of the Board and Chief Executive Officer	2018	2027	—
Sophia Velastegui(1)(4)	II	50	Director	2020	2027	—
Camille Drummond(1)(4)	III	57	Director	2024	2028	—
Storm Duncan(5)(10)	III	56	Director	2026	2028	—
Brunilda Rios(1)(3)	III	60	Director	2023	2028	—
Barbara Whye(3)	III	58	Director	2021	2028	—
Mika Yamamoto(2)	III	53	Director	2019	2028	—
Director Not Continuing
Thomas Unterman(2)(3)	I	81	Director	2010	2026	—
_________________
(1)Member of Audit Committee.
(2)Member of Compensation Committee.
(3)Member of Nominating and Corporate Governance Committee.
(4)Member of Technology and Cybersecurity Committee.
(5)Member of Strategic Committee.
(6)On October 1, 2025, Ms. Tucker transitioned from her role as Co-CEO. Ms. Tucker currently serves as Founder and as a member of the Company’s executive team. On March 24, 2026, the Company announced Ms. Tucker’s decision to retire as a member of our executive team, effective June 2, 2026.
(7)Mr. Balaji joined our Board and our Technology and Cybersecurity Committee on June 13, 2025.
(8)Mr. Hughes joined our Board and Compensation Committee on July 25, 2025.
(9)Ms. Prichard joined our Board, our Compensation Committee and our Technology and Cybersecurity Committee on March 11, 2026.
(10)Mr. Duncan joined our Board, our Nominating and Corporate Governance Committee and our Strategic Committee on March 11, 2026.

Nominees for Director

Scott Davidson	Skills and Qualifications Provided to Our Board
Age: 60 Independent Director Since: 2025
•Extensive financial and accounting expertise, including as Chief Financial Officer of Docker, Inc., Quest Software, Inc., and publicly traded Hortonworks, Inc.
•Significant experience leading digital and process transformation within the CFO office.
•Deep operational leadership experience, including as Chief Operating Officer of Alteryx, Inc.
•Substantial strategy, financial management, acquisitions, and sales and marketing experience in the technology sector, across management and board roles.
•Extensive board and governance experience, contributing oversight on strategy, risk, and executive leadership on multiple private-company boards, PowerGEM, LLC, Technosylva, Inc. Tungsten Automation Corporation, Veracode, and Appfire.
•Identified to BlackLine by, and appointed to the Board pursuant to an agreement with major BlackLine stockholder Scalar Gauge Fund, L.P.
•Qualifies as an “audit committee financial expert” under applicable SEC rules.

Committees:	Professional Experience Highlights
Audit Technology and Cybersecurity Strategic Committee
•D4i Capital: Founder (2022-present)
•Alteryx, Inc., a data analytics software company: Chief Operating Officer (2019-2022)
•Docker, Inc., a software company: Chief Financial Officer (2019-2019)
•Hortonworks, Inc., a data software company: Chief Financial Officer and Chief Operating Officer (2017-2019), and exclusively as Chief Financial Officer (2014-2017)
•Quest Software, Inc., a software company: Chief Financial Officer (2007-2012), Vice President and Treasurer (2002-2007)
•Citrix Systems, Inc., a cloud computing and virtualization technology company: Director of Corporate Treasury and Investor Relations (1997-2001)

Other Relevant Boards

•PowerGEM, LLC (2024-present)
•Technosylva, Inc. (2022-present)
•Tungsten Automation Corporation (2022-present)
•Veracode (2022-present)
•Appfire (2022-present)
•Savage x Fenty (2021-2024)
•BeyondTrust Corporation (formerly Bomgar Corporation) (2014-2016)

Education
•B.S. in Finance from Florida Atlantic University •M.B.A. from the University of Miami

David Henshall	Skills and Qualifications Provided to Our Board
Age: 57 Independent Director Since: 2024 Lead Independent Director Since: 2025
•Robust management and board-level experience overseeing value-maximizing outcomes for shareholders, including successful company sales and take-private transactions at Citrix Systems, Inc., LogMeIn, Inc., New Relic, Inc., Everbridge, Inc., HashiCorp Inc., and Aspen Technology, Inc.
•Extensive leadership experience at scaled technology and software companies, including as President and Chief Executive Officer of publicly traded Citrix Systems, Inc.
•Considerable public company board and corporate governance experience, including on the boards of technology and software companies.
•Deep financial and accounting expertise, including service as Chief Financial Officer of Citrix Systems, Inc. and Rational Software Corp.
•Significant experience leading digital and process transformation within the CFO office.
•Operational leadership experience, including as Chief Operating Officer of Citrix Systems, Inc.
•Expertise in strategy and financial management, including qualifying as a “financial expert” under applicable SEC rules.

Committees:	Professional Experience Highlights
Compensation Nominating and Corporate Governance Strategic Committee (Chair)
•Private investor (2022-present)
•Citrix Systems, Inc., a cloud computing and virtualization technology company: Advisor (2021-2022), President and Chief Executive Officer (2017-2021), Chief Operating Officer and Chief Financial Officer (2014-2017), Executive Vice President and Chief Financial Officer (2011-2014), Senior Vice President, and Chief Financial Officer (2003-2011)
•Rational Software Corporation, a software company acquired by IBM Corporation: Chief Financial Officer and Treasurer (1998-2003)

Other Public Company Boards

•GitLab Inc. (2025-present)
•Aspen Technology, Inc. (2024-2025)
•HashiCorp, Inc. (2022-2025)
•Everbridge, Inc. (2022-2024)
•New Relic, Inc. (2020-2023)
•Citrix Systems, Inc. (2017-2021)
•GoTo Group, Inc. (formerly LogMeIn, Inc.) (2017-2020)

Other Relevant Boards
•Presidio, Inc. (2025-present) •Feedzai, Inc. (2022-present)
Education
•B.S. in Business Administration from the University of Arizona •M.B.A. from Santa Clara University

Therese Tucker	Skills and Qualifications Provided to Our Board
Age: 64 Director Since: 2001
•Unique and unparalleled vision, expertise, and perspective as BlackLine’s founder.
•Deeply involved in shaping the Company’s long-term strategic direction and technology.
•Extensive leadership experience in the finance and technology industry.
•Operational insight and expertise gained as BlackLine’s Chief Executive Officer.
•Broad experience in sales, marketing, and product development, overseeing innovation across the product portfolio, including the launch of BlackLine’s Studio360 platform and advancement of industry-leading AI capabilities.
•Unmatched knowledge of the Company’s customer base and product line, enabling targeted product innovation and effective market engagement.
•A significant stockholder of BlackLine, owning approximately eight percent of outstanding shares, with interests tightly aligned with those of long-term stockholders.

Committees:	Professional Experience Highlights
None
•BlackLine, Inc.: Founder (2001-present), Co-Chief Executive Officer (2023-2025), Executive Chair of the Board (2021-2023), and Chief Executive Officer (2001-2021)
•SunGard Treasury Systems, Inc. and SunGard Trading Systems, Inc., providers of software solutions and information technology services: Chief Technology Officer (1997-2001)

Other Relevant Boards
•California Community Foundation (2014-2024)
Education
•B.S. in Computer Science and Mathematics from University of Illinois at Urbana-Champaign

Continuing Directors

Saranga Balaji	Skills and Qualifications Provided to Our Board
Age: 63 Independent Director Since: 2025
•Extensive leadership experience at a global professional services firm, including as Global CEO of Deloitte’s Global Consulting and Advisory businesses.
•More than 30 years of experience scaling global technology businesses and leading enterprise transformation.
•Deep expertise in strategy and ecosystem partnerships across AI, cloud, cybersecurity, and SaaS businesses.
•Significant experience driving profitable growth, large-scale change, and go-to-market execution with large and emerging technology companies.
•Broad board and committee experience, including audit and risk, compensation, governance, strategy, and technology.

Committees:	Professional Experience Highlights
Technology and Cybersecurity
•Private investor (2024-present)
•Deloitte Touche Tohmatsu Limited, Global Consulting and Advisory Businesses: Global CEO (2016-2024), various executive leadership roles in US Consulting Advisory (2008-2016), and various Technology, Media, Telecom leadership roles (1996-2008)
•CBS Inc., acquired by DXC Technology, a global IT services company: Technology and Telecom Practice Leader (1989-1996)

Other Relevant Boards
•1touch.io (2025-present) •Endava PLC, Global Advisory Board (2025-present) •CarltonOne Engagement Corporation (2024-present) •Cprime, Inc. (2024-present)
Education
•B.A. in Chemical Engineering from Annamalai University •M.S. in Computer Science and Automation from the Indian Institute of Science

Camille Drummond	Skills and Qualifications Provided to Our Board
Age: 57 Independent Director Since: 2024
•Extensive financial and accounting expertise at BP p.l.c., a global, FTSE 10 company.
•Significant experience leading process transformation within the CFO office.
•Experience leading large-scale organizational and digital transformation to drive bottom line growth and value at one of the world’s largest companies.
•Well-versed in leading business process modernization.
•A qualified accountant with expertise in strategy and financial management.
•Qualifies as an “audit committee financial expert” under applicable SEC rules

Committees:	Professional Experience Highlights
Audit Technology and Cybersecurity
•BP p.l.c., an integrated energy business with operations globally: Senior Vice President for Finance, Business and Technology (2025-present), Senior Vice President for Global Business Services (2018-2025), Head of Group Planning and Performance (2016-2018), Global Head of Trading Business Services (2014-2016), Chief Financial Officer of European Gas and Power trading business (2011-2014), Senior Finance Officer (2009-2011), Chief of Staff to Group Deputy CFO (2007-2009), and various finance roles (1989-2007)

Education
•M.B.A. from Henley Management College

Storm Duncan	Skills and Qualifications Provided to Our Board
Age: 56 Independent Director Since: 2026
•Three decades of experience in the technology industry, including significant M&A expertise and operational leadership as a technology company Chief Executive Officer.
•Strong background in identifying, analyzing, negotiating, and closing complex transformative strategic transactions as well as growth capital raises.
•Board and operational leadership experience in numerous technology companies, advising technology development and operations, including as a board member, investor, or strategic advisor to software and AI companies, such as Sundrop (sold to Mercury), Automatic, Anthropic, Blockstream, Dataminr and Guideline (sold to Gusto).
•Deep experience advising on landmark M&A transactions across the software and internet sectors, including serving as a strategic advisor to Google on its acquisitions of DoubleClick and YouTube, and the sale of Sun (including MySQL and Java) to Oracle, among others.

Committees:	Professional Experience Highlights
Nominating and Corporate Governance Strategic Committee
•Ignatious, a leading technology-focused M&A advisory firm specializing in artificial intelligence, software and fintech: Founder and Chief Executive Officer (2022-present)
•Jefferies, a global investment bank and financial services company: Global Head, Managing Director (2016-2022)
•DwellAware, a real-estate technology company: Co-Founder and Chief Executive Officer (2013-2016)
•Essess, Inc., a clean-technology and enterprise software company: Chief Executive Officer (2011-2013)
•Credit Suisse, a global investment bank and financial services company: Managing Director, Global Head of Technology Mergers and Acquisitions, Senior Advisor (1998-2012)
•Lehman Brothers, a global investment bank and financial services firm: Vice President (1996-1999)
•PaineWebber, a full-service brokerage and investment banking firm: Associate (1994-1996)

Education
•B.A. in Political Science and American Studies from Yale University •M.B.A. in Finance from the University of Michigan

Gregory Hughes	Skills and Qualifications Provided to Our Board
Age: 63 Independent Director Since: 2025
•Extensive experience leading global enterprise software companies, including as Chief Executive Officer of Veritas Technologies, culminating in a merger of its data protection business with Cohesity.
•Significant operational, strategic, and financial leadership experience across large-scale technology organizations and high-growth software businesses.
•Deep expertise in enterprise software, cloud infrastructure, data management, and cybersecurity.
•Strong background in value creation, transformation, M&A, and growth initiatives through senior leadership roles at private equity firms and portfolio companies.
•Board and governance experience at technology companies, including publicly traded LogMeIn, Inc. and Art Technology Group, Inc. as well as Cohesity, Inc., Denodo Technologies, Serena Software, Inc., VeloBit, Inc., and Huawei Symantec Technologies Co.

Committees:	Professional Experience Highlights
Compensation Strategic Committee
•Francisco Partners Operating Partners, technology investment firm: Senior Operating Partner (2026-present)
•Private investor (2024-2025)
•Veritas Technologies LLC, a multi-cloud data management company: Chief Executive Officer (2018-2024), Executive Vice President of Global Services (2003-2005)
•HGGC LLC, a middle-market private equity firm: Executive Director (2017-2018)
•Serena Software, Inc., software company that provides IT management products to enterprises: Chief Executive Officer (2013-2016)
•Silver Lake Partners, a global private investment firm: Operating Partner (2011-2014)
•Symantec Corporation, global provider of security, storage, and systems management solutions: President of Enterprise Product Group (2009-2010), Chief Strategy Officer (2008-2009), President of Global Services (2005-2008)
•McKinsey & Company, strategy and management consulting firm: Partner (1993-2003)
•Granite MicroSystems, Inc., provider of customized computer-based solutions to medical, industrial and security markets: Co-Founder and Chief Executive Officer (1988-1991)

Other Public Company Boards
•GoTo Group, Inc. (formerly LogMeIn, Inc.) (2011-2017) •Art Technology Group, Inc. (2010-2011)
Other Relevant Boards

•Cohesity, Inc. (2024-present)
•Denodo Technologies (2021-2025)
•OpenText (formerly Serena Software, Inc.) (2012-2016)
•Western Digital (formerly VeloBit, Inc.) (2012-2013)
•Huawei Technologies Co., Ltd (formerly Huawei Symantec Technologies Co.) (2008-2009)

Education
•B.S./M.S. in Electrical Engineering and Computer Science from the Massachusetts Institute of Technology •M.B.A. from Stanford University

Megan Prichard	Skills and Qualifications Provided to Our Board
Age: 41 Independent Director Since: 2026
•Significant experience working with companies in disruptive technologies and high-growth industries.
•Extensive experience in scaling and commercializing new technologies within innovative, high-growth industries, demonstrated through leadership roles at Uber and Cruise.
•Significant operational and strategic leadership experience in launching and scaling new products and business lines in complex, regulated markets.
•Expertise in go-to-market, product commercialization, and navigating the operational challenges of scaling disruptive technologies on a global level.

Committees:	Professional Experience Highlights
Compensation Technology and Cybersecurity
•Uber, a global mobility and technology platform providing ride-hailing and delivery services: Global Premium and New Verticals (2026-present), Head of U.S. Mobility (2025-2026), Head of Product Launch Operations and General Manager, Uber Air (2020-2020), Regional General Manager, West JUMP Scooters (2018-2019) and General Manager, Uber West Rides (2016-2018)
•Cruise, an AI and autonomous vehicles technology company: VP of Commercialization (2021-2024)
•Ford Motor Company, a global automobile manufacturer company: Global Head of Autonomous Ridesharing (2021-2021)
•McKinsey & Company, a global management consulting firm: Engagement Manager (2011-2016)
•JustMovedHere.com, a social networking and city guide website designed to facilitate the moving process: Founder and Chief Executive Officer (2007-2008)
•Redstone Strategy Group, a management consulting firm: Analyst (2006-2007)

Education
•B.A. in Economics from Yale University •J.D. from the University of Southern California

Brunilda Rios	Skills and Qualifications Provided to Our Board
Age: 60 Independent Director Since: 2023
•Extensive financial and accounting expertise, including as Vice President, Corporate Accounting of publicly traded Dell Technologies.
•Broad-ranging experience leading digital and process transformation within the CFO office.
•Facilitated widespread adoption of AI technology at Dell Technologies.
•Extensive management experience in the technology industry.
•Oversaw the merger and integration of Dell Technologies and EMC Corporation in 2016.
•Expertise in strategy and financial management.
•Qualifies as an “audit committee financial expert” under applicable SEC rules

Committees:	Professional Experience Highlights
Audit (Chair) Nominating and Corporate Governance
•Dell Technologies, a leading technology and IT solutions company: Chief Accounting Officer (2020-2025), Senior Vice President Global Revenue (2018-2020), Vice President Corporate Accounting (2016-2018), Executive Director – Corporate Accounting and Reporting (2005-2016), and Dell Financial Services, Corporate and Treasury Accounting Manager (2000-2005)

Education
•B.S. in Accounting and Finance from the University of Puerto Rico

Owen Ryan	Skills and Qualifications Provided to Our Board
Age: 63 Director Since: 2018 Chair of the Board Since: 2023
•Significant strategic leadership experience, including as President and Chief Executive Officer of BlackLine.
•Deep financial and accounting expertise.
•Public company board and corporate governance experience.
•Certified public accountant.
•Expertise in strategy and operational and financial management, overseeing the implementation of a new go-to-market strategy at BlackLine focused on a unified enterprise offering for the CFO office, while driving margin expansion.
•Comprehensive knowledge of the Company’s customer base and product line, enabling targeted product innovation and effective market engagement.
•Qualifies as an “audit committee financial expert” under applicable SEC rules.

Committees:	Professional Experience Highlights
None
•BlackLine, Inc.: Chief Executive Officer and Chairman (2023-present), Co-Chief Executive Officer (2023-2025)
•Geller Advisors LLC, a provider of strategic advisory and wealth management services: Chief Executive Officer (2019-2022)
•Geller & Company, LLC, a provider of outsourced CFO and technology services: Chief Strategy Officer (2018-2022) and Managing Principal (2018-2022)
•AEGIS Insurance Services, Inc., a mutual insurance company: Chief Executive Officer and President (2016-2017)
•Deloitte Advisory, Deloitte and Touche LLP’s Risk Advisory practice: Chief Executive Officer and Managing Partner as well as various other roles (1985-2016)

Other Public Company Boards
•Lincoln National Corp. (2023-present)
Education
•B.S. in Business Administration from New Jersey City University •M.B.A. from Columbia University

Sophia Velastegui	Skills and Qualifications Provided to Our Board
Age: 50 Independent Director Since: 2020
•Extensive expertise in business, product leadership, product development, AI, data strategy, and engineering in the technology sector.
•Significant strategic leadership, operational, and management experience, driving enterprise transformation, go-to-market execution, and growth initiatives at AI, software, and technology companies.
•Deep expertise in AI, data strategy, and applied technology, including in the development and deployment of advanced AI capabilities, generative AI, and enterprise software architectures.
•Extensive cybersecurity knowledge and experience.

Committees:	Professional Experience Highlights
Audit Technology and Cybersecurity (Chair)
•Velastegui Ventures LLC: Chief Executive Officer (2020-present)
•National Artificial Intelligence Advisory Committee of the U.S. National Science Foundation, an independent federal agency that supports science and engineering: Member (2023-present)
•Aptiv PLC, an automotive technology company: Senior Vice President and Chief Product Officer (2022-2024)
•Microsoft Corporation, a software and technology company: Chief Technology Officer, AI in Business Applications (2020-2022) and GM of AI Products and Search (2017-2020)
•Doppler Labs, Inc., an audio technology company: Chief Product Officer (2017)
•Nest Labs, Inc., a home automation specialist company that was acquired by Google: Head of Silicon/Architecture Roadmap (2015-2017) and Senior Manager of Silicon/Architecture Roadmap (2014-2015)

Other Relevant Boards
•Georgia Tech College of Engineering (2024-present) •U.S. National Science Foundation (2023-present) •World Economic Forum’s Global Future Council (2018-2022)
Education
•B.S. in Mechanical Engineering from Georgia Institute of Technology •M.S. in Mechanical Engineering from the University of California at Berkeley

Dr. Barbara Whye	Skills and Qualifications Provided to Our Board
Age: 58 Independent Director Since: 2021
•Seasoned Human Capital Management Executive with a proven track record of driving workplace development.
•Spearheaded employee retention initiatives while leading large global teams.
•25 years of leadership experience in the technology industry.
•Led and oversaw strategy development for large-scale, enterprise-wide initiatives at Intel Corporation and Apple Inc.
•Extensive experience advancing companies by developing, engaging, and empowering employees.
•In-depth knowledge of the technology sector and corporate strategy.
•Expert in AI, with a PhD in Artificial Intelligence and Ethics, focused on practical AI applications in Human Resources and strategies to leverage AI to enhance equitable talent practices and mitigate AI risks in the technology sector.

Committees:	Professional Experience Highlights
Nominating and Corporate Governance (Chair)
•Private investor (2024-present)
•Apple Inc., a consumer electronics and technology company: Vice President of Inclusion and Diversity (2021-2024)
•Intel Corporation, a semiconductor chip and technology company: Chief Diversity and Inclusion Officer and Corporate Vice President of Social Impact (2017-2021), Director of Strategy and External Alliances (2015-2017), Director of Diversity in Technology Initiative (2015), Director of Global Strategic Initiatives (2009-2015), and Business Operations and Talent Manager (1997-1999)

Education

•B.S. in Electrical Engineering from the University of South Carolina (USC)
•M.B.A. from USC’s Darla Moore School of Business
•PhD in Artificial Intelligence (AI) and Ethics from the School of Future of Innovation in Society at Arizona State University

Mika Yamamoto	Skills and Qualifications Provided to Our Board
Age: 53 Independent Director Since: 2019
•C-suite experience at publicly traded global technology companies, including serving as Chief Customer and Marketing Officer at Freshworks Inc., Chief Customer Engagement and Marketing Officer at F5 Networks, Inc., and Chief Digital Marketing Officer at SAP SE.
•Significant expertise in enterprise, mid-market and SMB sales, support, and marketing in the software industry.
•Helped several industry leaders build their brands, including cloud technology and blue-chip enterprise tech companies.
•More than 20 years of channel, strategy, and operations experience at leading global organizations.
•Expertise in data analysis and trend interpretation to drive customer engagement at leading technology companies.
•In-depth knowledge of the technology sector and software-as-a-service, with a focus on scaling cloud and subscription growth.

Committees:	Professional Experience Highlights
Compensation (Chair)
•Freshworks Inc., a cloud-based customer service software company: Chief Customer and Marketing Officer (2023-2025)
•F5 Networks, Inc., an enterprise network monitoring and technology company: Chief Customer Engagement and Marketing Officer (2019-2023)
•Marketo, Inc., an Adobe Company: Global President of Marketo (2018) and then SVP and General Manager of Marketo at Adobe after it was acquired (2018-2019)
•SAP SE, an enterprise business application company: Chief Digital Marketing Officer (2017-2018) and Chief Marketing Officer of SMB (2016-2017)
•Amazon.com, Inc., a retail and cloud computing company: Head of Marketing and Merchandising - Amazon Books (2015-2016)
•Drumroll, a brand experience agency: Growth Officer and Strategist (2013-2015)

Education
•B.A. in Commerce, Economics and Marketing from Queen’s University

Director Not Continuing

Thomas Unterman	Skills and Qualifications Provided to Our Board
Age: 81 Independent Director Since: 2010
•Substantial experience as an investment professional, including as founder of venture capital firm Rustic Canyon Partners, and with more than 20 years of experience investing in and advising growth companies.
•Public company executive leadership experience, including as former Executive Vice President and Chief Financial Officer of The Times Mirror Company.
•Board-level experience as a director of private technology companies.
•Deep institutional knowledge of the Company, including as former Lead Independent Director.
•Expertise in strategy and operational and financial management

Committees:	Professional Experience Highlights
Compensation Nominating and Corporate Governance
•Private investor (2024-present)
•Rustic Canyon Partners, an early-stage venture capital investment firm: Founding partner (1999-2024)
•Times Mirror Company, a newspaper publishing company that was acquired by Tribune Co.: Executive Vice President and Chief Financial Officer (1992-1999)
•Morrison & Foerster, an international law firm: Attorney (1986-1992)
•Orrick, Herrington & Sutcliffe LLP, an international law firm: Attorney (1969-1986)

Other Relevant Boards
•Various Rustic Canyon Partners portfolio companies •Various civil rights and other charitable nonprofit organizations
Education
•B.A. from the Woodrow Wilson School of Public Affairs at Princeton University •J.D. from the University of Chicago
Board Structure
We understand the importance of having a board comprised of talented people with the highest integrity and the necessary skills and qualifications to oversee our business. Our Board is strong in its vision for the Company and its ability to oversee our strategy and exercise its business judgment to benefit our stockholders.

BOARD COMPOSITION
New Independent Directors in the Last 5 years	9
Average Director Tenure	3.84 years
Average Director Age	59
Number of Female Directors	7

Summary of Director Experience and Qualifications
Our Nominating and Corporate Governance Committee regularly evaluates the overall skill set of our Board. Below is a summary of the primary experience, qualifications and skills that our director nominees and continuing directors bring to the Board. This summary is not intended to be an exhaustive list of each director’s skills or contributions to the Board. The biographies of our continuing directors and director nominees describe each director’s background and relevant experience in more detail. All information is as of March 11, 2026.

Capability	Description	Number of Directors
Cybersecurity	Deep insight into cybersecurity infrastructure, prioritization, and risk	9
SaaS Operations Leadership	Experience growing successful SaaS companies, strong knowledge of the operating model, evolution, and scaling of SaaS businesses	10
Investment	Experience creating long-term value through investment, acquisitions, and growth strategies	11
Executive Experience	Experience as a functional leader at a large, complex, global company	14
Modern Cloud Technologist	Deep knowledge in technology architecture, including SaaS, cloud-based platforms, integrated solutions, and customer data journey	11
Sales	Experience building global sales capability for cloud services and enterprise software	10
Marketing	Marketing and brand-building capability in rapidly changing industries, including new markets and opportunities for innovation and disruption	12
Finance	Financial expert with expertise in financial strategy, accounting, and reporting	10
People and Compensation	Expertise in aligning company culture, performance, reward, and talent with strategy, as well as remote and flexible work strategies	12
Governance, Risk and Compliance	Experience in public company corporate governance, privacy, compliance, policy, activism, and creating long term sustainable value	12
Artificial Intelligence or Emerging Tech	Deep knowledge or experience in pioneering and scaling artificial intelligence, machine learning, or other emerging technologies to drive innovation and product strategy	9
Governance Highlights
We believe strong corporate governance is essential to driving sustainable, long-term value. Our governance framework is proactively designed to be responsive to our stockholders, align with the interests of our key stakeholders, and ensure a high degree of accountability from our Board and executive management. By fostering a culture of transparency and integrity, we provide a clear structure for ethical conduct and effective risk oversight. Some highlights of our governance program include:

•Highly independent Board (12 of 14 directors)	•Annual Board and committee evaluations
•Chief Executive Officer and Chair of the Board, and Lead Independent Director roles held by different individuals	•Frequent executive sessions of independent directors
•Ongoing Board refreshment - seven new directors added in the two-year period from March 2024 to March 2026, and recent rotation of Lead Independent Director role	•Board composition reflects well-rounded range of backgrounds, experiences, skills, and tenure
•100% independent committees	•Robust stock ownership guidelines for directors and executive officers
•Ongoing executive officer succession planning	•Clawback Policy for executive officers
•Highly engaged Board oversight of critical risk areas	•Annual advisory vote to approve executive officer compensation
•Continuing director education	•Robust shareholder engagement

Director Independence
Our Board believes that it should consist of a substantial majority of independent directors and has undertaken a review of its composition and the independence of each director. The Board has determined that, except for Mr. Ryan and Ms. Tucker, each of the other twelve current directors is independent within the meaning of the listing rules of Nasdaq. In addition, our Board has undertaken a review of the members of its committees serving as of March 13, 2026, and has determined that:
•Mr. Davidson, Ms. Drummond, Ms. Rios, and Ms. Velastegui satisfy the enhanced independence standards for Audit Committee members established by applicable SEC and Nasdaq rules.
•Mr. Henshall, Mr. Hughes, Ms. Prichard, Mr. Unterman, and Ms. Yamamoto satisfy the enhanced independence standards for Compensation Committee members established by applicable SEC and Nasdaq rules.
•Mr. Duncan, Mr. Henshall, Ms. Rios, Mr. Unterman, and Dr. Whye satisfy the independence standards for Nominating and Corporate Governance Committee members established by applicable Nasdaq rules.
There are no family relationships among any of our directors or executive officers.
Corporate Governance Guidelines
Our corporate governance guidelines establish the governance framework within which our Board conducts its business and fulfills its responsibilities (the “Corporate Governance Guidelines”). These guidelines are available online at our Investor Relations website at http://investors.blackline.com. The Board regularly reviews our Corporate Governance Guidelines in light of legal and regulatory requirements, evolving best practices, and other developments, and approves updates as appropriate.
Code of Business Conduct and Ethics
Our Board has adopted a written code of business conduct and ethics that applies to all of our employees, officers, and directors, including our CEO, Chief Financial Officer, and other executive and senior financial officers. The full text of our code of business conduct and ethics is available on the corporate governance section of our website, which is located at http://investors.blackline.com. We intend to disclose any amendments to our code of business conduct and ethics, or waivers of its requirements, on our website or in filings under the Exchange Act. We are committed to maintaining high standards of financial integrity, open communication, and a workplace environment where employees can raise concerns free of harassment, discrimination or retaliation. We maintain a formal whistleblower policy which describes the means by which employees, directors, and officers can report suspected violations of our code of business conduct and ethics. Reports of suspected violations may be made directly to human resources or the legal department, or through our reporting hotline, which allows anonymous reporting where permitted by law. Retaliation is strictly prohibited under both our code of business conduct and ethics and our whistleblower policy.
Ethical Use of AI
Our Code of Conduct reflects our commitment to use AI responsibly. At BlackLine, we recognize the transformative power of AI and are committed to its ethical and responsible development and deployment. Our AI Management System is ISO 42001 certified, providing a rigorous framework that ensures AI deployment remains transparent, accountable, and aligned with our corporate values. Our dedication to privacy and security is equally important. We safeguard the information entrusted to us by our customers through a robust security infrastructure, which is consistently validated against a suite of internationally recognized standards, including ISO 27001, ISO 27017, ISO 27018, ISO 27701, and SOC 1/2. By integrating high-standard governance with effective Board-level oversight, we mitigate emerging risks and reinforce the trust that defines our relationships with customers, partners, shareholders, and employees.
Board Leadership Structure
Our Board has adopted Corporate Governance Guidelines (see above under “Corporate Governance Guidelines” for further information) that provide that there will at all times be a majority of independent directors on the Board, as defined by the applicable Nasdaq rules. The guidelines further provide that if the Board does not have an independent Chair, then a Lead Independent Director will be appointed by the Board, which we believe strengthens our governance and the independent role of the Board.
Chair of the Board
Mr. Ryan was appointed Chair of the Board in January 2023 as part of a planned succession of Board leadership. At the time of his appointment, Mr. Ryan was an independent director and therefore the Board did not appoint a Lead Independent

Director. When Mr. Ryan was appointed Co-Chief Executive Officer (“Co-CEO”) in March 2023, he was no longer an independent director, and accordingly the Board again appointed a Lead Independent Director. Effective October 1, 2025, Ms. Tucker transitioned from her role as Co-CEO to Founder and Mr. Ryan became sole CEO and continued as Chairman of the Board. The role of the Lead Independent Director is described below. The Chair of the Board determines the agenda and presides over the meetings of the Board and may also call special meetings of the Board. The Chair of the Board also has the power to call special meetings of stockholders, to preside over meetings of the stockholders, and to perform such other duties as may be requested by the Board. The Board believes that having a strong strategic leader as Chair of the Board is important and enables the Board to best oversee and support the strategic direction of the Company.
Lead Independent Director
Mr. Unterman was appointed as Lead Independent Director in March 2023, a position he served in until August 1, 2025. Effective August 1, 2025, the Board named Mr. Henshall as Lead Independent Director, replacing Mr. Unterman, who has continued to serve on our Board and as a member of our Board’s Compensation Committee and Nominating and Corporate Governance Committee. Mr. Henshall has served on our Board since 2024 and is a member of our Compensation Committee, our Nominating and Corporate Governance Committee, and is the Chair of our Strategic Committee. Mr. Henshall has extensive experience as a public company executive and has extensive public company board and corporate governance experience. Mr. Henshall has advised our senior management in key areas and provided independent oversight in his roles on various committees. Mr. Henshall brings continuity to our Board and has been appointed as Lead Independent Director due to his experience as a strong independent leader.
The Lead Independent Director has authority to call meetings of the independent directors, determines the agenda and presides over such meetings, and also facilitates discussion among the independent directors on key issues and concerns outside of formal meetings of the Board. The Lead Independent Director collaborates with the Chair and management regarding Board agendas and materials in advance of meetings, serves as a liaison between the independent directors and the non-independent directors, and briefs the CEO on input arising from executive sessions. In addition, the Lead Independent Director engages with the stockholders and other stakeholders of the Company as requested and performs such other responsibilities as the majority of the independent directors may determine from time to time.
The Board believes that this leadership structure, coupled with a strong emphasis on Board independence, provides effective independent oversight of management while allowing both the Board and management to benefit from Mr. Ryan's leadership and years of experience in the technology industry, as well as his deep knowledge of the Company, its strategies, opportunities and risks from his current role as CEO. We believe the expertise of Mr. Ryan and Mr. Henshall serving in Board leadership roles and Mr. Ryan as CEO, together with the outside experience, oversight, and expertise of our independent directors, allows for different perspectives and facilitates effective strategy development that benefits our stockholders. This structure enables Mr. Ryan to act as the key link between the Board and other members of management. Further, the Board believes that Mr. Ryan’s combined role enables decisive leadership in management and on the Board, ensures strategic and operational direction, and enhances the Company's ability to communicate its message and strategy clearly and consistently to its stockholders, employees, customers, and partners. At this time, the Board believes that stockholders are best served by this leadership structure.
Role of Board in Risk Oversight Process
Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, legal and compliance, and reputational. We have designed and implemented processes to manage risk in our operations, including longer-term risks as well as near-term risks and potential business continuity risks. Management is responsible for the day-to-day management of risks the Company faces, while our Board, as a whole and assisted by its committees, has responsibility for the oversight of risk management. Our Board reviews strategic and operational risk in the context of discussions, question and answer sessions, and reports from the management team at each regular Board meeting, receives reports on all significant committee activities at each regular Board meeting, and evaluates the risks inherent in significant transactions. In its assessment of risks and risk management, our Board and its committees consult with outside advisors, including the Company's independent auditors, legal counsel and the compensation consultant engaged by the Compensation Committee.
Our Board committees assist our Board in fulfilling its oversight responsibilities as further described below.
The Audit Committee assists our Board in fulfilling its oversight responsibilities with respect to oversight of risk assessment and risk management generally, and specifically in the areas of internal control over financial reporting and disclosure controls and procedures, and legal and regulatory compliance. The Audit Committee oversees our internal control environment and evaluates the effectiveness of our internal controls at least annually. Supplementing these processes, the Audit

Committee regularly meets in executive session with our Vice President of Internal Audit and representatives of our independent registered public accounting firm, and as needed with other members of management.
Our Nominating and Corporate Governance Committee assists our Board in fulfilling its oversight responsibilities with respect to risks relating to our corporate governance practices, the independence of the Nominating and Corporate Governance Committee and potential conflicts of interest, as well as our policies and practices with regard to environmental, social, and governance (“ESG”) matters. In addition, as part of its oversight of the composition of our Board, our Nominating and Corporate Governance Committee takes into account the Company's business, risks, and strategies to determine the appropriate expertise needed on our Board.
Our Compensation Committee assesses risks relating to our executive compensation plans and arrangements, and whether our compensation policies and programs have the potential to encourage excessive risk taking.
Our Technology and Cybersecurity Committee assists our Board in fulfilling its oversight responsibilities with respect to risks relating to the Company’s information security, cybersecurity, data privacy, and disaster recovery capabilities. Our Technology and Cybersecurity Committee oversees our AI management system as well as risks related to our deployment of AI.
Our Strategic Committee is an independent strategic committee of convenience of the Board that has oversight over the risks to the Company’s stockholder engagement strategies and potential business combination transactions.
Our Board believes its current leadership structure supports the risk oversight function of the Board. In particular, our Board believes that our Lead Independent Director and our majority of independent directors provide a well-functioning and effective balance to the members of executive management on our Board. Further, our Board and Compensation Committee review and discuss with management matters related to compensation and benefits, business conduct and compliance, and executive succession planning. During 2025, the Board and its committees also reviewed and discussed with management on a regular basis, the impact of fluctuating macroeconomic trends on BlackLine’s operations, as well as management’s strategies and initiatives to respond to and mitigate adverse impacts of economic uncertainty, such as economic risk and risks related to longer sales cycles.
Board Meetings and Committees
During our fiscal year ended December 31, 2025, our Board held sixteen meetings (including regularly scheduled and special meetings), and each director attended at least 75% of the aggregate of (i) the total number of meetings of our Board held during the period for which he or she has been a director and (ii) the total number of meetings held by all committees of our Board on which he or she served during the periods when he or she served. We do not have a formal policy regarding attendance by members of our Board at Annual Meeting, but we strongly encourage our directors to attend. A majority of the then-serving directors attended our 2025 Annual Meeting.
Our Board has established a standing Audit Committee, a standing Compensation Committee, a standing Nominating and Corporate Governance Committee, a standing Technology and Cybersecurity Committee, and a Strategic Committee (as a committee of convenience of the Board). Each of the committees has the composition and the responsibilities described below. All information below is as of March 11, 2026.
Audit Committee
Our Audit Committee consists of Mr. Davidson1, Ms. Drummond, Ms. Rios, and Ms. Velastegui, with Ms. Rios serving as Chair. Each of Mr. Davidson, Ms. Drummond and Ms. Rios, is considered an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K promulgated under the Securities Act of 1933, as amended (the “Securities Act”) and all members of the Audit Committee are financially literate.
Our Audit Committee oversees our corporate accounting and financial reporting process and assists our Board in monitoring our financial systems and our legal and regulatory compliance. Our Audit Committee also:
•oversees the work of our independent registered public accounting firm (“independent auditors”) and our internal control functions;
•approves the hiring, discharging, and compensation of our independent auditors;
•approves engagements of the independent auditors to render any audit or permissible non-audit services;
1 Mr. Davidson joined our Audit Committee in May 2025.

•reviews the qualifications, independence, and performance of our independent auditors;
•reviews the scope of the annual audit;
•reviews our financial statements and reviews our critical accounting policies and estimates;
•reviews the adequacy and effectiveness of our internal controls;
•reviews and discusses with management and our independent auditors the results of our annual audit and our quarterly financial statements;
•oversees our liquidity needs and borrowing requirements;
•reviews our investment policy and performance;
•reviews our risk assessment and risk management processes;
•establishes procedures for receiving, retaining, and investigating complaints received by us regarding accounting, internal accounting controls or audit matters; and
•reviews and approves related-party transactions under Item 404 of Regulation S-K.
Our Audit Committee operates under a written charter approved by our Board and that satisfies the applicable rules and regulations of the SEC and Nasdaq listing rules. The charter is available on our website at http://investors.blackline.com. Our Audit Committee held five meetings during 2025.
Compensation Committee
Our Compensation Committee consists of Mr. Henshall, Mr. Hughes2, Ms. Prichard3, Mr. Unterman, and Ms. Yamamoto, with Ms. Yamamoto serving as Chair.
Our Compensation Committee oversees our corporate compensation programs. Our Compensation Committee also:
•reviews and recommends policies relating to compensation and benefits of our officers and employees;
•reviews and approves corporate goals and objectives relevant to the compensation of our Chief Executive Officer and other senior officers;
•evaluates the performance of our officers in light of established goals and objectives;
•recommends compensation of our officers based on its evaluation;
•oversees the Company's efforts to promote employee engagement and talent development;
•administers our equity compensation plans; and
•makes recommendations regarding non-employee director compensation to the full Board.
Our Compensation Committee operates under a written charter approved by our Board and that satisfies the applicable rules and regulations of the SEC and Nasdaq listing rules. The charter is available on our website at http://investors.blackline.com. Our Compensation Committee held eight meetings during 2025.
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee consists of Mr. Duncan4, Mr. Henshall5, Ms. Rios6, Mr. Unterman, and Dr. Whye, with Dr. Whye serving as Chair.
Our Nominating and Corporate Governance Committee oversees and assists our Board in reviewing and recommending nominees for election as directors. Our Nominating and Corporate Governance Committee also:
2 Mr. Hughes joined our Compensation Committee in July 2025.
3 Ms. Prichard joined our Compensation Committee in March 2026.
4 Mr. Duncan joined our Nominating and Corporate Governance Committee in March 2026.
5 Mr. Henshall joined our Nominating and Corporate Governance Committee in May 2025.
6 Ms. Rios joined our Nominating and Corporate Governance Committee in November 2025.

•evaluates and makes recommendations regarding the organization and governance of the Board and its committees;
•assesses the performance of members of the Board and makes recommendations regarding committee and Chair assignments;
•recommends desired qualifications for Board membership and conducts searches for potential members of the Board;
•reviews and makes recommendations with regard to our corporate governance guidelines;
•approves our committee charters;
•oversees compliance with our code of business conduct and ethics;
•oversees our programs relating to corporate responsibility and sustainability;
•contributes to succession planning;
•reviews actual and potential conflicts of interest of our directors and officers other than related-party transactions reviewed by our Audit Committee; and
•oversees the Board self-evaluation process.
Our Nominating and Corporate Governance Committee operates under a written charter approved by our Board and that satisfies the applicable rules and regulations of the SEC and Nasdaq listing rules. The charter is available on our website at http://investors.blackline.com. Our Nominating and Corporate Governance Committee held six meetings in 2025.
Technology and Cybersecurity Committee
Our Technology and Cybersecurity Committee consists of Mr. Balaji7, Mr. Davidson8, Ms. Drummond, Ms. Prichard9, and Ms. Velastegui, with Ms. Velastegui serving as Chair.10
Our Technology and Cybersecurity Committee assists the Board in fulfilling its responsibilities with respect to the oversight of the Company’s senior technology management team for major technology-related projects, initiatives and investments and the Company’s information security program, including data security, data privacy and AI governance and related controls. The Technology and Cybersecurity Committee also, in coordination with the Audit Committee, oversees risk related to the quality and effectiveness of the Company’s information security, data privacy, and disaster recovery capabilities. The Technology and Cybersecurity Committee also:
•periodically reviews and endorses the Company’s comprehensive technology and AI strategy roadmap, ensuring alignment with the Company’s long-term business objectives, competitive positioning, and risk appetite;
•appraises and reviews the financial, strategic, and operational benefits of proposed major technology-related projects, including AI-related projects, and their impact on the Company’s performance, growth, and competitive position;
•appraises and reviews the progress of major technology-related projects and initiatives, including AI-related initiatives, including reviewing measures utilized by the Company to track progress, outcomes, and competitive positioning, and monitoring key performance indicators and return on investment to ensure they are delivering the expected value;
•makes recommendations to the Board with respect to technology-related projects, initiatives, and investments that require Board approval, including recommendations as to scope, direction, quality, investment level, and execution of the Company’s technology strategies;
•periodically reviews with the Company’s senior technology management team trends in technology, applications, and systems that relate to or affect the Company’s technology strategy or programs;
•periodically reviews management’s strategies for attracting, developing, and retaining key talent with expertise in AI, cybersecurity, and other critical technology areas;
7 Mr. Balaji joined our Technology and Cybersecurity Committee in June 2025.
8 Mr. Davidson joined our Technology and Cybersecurity Committee in May 2025.
9 Ms. Prichard joined our Technology and Cybersecurity Committee in March 2026.
10 Ms. Rios served as a member of our Technology and Cybersecurity Committee until November 2025.

•oversees the establishment and implementation of a robust risk management and ethical framework for AI, addressing potential risks including, but not limited to, data privacy, model bias, intellectual property, security vulnerabilities, and compliance with emerging AI-related laws and regulations;
•oversees and assesses the Company’s cybersecurity threat landscape, and the quality and effectiveness of the Company’s information security programs, including data security, data privacy, incident response, and disaster recovery plans, through regular reports from senior management;
•in coordination with the Audit Committee, reviews with management and oversees any course of action with respect to potential and actual breach incidents;
•reviews with management the Company’s compliance with applicable information security, data protection, privacy, and AI governance laws and industry standards;
•reviews and advises on the Company’s policies and practices regarding the sourcing, quality, and governance of data used for training and deploying AI systems;
•consults with the Audit Committee regarding technology systems and processes that relate to or affect the Company’s internal control systems;
•refers to the Audit Committee any matters relevant for its consideration, including those relating to internal controls over financial reporting, risk assessment, and disclosure obligations; and
•performs such other duties as the Technology and Cybersecurity Committee or the Board determines are necessary to oversee the effectiveness of the Company’s technology.
Our Technology and Cybersecurity Committee operates under a written charter approved by our Board. In February 2026, the Technology and Cybersecurity Committee’s charter was amended to provide specific oversight responsibility with respect to AI governance. The charter is available on our website at http://investors.blackline.com. Our Technology and Cybersecurity Committee held four meetings in 2025.
Strategic Committee
In September 2024, our Board formed a strategic committee (the “Strategic Committee”) comprised of independent directors. The current members of the Strategic Committee are Mr. Davidson, Mr. Duncan, Mr. Henshall, and Mr. Hughes, with Mr. Henshall serving as Chair. The Strategic Committee is a committee of convenience and its primary purposes are to (i) evaluate, consider, and review the Company’s stockholder engagement plan and strategies, and, as appropriate, make recommendations to the Board for approval of corporate actions and other matters related to stockholder engagement matters and (ii) explore, evaluate, review, negotiate, and, as appropriate, make recommendations to the Board regarding potential business combination or strategic transactions involving the Company. The Strategic Committee operates under a written charter approved by our Board that is posted on our investor relations website at http://investors.blackline.com. Directors do not receive compensation for their service on the Strategic Committee.
Compensation Committee Interlocks and Insider Participation
During 2025, our Compensation Committee was comprised of Mr. Henshall, Mr. Hughes, Mr. Unterman, Mr. Wagner11, and Ms. Yamamoto. None of the members of our Compensation Committee that served during the last completed fiscal year was, during such fiscal year, an officer or employee of the Company. None of our executive officers currently serves, or in the past year has served, as a member of the Board or Compensation Committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.
Identification and Evaluation of Director Nominees
Our Board believes the fresh perspectives brought by newer directors are critical for a forward-looking and strategic-minded Board when appropriately balanced with the deep understanding of our business provided by longer-serving directors. Accordingly, we have maintained a deliberate mix of new and longer-tenured directors on the Board, and the Nominating and Corporate Governance Committee is focused on maintaining an optimal mix of tenures, backgrounds, skills, and perspectives.
In its evaluation of director candidates, including the members of the Board eligible for re-election, our Nominating and Corporate Governance Committee considers the current size and composition of the Board, the needs of the Board and its
11 Mr. Wagner served as a member of our Board, Compensation Committee, Nominating and Corporate Governance Committee, Technology and Cybersecurity Committee, and Strategic Committee until the date of the 2025 Annual Meeting, when he did not stand for re-election.

respective committees, the directors nominated or designated in accordance with the Stockholders’ Agreement, if applicable, and the desired Board qualifications, expertise, and characteristics, including such factors as business experience, industry knowledge, and skill sets. Our Nominating and Corporate Governance Committee may consider such factors as differences in professional background, education, skill, and other individual characteristics, qualities, and attributes that contribute to the total mix of viewpoints and experience represented on the Board. Our Nominating and Corporate Governance Committee has engaged an executive search firm to assist in identifying and recruiting potential candidates for membership on our Board.
Our Nominating and Corporate Governance Committee evaluates each individual in the context of the membership of the Board as a group, with the objective of having a group that can best contribute to the success of the business and represent stockholder interests with high character and integrity, and the exercise of sound judgment using its background and experience in various areas.
In determining whether to recommend a director for re-election, our Nominating and Corporate Governance Committee also considers the director’s past attendance at meetings, participation in and contributions to the activities of the Board and the Company, and other qualifications and characteristics determined by the Board. Each director must ensure that other existing and anticipated future commitments do not materially interfere with his or her service as a director. In connection with evaluating recommendations for nomination for re-election, director tenure is also considered. In addition, our Nominating and Corporate Governance Committee assesses tenure of committee chairs as part of the annual Board evaluation process described below.
After completing its review and evaluation of director candidates, our Nominating and Corporate Governance Committee will recommend a director nominee for selection by our Board. Our Board has the final authority in determining the selection of director candidates for nomination to our Board.
Director Orientation and Board Education
Our director orientation program is designed to familiarize new directors with our company, industry, culture, and policies in an effort to optimize their service on the Board. New directors receive orientation materials that provide them with important information about BlackLine, our Board, and the general roles and responsibilities of directors of publicly traded companies. Each new director is also invited to meet with our executives and other key members of senior management to gain a deeper understanding of BlackLine’s business and operations.
We recognize the benefit of continuing education for our directors — especially in the areas presenting the most critical risks to BlackLine. Our executives, other key members of senior management, and outside experts, as appropriate, routinely present at Board and committee meetings on topics impacting BlackLine, including emerging risks, industry trends, technological developments, and competitive challenges. We have provided director education on evolving areas such as cybersecurity and AI, allowing our directors to build upon their existing skills and expertise while gaining a better understanding of new challenges and opportunities facing our business. We encourage continuing director education programs and reimburse directors who attend external continuing director education programs for fees and related expenses.
Annual Board Evaluations
The Board annually evaluates the performance of the Board and its committees. Our Nominating and Corporate Governance Committee reviews self-assessment questionnaires to evaluate the performance of individual members.
The Board recognizes the importance of regularly evaluating its performance to ensure that the Board and its committees operate effectively and efficiently. The evaluations allow each director to assess the processes, structure, composition, and effectiveness of the Board and of each committee on which he or she sits, as well as their own contributions.
The annual evaluation process involves each director completing a written questionnaire pertaining to the Board and each applicable committee. Each director also completes an individual self-assessment, allowing him or her to reflect on their own contributions. The results of the questionnaires are anonymized and the responses are reviewed, analyzed, and reflected upon by the Nominating and Corporate Governance Committee and then discussed by the Board and each committee. Board and committee policies and practices are revised as appropriate based on the results of the evaluation.
Stockholder Outreach
Our Board values stockholder input and remains committed to meaningful engagement with the investment community. Through regular stockholder engagement, we learn more about our stockholders’ perspectives and gather their feedback on our strategy, performance, governance, compensation and other topics. Our engagement helps our Board and leadership team understand the issues that matter to stockholders, so that we can address them effectively.

Stockholder Recommendations and Nominations to Our Board
A stockholder that wants to recommend a candidate for election to the Board should direct the recommendation in writing by letter to the Company, attention of our Chief Legal and Administrative Officer, at BlackLine, Inc., 21300 Victory Boulevard, 12th Floor, Woodland Hills, California 91367. Such recommendation should include the candidate’s name, home and business contact information, detailed biographical data and relevant qualifications, a signed letter from the candidate confirming willingness to serve, information regarding any relationships between us and the candidate, and evidence of the recommending stockholder’s ownership of our stock. Such recommendation should also include a statement from the recommending stockholder in support of the candidate, particularly within the context of the criteria for Board membership. We do not have a formal policy regarding the consideration of director candidates recommended by stockholders, but subject to the foregoing, our independent directors will consider candidates recommended by stockholders in the same manner as candidates recommended from other sources. Our independent directors have discretion to decide which individuals to recommend for nomination as directors. Our Board has the final authority in determining the selection of director candidates for nomination to our Board.
A stockholder that wants to nominate a person directly for election to the Board at an Annual Meeting must meet the deadlines and other requirements set forth in our Bylaws, and the rules and regulations of the SEC. Any notice of director nomination submitted must include the additional information required by Rule 14a-19(b) under the Exchange Act. Please see the section entitled “Stockholder Proposal Deadlines for 2027 Annual Meeting” in this proxy statement for more information.
Agreements Related to Our Board
Stockholders’ Agreement
In connection with our initial public offering, we entered into an Amended and Restated Stockholders’ Agreement with Silver Lake Sumeru Fund, L.P., Silver Lake Technology Investors Sumeru, L.P., Iconiq Strategic Partners, L.P., ICONIQ Strategic Partners-B, L.P., Iconiq Strategic Partners Co-Invest, L.P., BL Series and Iconiq Strategic Partners Co-Invest, L.P., BL2 Series, Therese Tucker and Mario Spanicciati (together, the “Stockholder Parties”), dated as of October 27, 2016 (or the “Stockholders’ Agreement”). Pursuant to the Stockholders’ Agreement, only Ms. Tucker continues to beneficially own a sufficient number of shares to designate a designee on our Board. Ms. Tucker will continue to be entitled to membership on our Board for so long as she continues to hold 5% or more of the issued and outstanding common stock (the “Designation Threshold”) as of the Ownership Measurement Date (as defined in the Stockholder Agreement); provided, however, that if Ms. Tucker ceases to be employed by the Company for any reason and she beneficially owns less than the Designation Threshold, she will be required to immediately tender her resignation from our Board effective only upon acceptance by our Board, and our Board may, in its sole discretion, accept or reject such resignation. If our Board rejects the resignation, Ms. Tucker will continue to have the right to be designated for membership on our Board; provided that our Board will have the right, by unanimous vote of the other directors (excluding Ms. Tucker), to require her resignation from our Board if our Board determines such resignation would be in the best interests of the Company, regardless of the number of shares of common stock held by Ms. Tucker. The affiliates of each of the Stockholder Parties who continue to hold shares have agreed to vote their shares in favor of Ms. Tucker.
Agreement with Engaged Capital
On March 9, 2026, we entered into a cooperation letter agreement (the “Cooperation Agreement”) with Engaged Capital, LLC, and certain other parties (collectively, “Engaged Capital”). The Agreement includes provisions regarding various matters agreed amongst the parties thereto, including but not limited to the appointment of two new directors, procedures for determining replacements for the newly appointed directors, voting commitments, “standstills” restricting certain conduct and activities during the periods specified in the Cooperation Agreement, non-disparagement, and certain other items that are addressed in the Cooperation Agreement. A description of the Cooperation Agreement and a copy thereof are included in a Form 8-K filed with the SEC on March 10, 2026. Pursuant to the Cooperation Agreement, Storm Duncan was appointed to our Board with a term beginning on March 11, 2026, and pursuant to the Cooperation Agreement, he was appointed to the Nominating and Corporate Governance Committee effective March 11, 2026. Also, pursuant to the Cooperation Agreement, Megan Prichard was appointed to our Board with a term beginning on March 11, 2026, and pursuant to the Cooperation Agreement, she was appointed to the Compensation Committee and the Technology and Cybersecurity Committee effective March 11, 2026.
Communications with the Board
Stockholders may communicate with our non-management directors through our Chief Legal and Administrative Officer at BlackLine, Inc., 21300 Victory Boulevard, 12th Floor, Woodland Hills, California 91367. Our Chief Legal and Administrative Officer will, in consultation with appropriate directors as necessary, review incoming stockholder communications and decide whether a response to any stockholder or interested party communication is necessary.

This procedure does not apply to (i) communications to non-management directors from our officers or directors who are stockholders or (ii) stockholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (“Exchange Act”), which are discussed further in the section entitled “Stockholder Proposal Deadlines for 2027 Annual Meeting” in this proxy statement.
Director Stock Ownership Guidelines
In February 2020, the Compensation Committee and the Nominating and Corporate Governance Committee recommended, and our Board approved, stock ownership guidelines for our directors. Under these guidelines, each director is expected to attain minimum levels of stock ownership equal to 4x the director’s annual cash retainer for service on our Board (not including any additional fees received for committee service or serving as a Chair of a committee). The value for purposes of satisfying this requirement is the 90-day trailing average of the closing price of our common stock as of the last trading day of the fiscal year prior to the compliance date. Directors have until the later of February 2025 or, if applicable, the fifth anniversary of the date they join our Board to attain the requisite level of ownership. If a director does not achieve the minimum level of ownership by the director’s compliance date, then 50% of the after-tax value of the director’s exercised options or vested time-based restricted stock units (“RSUs”) will be retained until the minimum level of ownership for the director is met. As of December 31, 2025, all of our non-employee directors were in compliance with the stock ownership requirements under the guidelines.
Insider Trading Compliance Policy and Practices
We have adopted insider trading policies and procedures that govern the purchase, sale, and other dispositions of our securities by ourselves, directors, officers, or employees that are reasonably designed to promote compliance with insider trading laws, rules and regulations, and any applicable listing standards (our “Insider Trading Compliance Policy”). Our Insider Trading Compliance Policy prohibits all our employees, including our named executive officers, and the members of our Board from engaging in derivative securities transactions, including hedging, with respect to our common stock and from pledging our securities as collateral or holding our securities in a margin account. A copy of our Insider Trading Compliance Policy was filed as Exhibit 19 to our 2024 Form 10-K filed with the Securities and Exchange Commission on February 21, 2025. We also maintain guidelines for entering into a pre-arranged trading plan pursuant to Rule 10b5-1 of the Exchange Act. It is BlackLine’s practice to comply with all applicable laws when engaging in transactions in BlackLine’s securities.
Sustainability and Corporate Citizenship at BlackLine
BlackLine is committed to advancing sustainable business practices that create long-term stakeholder value. We leverage global standards and frameworks to drive a holistic sustainability strategy that addresses the environmental, social, and governance topics most material to our business.
Our strategy is anchored by a robust governance structure with direct oversight from our Board. The Nominating and Corporate Governance Committee provides general oversight of our corporate responsibility and sustainability programs, ensuring our ESG strategy aligns with our corporate values.
Environmental Stewardship
We are dedicated to environmental stewardship and minimizing the impact of our operations. We contribute to sustainability by occupying energy-efficient workplaces, and we have implemented programs to reduce consumption and waste, including enhanced recycling and composting. We are committed to transparency regarding our carbon footprint, aligning our reporting with globally recognized standards and establishing the yearly practice of performing a Greenhouse Gas Inventory, which provides a platform for planning sustainability goals and reporting on our progress toward them. The inventory, which includes Scopes 1, 2, and 3 of the GHG protocol, enables BlackLine to engage with several customer-requested ESG reporting platforms, including EcoVadis and CDP.
Social Impact and Human Capital
Our people are central to our success. We invest in their growth through robust training and development resources and are committed to fair and equitable compensation practices. We foster a culture of belonging through employee-led resource groups and open communication. Furthermore, we encourage our employees to be a force for good in their communities, supporting their efforts through a corporate matching gift program and by providing paid time off for volunteer activities.
Governance and Ethics

We believe governance is the foundation of a sustainable business. Our cybersecurity, privacy, and ethics programs are designed to protect our stakeholders’ interests and build trust. We have a Code of Business Conduct and Ethics that applies to all employees, officers, and directors, and we provide regular training to ensure a culture of integrity.
For a comprehensive review of our initiatives, metrics, and alignment with frameworks such as the Sustainability Accounting Standards Board (SASB), the Global Reporting Initiative (GRI), and the Task Force on Climate-Related Financial Disclosures (TCFD), please see our Sustainability Report on our website; it offers valuable insights into our progress and long-term commitments.

COMPENSATION OF NON-EMPLOYEE DIRECTORS
Outside Director Compensation Policy
Members of our Board who are not employees are eligible for compensation under our Outside Director Compensation Policy, adopted in 2016 in connection with our initial public offering. Mr. Ryan, our CEO, and Ms. Tucker, our Founder, do not receive compensation under our Outside Director Compensation Policy at any time they are serving as employees of the Company.
The Outside Director Compensation Policy was developed in consultation with Compensia, Inc. (“Compensia”), an independent compensation consulting firm. Compensia provided recommendations and competitive non-employee director compensation data and analysis. Our Board considered and discussed these recommendations and data, and considered the specific duties and committee responsibilities of particular directors. Our Board adopted Compensia’s recommendations when it approved our Outside Director Compensation Policy, which we believe provides our non-employee directors with reasonable and appropriate compensation that is commensurate with the services they provide and competitive with compensation paid by our peer group companies to their non-employee directors.
The Compensation Committee periodically reviews the type and form of compensation paid to our non-employee directors, which includes a market assessment and analysis by Compensia. As part of this analysis, Compensia reviews non-employee director compensation trends and data from companies comprising the same executive compensation peer group used by the Compensation Committee in connection with its review of executive compensation.
Under our Outside Director Compensation Policy as in effect for fiscal year 2025, non-employee directors received compensation in the form of equity and cash, as described below:
Cash Compensation
During fiscal year 2025, each non-employee director was eligible to receive the following annual cash retainers for certain Board and/or committee service12:

Board/Committee	Member ($)
Board	40,000
Audit Committee	10,000
Compensation Committee	7,500
Technology and Cybersecurity Committee	5,000
Nominating and Corporate Governance Committee	4,000
Each non-employee director serving as Lead Independent Director or a committee Chair was eligible to receive the following additional cash retainers13:
Chair of the Board: $43,00014
Lead Independent Director: $30,000
Audit Committee Chair: $20,000
Compensation Committee Chair: $15,000
Technology and Cybersecurity Committee Chair: $10,000
Nominating and Corporate Governance Committee Chair: $8,000
All cash payments to non-employee directors are paid quarterly in arrears on a prorated basis.
Equity Compensation
Non-employee directors are eligible to receive all types of equity awards (except incentive stock options) under our 2016 Equity Incentive Plan (“2016 Plan”), or the applicable equity plan in place at the time of grant, including discretionary awards not covered under our Outside Director Compensation Policy. All grants of awards under our Outside Director Compensation Policy are automatic and nondiscretionary.
12 Members of our Strategic Committee do not receive any additional compensation for their service on the Strategic Committee.
Members of the Strategic Committee will be reimbursed for any out-of-pocket expenses incurred by such member in connection with such member’s service on the committee in accordance with the Company’s usual practice.
13 The Chair of our Strategic Committee does not receive any additional compensation for his or her service as Chair of the Strategic Committee.
14 This amount is not currently applicable because an employee director serves as Chair of the Board.

Initial Award
During fiscal year 2025, upon joining our Board, a newly-elected non-employee director would receive an initial equity award having a grant date fair value equal to $200,000 multiplied by a fraction, (1) the numerator of which is (x) 12 minus (y) the number of full months between the date of the last Annual Meeting and the date the individual becomes a member of the Board and (2) the denominator of which is 12 (rounded to the nearest whole share) (“Initial Award”). The Initial Award was comprised of time-based RSUs. The Initial Award is granted on the date on which such person first becomes a non-employee director.
Subject to the terms of the policy, the Initial Award vests as to 100% of the shares subject thereto upon the earlier of the one-year anniversary of the grant date or the day prior to our next Annual Meeting, subject to the individual’s continued service through the applicable vesting date. An employee director who ceases to be an employee but remains a director will not receive an Initial Award.
Annual Award
On the date of our Annual Meeting, each non-employee director automatically was granted an equity award having a grant date value equal to $200,000 (“Annual Award”) subject to such individual continuing to be an outside director. The Annual Award was comprised of RSUs. Subject to the terms of the policy, each Annual Award vests as to 100% of the shares subject thereto upon the earlier of the one-year anniversary of the grant date or the day prior to our next Annual Meeting occurring after the grant date, subject to the individual’s continued service through the applicable vesting date.
The grant date value of all equity awards granted under our Outside Director Compensation Policy is determined in accordance with accounting principles generally accepted in the United States of America.
Any award granted under our Outside Director Compensation Policy will fully vest in the event of a change in control, as defined in our 2016 Plan, provided that the individual remains a director through such change in control.
Recent Changes to Outside Director Compensation Policy
In the first quarter of fiscal year 2026, as part of a regular review of our Outside Director Compensation Policy, and in consultation with our independent compensation consultant, the Board approved amendments to the Outside Director Compensation Policy to increase the annual cash retainers for non-employee directors serving on the Nominating and Corporate Governance Committee. Effective as of January 1, 2026, each non-employee director who serves on the Nominating and Corporate Governance Committee is eligible to receive an annual cash retainer of $5,000, or in the case of the chair of the Nominating and Corporate Governance Committee, an annual cash retainer of $10,000.

Director Compensation Table
The following table provides information regarding compensation of our non-employee directors for service as directors, for the year ended December 31, 2025. The Company reimburses each outside director’s reasonable, customary, and properly documented travel expenses to attend Board meetings.

Name	Fees Earned or Paid in Cash($)(1)	Option Awards ($)	Stock Awards ($)(2)		Total ($)
Saranga Balaji(6)	24,725	—	183,317	(4)	208,042
Scott Davidson(7)	41,725	—	233,303	(3)	275,028
Camille Drummond(8)	54,417	—	199,977	(3)	254,394
Storm Duncan(9)	—	—	—		—
David Henshall(10)	62,566	—	199,977	(3)	262,543
Gregory Hughes(11)	20,652	—	166,656	(5)	187,308
Megan Prichard(12)	—	—	—		—
Brunilda Rios(13)	64,886	—	199,977	(3)	264,863
Thomas Unterman(14)	69,027	—	199,977	(3)	269,004
Sophia Velastegui(15)	60,000	—	199,977	(3)	259,977
William Wagner(16)	19,679	—	—		19,679
Barbara Whye(17)	48,000	—	199,977	(3)	247,977
Mika Yamamoto(18)	55,000	—	199,977	(3)	254,977
Amit Yoran(19)	408	—	—		408
_________________
(1)The amount shown reflects an annual cash retainer for such director’s service as a member of our Board and, if applicable, Lead Independent Director, Chair of our Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee or Technology and Cybersecurity Committee, or membership on our Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, or Technology and Cybersecurity Committee.
(2)RSUs are shown at their aggregate grant date fair value in accordance with authoritative accounting guidance on stock compensation. The fair value of each RSU is measured based on the closing price of our common stock on the date of grant.
(3)Mr. Davidson, Ms. Drummond, Mr. Henshall, Ms. Rios, Mr. Unterman, Ms. Velastegui, Dr. Whye, and Ms. Yamamoto were each awarded RSUs covering 3,776 shares of our common stock on May 8, 2025. 100% of the shares subject to the RSUs will vest upon the earlier of May 8, 2026 or the day prior to our next Annual Meeting, subject to each of their continued services with us through such date.
(4)Upon joining our Board on June 13, 2025, Mr. Balaji was awarded RSUs covering 3,391 shares of our common stock. 100% of the shares subject to the RSUs will vest upon the earlier of the one-year anniversary of the grant date or the day prior to our next Annual Meeting occurring after the grant date, subject to his continued service with the Company through such date.
(5)Upon joining our Board on July 25, 2025, Mr. Hughes was awarded RSUs covering 2,976 shares of our common stock. 100% of the shares subject to the RSUs will vest upon the earlier of the one-year anniversary of the grant date or the day prior to our next Annual Meeting occurring after the grant date, subject to his continued service with the Company through such date.
(6)Mr. Balaji held 3,391 RSUs as of December 31, 2025.
(7)Upon joining our Board on March 14, 2025, Mr. Davidson was awarded RSUs covering 668 shares of our common stock. 100% of the shares subject to the RSUs vested on May 7, 2025. Mr. Davidson held 3,776 RSUs as of December 31, 2025.
(8)Ms. Drummond held 3,776 RSUs as of December 31, 2025.
(9)Upon joining our Board on March 11, 2026, Mr. Duncan was awarded RSUs covering 922 shares of our common stock. 100% of the shares subject to the RSUs will vest upon the earlier of the one-year anniversary of the grant date or the day prior to our next Annual Meeting occurring after the grant date, subject to his continued service with the Company through such date. Mr. Duncan did not hold any RSUs as of December 31, 2025.
(10)Mr. Henshall held 3,776 RSUs as of December 31, 2025.
(11)Mr. Hughes held 2,976 RSUs as of December 31, 2025.
(12)Upon joining our Board on March 11, 2026, Ms. Prichard was awarded RSUs covering 922 shares of our common stock. 100% of the shares subject to the RSUs will vest upon the earlier of the one-year anniversary of the grant date or the day prior to our next Annual Meeting occurring after the grant date, subject to her continued service with the Company through such date. Ms. Prichard did not hold any RSUs as of December 31, 2025.
(13)Ms. Rios held 3,776 RSUs as of December 31, 2025.
(14)Mr. Unterman held 3,776 RSUs as of December 31, 2025.
(15)Ms. Velastegui held 3,776 RSUs as of December 31, 2025.
(16)Mr. Wagner served as director and as a member of our Compensation Committee, Nominating and Corporate Governance Committee, Technology and Cybersecurity Committee, and Strategic Committee until the date of the 2025 Annual Meeting, when he did not stand for re-election. Mr. Wagner did not hold any RSUs as of December 31, 2025.
(17)Dr. Whye held 3,776 RSUs as of December 31, 2025.
(18)Ms. Yamamoto held 3,776 RSUs, and stock options to purchase a total of 766 shares of our common stock as of December 31, 2025.
(19)Reflects the compensation paid to Mr. Yoran prior to his death in January 2025. Mr. Yoran did not hold any RSUs as of December 31, 2025.

PROPOSAL NUMBER 1
ELECTION OF CLASS I DIRECTORS
Our Board is currently comprised of 14 directors and is divided into three staggered classes of directors. Immediately following the election of directors at the Annual Meeting, the size of the Board will be reduced to 13 members. At the Annual Meeting, three Class I directors will be elected to our Board by the holders of our common stock to succeed the same class whose term is then expiring. Each director’s term continues until the expiration of the term for which such director was elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal.
Nominees for Director
Our Nominating and Corporate Governance Committee has recommended to our Board, and upon such recommendation, our Board has nominated, Mr. Davidson, Mr. Henshall and Ms. Tucker for re-election as Class I directors at the Annual Meeting. Mr. Davidson and Mr. Henshall are standing for election by stockholders for the first time. If elected, Mr. Davidson, Mr. Henshall and Ms. Tucker will serve as Class I directors until the 2029 Annual Meeting and until their respective successors are duly elected and qualified, or until earlier death, resignation or removal. Our Board believes that each director nominee is highly qualified. For more information concerning the nominees, please see the section entitled “Board of Directors and Corporate Governance.”
Mr. Davidson, Mr. Henshall and Ms. Tucker have agreed to serve as directors if elected, and management has no reason to believe that they will be unavailable to serve. If a nominee is unable or declines to serve as a director at the time of the Annual Meeting, proxies will be voted for any nominee who may be proposed by our Nominating and Corporate Governance Committee and designated by the present Board to fill the vacancy.
Board Recommendation
Our Board recommends a vote “FOR” the election to the Board of Scott Davidson, David Henshall, and Therese Tucker as Class I directors.

PROPOSAL NUMBER 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
Our Audit Committee has appointed PwC as our independent registered public accounting firm for the year ending December 31, 2026. During 2025, PwC served as our independent registered public accounting firm.
Notwithstanding its appointment and even if our stockholders ratify the appointment, our Audit Committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of the Company and its stockholders. Our Audit Committee is submitting the appointment of PwC to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. If the appointment is not ratified by our stockholders, our Audit Committee may consider whether it should appoint another independent registered public accounting firm. A representative of PwC is expected to be telephonically present at the virtual Annual Meeting, where he or she will be available to respond to appropriate questions and, if he or she desires, to make a statement.
Fees Paid to the Independent Registered Public Accounting Firm
The following table presents the aggregate fees billed for professional audit services and other services rendered to us by PwC for our fiscal years ended December 31, 2025 and 2024.

	Fiscal Year Ended
	2025	2024
Audit Fees(1)	$2,816,780	$2,894,219
Audit-related Fees	—	—
Tax Fees(2)	122,000	88,384
All Other Fees	2,000	2,000
Total Fees	$2,940,780	$2,984,603
_________________
(1)“Audit Fees” consist of professional services rendered in connection with the audit of our consolidated financial statements and review of our quarterly condensed consolidated financial statements and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years. Fees for 2024 also included fees billed for professional services rendered in connection with our Form S-8 registration statement filed in February 2025. Fees for 2025 also included fees billed for professional services rendered in connection with our Form S-8 registration statement filed in February 2026.
(2)“Tax Fees” consist of fees for professional services for tax compliance, tax advice, and tax planning.
Auditor Independence
In 2025, there were no other professional services provided by PwC that would have required our Audit Committee to consider their compatibility with maintaining the independence of PwC.
Audit and Non-Audit Services Pre-Approval Policy
Our Audit Committee has established a policy governing our use of the services of our independent registered public accounting firm. Under this policy, our Audit Committee (or its delegate) may pre-approve services to be performed by our independent registered public accounting firm without consideration of specific case-by-case services or may require the specific pre-approval of the committee, in either case, in order to ensure that the provision of such services does not impair the public accountants’ independence. All fees paid to PwC for our fiscal years ended December 31, 2025 and 2024 were pre-approved by our Audit Committee.
Board Recommendation
Our Board recommends a vote “FOR” the ratification of the appointment of PwC as our independent registered public accounting firm for the year ending December 31, 2026.
Audit Committee Report
BlackLine’s management is responsible for (i) establishing and maintaining internal controls and (ii) preparing BlackLine’s consolidated financial statements. BlackLine’s independent registered public accounting firm, PwC, is responsible for performing an independent audit of BlackLine’s consolidated financial statements and BlackLine’s internal control over financial reporting in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”), and to issue a report thereon. It is the responsibility of the Audit Committee to oversee these activities. It is not the responsibility of the Audit Committee to prepare BlackLine’s financial statements. These are the fundamental responsibilities of management. In the performance of its oversight function, the Audit Committee has:
•reviewed and discussed the audited financial statements for fiscal year 2025 with the management of BlackLine and PwC;
•discussed with PwC the matters required to be discussed by the applicable requirements of the PCAOB; and
•received the written disclosures and the letter from PwC as required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with PwC that firm’s independence.
Based on the Audit Committee’s review of the audited financial statements and the various discussions with management and PwC, the Audit Committee recommended to the Board that the audited financial statements be included in our annual report on Form 10-K for the fiscal year ended December 31, 2025, for filing with the SEC. The Audit Committee has also appointed PwC as the Company’s independent registered public accounting firm for the year ending December 31, 2026.
The Audit Committee
Brunilda Rios (Chair)
Scott Davidson
Camille Drummond
Sophia Velastegui
This Audit Committee report shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or to the liabilities of Section 18 of the Exchange Act, and shall not be deemed incorporated by reference into any prior or subsequent filing by BlackLine under the Securities Act or the Exchange Act, except to the extent BlackLine specifically requests that the information be treated as “soliciting material” or specifically incorporates it by reference.

PROPOSAL NUMBER 3
ADVISORY NON-BINDING VOTE TO APPROVE THE COMPENSATION OF
NAMED EXECUTIVE OFFICERS
Our Board is asking Company stockholders to cast an advisory, non-binding vote to approve the compensation of our named executive officers during 2025 as disclosed in this proxy statement in accordance with the requirements of Section 14A of the Exchange Act. This Proposal gives our stockholders the opportunity to express their views on the design and effectiveness of our executive compensation program.
Advisory Vote on Compensation of Named Executive Officers
We believe that BlackLine’s compensation philosophy and program, as described below in the “Compensation Discussion and Analysis” section of this proxy statement, are effective in achieving our goals, and that the executive compensation reported in this proxy statement is appropriate, competitive, and aligned with our 2025 results. The compensation program for our named executive officers is focused on pay-for-performance principles. The program is designed to attract, motivate, and retain executive officers in a competitive market for executive talent, reward them with more than base salary if and to the extent BlackLine achieves challenging financial performance goals, and align the officers’ interests with the interests of our stockholders to create long-term shareholder value, while at the same time avoiding the encouragement of excessive risk taking.
For a more detailed discussion of our compensation philosophy, objectives, principles, and programs, we strongly encourage our stockholders to review this proxy statement, and in particular the information contained in the “Compensation Discussion and Analysis” section below and in the compensation tables and narrative that follow it in the “Executive Compensation” section of this proxy statement.
The vote on executive compensation is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers described in this proxy statement.
Our Board believes that it is in the best interests of the Company and our stockholders to approve the 2025 compensation of our named executive officers, thereby encouraging them to remain in the Company’s employ and more closely align their interests with those of our stockholders.
Board Recommendation
Our Board recommends an advisory non-binding vote “FOR” the proposal to approve the compensation of our named executive officers.

PROPOSAL NUMBER 4
STOCKHOLDER PROPOSAL REGARDING BOARD DECLASSIFICATION
Tensile Capital Management LP (“Tensile”), on behalf of Tensile Capital Partners Master Fund LP, has indicated that it holds sufficient shares of the company stock to meet the requirements of Rule 14a-8, and intends to submit the following proposal and supporting statement to a vote at the Annual Meeting, which is included below exactly as it was submitted:
Stockholder Proposal
RESOLVED that the stockholders of BlackLine, Inc. (the “Company”) urge the Board of Directors of the Company (the “Board”) to promptly take all necessary actions to declassify the Board so that directors are elected on an annual basis starting at the next Annual Meeting of stockholders. Such declassification shall be completed in a manner that does not affect the unexpired terms of the previously elected directors.
Supporting Statement
Corporate Governance
We believe the annual election of all directors encourages Board accountability to stockholders and establishes stronger incentives for directors to meaningfully contribute to improving company performance and stockholder value. It is our view that a classified board protects incumbent directors, impedes accountability for overall performance, and serves as an unnecessary anti-takeover device. Currently, the Board is divided into three classes each serving three-year terms.
The evidence shows that stockholders and institutional investors share our view that an annually-elected board is a pillar of good corporate governance. In 2025, for instance, stockholder proposals urging for declassifications received 74% average stockholder support, according to a Sullivan & Cromwell LLP study.1
Accountability and Performance
We also believe the Company's performance has been disappointing, as it has underperformed the NASDAQ composite by 29.3%, 116.1%, and 146.6% over the last one, three and five years, respectively.2 Moreover, the Company’s revenue growth has slowed from 22.8% in 2022 to an estimated 7.1% in 2025.3
These problems have not gone unnoticed by stockholders. At the Company’s 2025 annual meeting, despite running unopposed, the four nominees received between 8.8% and 24.6% withhold votes.4
For a greater voice in the Company's corporate governance and to increase the accountability of the Board, we urge you to vote “FOR” this proposal.
_____________________
1 Sullivan & Cromwell, “2025 Proxy Season Review: Part 1”, August 11, 2025.
2 As of November 21, 2025, per Bloomberg (with dividends reinvested in the index).
3 2025 revenue growth per the midpoint of guidance as provided in the Company's Q3 2025 earnings press release, dated November 6, 2025.
4 Calculated as the number of Withhold votes divided by the total number of For and Withhold votes.
Response of the Company
The Board has carefully considered this proposal, and, although it does not support or agree with all of the assertions in the supporting statement, the Board has determined to recommend that stockholders vote “FOR” this proposal.
From time to time, the Board evaluates its governance practices to ensure that its approach is consistent with the best interests of the Company and its stockholders. As a result of these evaluations, our Board considered the benefits of the current classified board structure, such as providing continuity and stability of the Board, encouraging directors to take a longer-term perspective in the management of the business and affairs of the Company, reducing our vulnerability to coercive takeover tactics, and enhancing the independence of non-management directors by providing them with a longer term of office and insulating them against pressure from management or special interest groups.
The Company has an active stockholder engagement program, with over 300 meetings occurring in 2025. In these meetings, some of our investors expressed a desire to see our governance practices evolve away from a classified board structure. We take stockholder feedback seriously, and the Board is committed to listening to, and learning from, stockholder sentiment. As a result of these conversations, and the Board’s continued evaluation of the best interests of the Company and its stockholders, the Board is recommending that our stockholders vote “FOR” this proposal.

Should the proposal receive majority stockholder support at the Annual Meeting, the Board intends to seek stockholder approval for a proposal to amend the Company’s certificate of incorporation to provide for phased-in Board declassification at the Company’s 2027 Annual Meeting of Stockholders.
The approval of this proposal would not automatically eliminate our classified board structure. In order to eliminate the classified board structure, the Board would need to recommend a formal amendment to our certificate of incorporation. In accordance with our certificate of incorporation, that amendment would then need to be approved at a subsequent meeting of stockholders by the required stockholder vote. Therefore, if this proposal is approved, the Board will treat that approval as a recommendation by our stockholders that the Board initiate this amendment process in connection with our 2027 Annual Meeting of Stockholders. Notwithstanding the approval of this proposal, the Board always reserves the right to act in what it believes is the best interests of the Company and its stockholders.
Board Recommendation
Our Board recommends a vote “FOR” the stockholder proposal regarding the declassification of our Board.

EXECUTIVE OFFICERS
The following table provides information regarding our executive officers as of March 11, 2026:

Name	Age	Position
Owen Ryan	63	Chief Executive Officer and Chair of the Board
Therese Tucker	64	Founder and Director
Patrick Villanova	48	Chief Financial Officer
Jimmy Duan	63	Chief Customer Officer
Karole Morgan-Prager	63	Chief Legal and Administrative Officer
Jeremy Ung	43	Chief Technology Officer
Stuart Van Houten	59	Chief Commercial Officer
For Mr. Ryan’s biography, see “Continuing Directors.” For Ms. Tucker’s biography, see “Nominees for Director.”
Patrick Villanova has served as our Chief Financial Officer since March 2025. Mr. Villanova served as our Chief Accounting Officer from March 2019 to March 2025 and Corporate Controller/Principal Accounting Officer from November 2015 to March 2019. Prior to joining us, Mr. Villanova served in various roles at PricewaterhouseCoopers LLP, including senior manager from September 2007 to October 2015. Mr. Villanova is a Certified Public Accountant and holds a B.A. in Accounting & Computer Applications from the University of Notre Dame.
Jimmy Duan has served as our Chief Customer Officer since May 2024. Prior to joining us, Mr. Duan served as Executive Vice President & Chief Customer Officer for Medallia, Inc., a cloud experience management company, from February 2019 to May 2024. Before joining Medallia, Inc., he served as Executive Vice President and Chief Technology Officer at Callidus Software, Inc., a global sales performance management company, from December 2012 until February 2019, and prior to that, as Senior Vice President from October 2008 until November 2012. Mr. Duan holds a Ph.D. in Industrial & Systems Engineering from Virginia Tech and an undergraduate degree from Central South University.
Karole Morgan-Prager has served as our Chief Legal and Administrative Officer since October 2016, as our Secretary since August 2015, and as our Chief Legal Officer from May 2015 to October 2016. In October 2025, Ms. Morgan-Prager’s role was expanded to include leadership of Corporate Development and Strategy. Prior to joining us, Ms. Morgan-Prager served as General Counsel and Corporate Secretary of The McClatchy Company, a newspaper and internet publisher, from July 1995 to May 2015. She was named Vice President of The McClatchy Company in May 1998 and Vice President, Corporate Development in May 2012. From November 1992 to June 1995, Ms. Morgan-Prager served as Associate General Counsel for The Times Mirror Company, a newspaper publishing company that was acquired by Tribune Co. From October 1987 to October 1992, Ms. Morgan-Prager was an Associate with the law firm Morrison & Foerster LLP, working on corporate securities matters. Ms. Morgan-Prager holds a J.D. from the University of California, Los Angeles and a B.A. in Journalism and Political Science from the University of Nevada.
Jeremy Ung has served as our Chief Technology Officer since April 2024. In October 2025, Mr. Ung’s role was expanded to include leadership of Products in addition to Engineering. Prior to joining us, Mr. Ung served as Chief Technology Officer for Apptio, an AI-powered technology financial management software company, from June 2022 to April 2024, and prior to that as Chief Engineering Officer from December 2021 to June 2022, and as Vice President, Engineering from October 2019 to December 2021. Before joining Apptio, he spent three years in leadership positions at Amazon Web Services. Before that, he held various senior program and software management roles at Microsoft and MDA, a satellite and geo-intelligence company. Mr. Ung holds a Bachelor of Science degree in Computer Science and English from the University of British Columbia.
Stuart Van Houten has served as our Chief Commercial Officer since February 2025. Prior to joining us, Mr. Van Houten served as Chief Revenue Officer of the North American Intelligent Spend Management division for SAP, a software company, from January 2021 to February 2025, and prior to that Regional Vice President, East from October 2015 to January 2021. Before joining SAP, he served as Chief Revenue Officer at Orchestro (now E2open), an analytics software company, from May 2014 to October 2015. From November 2011 to May 2014, he served as Vice President, Sales for Clarabridge, a customer experience management software company. From December 2008 to November 2011, he served as Vice President, Sales for GridPoint, Inc., a data-driven energy management and optimization solutions company. Mr. Van Houten brings over 20 years of experience in sales leadership and strategic expertise. Mr. Van Houten holds a B.A. in Political Science from the University of Oregon.

OTHER EXECUTIVES
The following table provides information regarding our other executives as of March 11, 2026:

Name	Age	Position
Mary Ainsworth	42	Chief People Officer
Emily Campbell	55	Chief Marketing Officer
Sumit Johar	49	Chief Information Officer
Mary Ainsworth has served as our Chief People Officer since September 2023. Prior to joining us, Ms. Ainsworth served as Executive Vice President and Chief People Officer for Medallia Inc., a cloud experience management pioneer, from September 2019 to September 2023. From January 2011 to August 2019, Ms. Ainsworth served in various HR leadership roles for CallidusCloud, a sales performance management leader that was acquired by SAP, most recently as its Executive Vice President and Chief People Officer. Ms. Ainsworth holds a B.A. in Liberal Arts from St. Mary’s College of California and a Master of Legal Studies from Pepperdine Caruso School of Law.
Emily Campbell has served as our Chief Marketing Officer since January 2024. Prior to joining us, Ms. Campbell served as Chief Marketing Officer for Infinite Electronics, Inc., a supplier of electronic components, from June 2021 to January 2024. From October 2019 to June 2021, Ms. Campbell served as CMO and Executive Vice President for Berlin Packaging, a supplier of packaging services. From 2016 to 2019, Ms. Campbell served in various marketing leadership roles for Arrow Electronics, a provider of technology products, services, and solutions. From June 2014 to May 2016, Ms. Campbell served as Senior Director, eBusiness at National Instruments, a provider of software-connected automated test and measurement systems. From 1999 to 2014, Ms. Campbell served in various roles at Dell Technologies, a leading technology and IT solutions company. Ms. Campbell holds a B.S. in Marketing and International Business from the University of Colorado.
Sumit Johar has served as our Chief Information Officer since February 2024. Prior to joining us, Mr. Johar served as Chief Information Officer for Automation Anywhere, a robotic process automation software, from July 2021 to February 2024. From November 2016 to 2021, Mr. Johar served as the Chief Information Officer at MobileIron, a mobile device management and enterprise mobility management solution company. From 2007 to 2016, Mr. Johar served in various business systems leadership roles for TIBCO Software, Inc., a business integration software company, most recently as its Senior Director, Business Systems. Mr. Johar holds a Bachelor of Technology in Computer Engineering from the National Institute of Technology Kurukshetra.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
The following Compensation Discussion and Analysis describes our executive compensation program and the material elements of our 2025 compensation program applicable to our named executive officers.
The purpose of this section is to provide a detailed discussion of our executive compensation program, policies, practices, and related corporate governance. This section is designed to assist our stockholders in understanding the approach we take to executive compensation, including how our program is designed and linked to our financial performance, and how our executive compensation practices align with the evolution of our business and organizational culture.
Our NEOs for 2025 are:
Owen Ryan, Chief Executive Officer (“CEO”). Mr. Ryan served as our Co-CEO from March 2023 to October 2025.
Therese Tucker, Founder (“Founder”). Ms. Tucker served as our Co-CEO from March 2023 to October 2025.
Patrick Villanova, Chief Financial Officer (“CFO”) from March 2025 to the present.
Karole Morgan-Prager, Chief Legal and Administrative Officer (“CLAO”)
Jeremy Ung, Chief Technology Officer (“CTO”)
Stuart Van Houten, Chief Commercial Officer (“CCO”)
Mark Partin, our former CFO, is a NEO under the relevant securities laws. Mr. Partin served as our Chief Financial Officer and Treasurer from 2015 through his retirement on March 1, 2025.
Management Changes
Effective March 1, 2025, as announced in November 2024, Mark Partin retired and resigned from service as our CFO and Treasurer, positions which he held since 2015.
Effective March 1, 2025, Patrick Villanova was appointed as our CFO upon the retirement of Mark Partin. Prior to this appointment, Mr. Villanova served as our Chief Accounting Officer from March 2019 to March 2025.
Effective February 11, 2025, one week earlier than his anticipated start date, Mr. Van Houten assumed the role of head of our global sales team following the retirement of Mark Woodhams, our former Chief Revenue Officer.
Effective October 1, 2025, Ms. Tucker transitioned from her role as Co-CEO. As of that date, Ms. Tucker continued to serve as Founder, while Mr. Ryan, former Co-CEO, continued as sole CEO and Chairman of our Board. In the Founder role, Ms. Tucker serves as a member of our executive team and Board. Mr. Ryan’s role expanded to encompass the direct oversight of several critical functions previously managed by Ms. Tucker, including the Engineering, Product, and Information Technology divisions. We refer to this below as the “CEO Transition.” The discussion below relating to decisions or actions “by our CEO” refers to Mr. Ryan and Ms. Tucker for actions taken prior to October 1, 2025, as Co-CEOs, and Mr. Ryan for actions taken on or after October 1, 2025. On March 24, 2026, the Company announced Ms. Tucker’s decision to retire as a member of our executive team, effective June 2, 2026.
In addition, in October 2025, Karole Morgan-Prager’s role was expanded to include leadership of Corporate Development and Strategy.
In October 2025, Jeremy Ung’s role was expanded to include leadership of Products in addition to Engineering.
As a result of the retirements of Mr. Partin and Mr. Woodhams in early 2025, decisions about their 2025 compensation were not made during our ordinary compensation process. For information about amounts paid or provided to Mr. Partin and Mr. Woodhams for 2025, please see the Summary Compensation Table below, including its footnotes.
Fiscal Year 2025 Business Highlights
Our mission is to inspire, power, and guide digital finance transformation for the Office of the CFO. Our secure, flexible, and scalable cloud-based platform empowers finance and accounting teams to achieve future-ready financial operations, modernizing processes for mid-size and enterprise organizations across all industries. In fiscal year 2025, we delivered strong results from a financial and operational standpoint, as highlighted by the following:

•Total GAAP Revenue of $700.4 million, an increase of 7.2% from 2024.
•GAAP operating margin of 3.6%, compared to 2.8% in 2024.
•Non-GAAP operating margin of 22.3%, compared to 19.4% in 2024.
•GAAP net income attributable to BlackLine of $24.5 million, or $0.39 per diluted share compared to GAAP net income attributable to BlackLine of $161.2 million, or $1.45 per diluted share in 2024.
•Non-GAAP net income attributable to BlackLine of $157.0 million, or $2.13 per diluted share compared to non-GAAP net income attributable to BlackLine of $162.1 million, or $2.18 per diluted share in 2024.
•Operating cash flow of $169.6 million, compared to $190.8 million from 2024.
•Free cash flow of $134.9 million, compared to $164.0 million from 2024.
•Repurchased approximately 4.5 million shares of common stock for $235.5 million as part of our share repurchase program under which approximately $164.5 million of buyback capacity remained at December 31, 2025.
Please see Appendix A to this proxy statement for a reconciliation of GAAP and non-GAAP net income and free cash flow.
Fiscal Year 2025 Compensation Highlights
2025 Executive Compensation Highlights

COMPENSATION HIGHLIGHT	UNDERLYING PHILOSOPHY/CONSIDERATIONS
Stockholder Feedback
•The perspective of our stockholders is an important consideration in the design of our compensation programs. In the fall of 2025, we continued our extensive stockholder engagement program, led by our Compensation Committee chair with respect to compensation matters, and have described the feedback from that engagement below. Since that time we have continued to review and reflect on views expressed to us by our stockholders during that engagement and during more informal engagement with our stockholders since.
•The decisions described in this compensation discussion and analysis for 2025 reflect the results of ongoing engagement in several respects, as described below.

Alignment of performance metrics with key strategic objectives
•Identifying and selecting the right performance metrics for our performance-based compensation is key to incentivizing our executives to achieve our strategic plan, which promotes the interest of our stockholders.
•In 2025, our strategic focus was to grow our top-line toward profitability in a manner aligned with our long-term planning.
•We increased the weighting of the Revenue component in our annual bonus plan from 50% to 60% and decreased the weighting of the non-GAAP operating margin from 50% to 40%. Additionally, we decreased the maximum payout of the non-GAAP operating margin component from 200% to 125% to further drive the importance of top line growth.

Pay-for-performance alignment
•We strive to maintain a pay-for-performance alignment by allocating a meaningful, market-aligned portion of the overall compensation opportunity for our NEOs in the form of performance-based compensation that is at risk and directly tied to specific financial objectives.
•We believe that the levels of achievement under our performance-based compensation programs reflects our 2025 performance because, while our fiscal discipline with respect to profitability resulted in performance above target for our non-GAAP operating margin metric, underperformance on our top line Revenue and ARR metrics resulted in below target payouts with respect to those portions of awards. This underperformance on Revenue and ARR also resulted in the portions of the 2023 third tranche of our 2023 PSUs that are based on Revenue and ARR achievement being earned and eligible for vesting above threshold and below target.
•We believe that the aggregated outcome of these results shows that our performance-based compensation philosophy aligns the interests of our NEOs to the interest of our stockholders.

Market-based base salary increases
•We adjusted the base salaries of each of our existing NEOs in 2025, to better align base salaries with our competitive market and expected NEO contributions to our business, including in some cases additional changes due to increases in responsibilities.

Continued focus on executive recruitment and retention
•While we seek to develop our executive compensation program so that it closely aligns with our pay-for-performance philosophy and rewards achievement of performance goals, this objective must complement other important objectives, including the hiring and retention of executives.
•To improve recruitment and strengthen retention, we continued our practice in 2025 of granting each NEO a portion of their annual equity awards in RSUs that vest solely over a time-based schedule and are not tied to Company performance, with the remaining portion of their annual equity awards granted in performance stock units (“PSUs”) as discussed below.
•In the fall of 2025, as a result of the CEO Transition, Mr. Ryan, Ms. Morgan-Prager and Mr. Ung had a significant increase in their responsibilities as a result of their new positions. Taking into account these expanded roles and the retentive value of their existing unvested equity, with the advice of the Compensation Committee’s independent compensation consultants, we made additional equity grants in November 2025 to Mr. Ryan, Ms. Morgan-Prager and Mr. Ung. These grants were split equally between RSUs that vest over a time-based schedule and PSUs that vest over a time-based schedule but are also subject to satisfaction of long-term performance conditions that are to be aligned to our 2026 PSU grants.

Our Compensation Philosophy
We are committed to developing and maintaining a compensation program that rewards our executives in direct alignment with the achievement of both near and long-term business and strategic objectives (i.e., pay-for-performance). In furtherance of this objective, our Compensation Committee routinely considers appropriate adjustments to the design of our compensation program to reflect our strategic direction and evolving needs of our business. Additionally, our Compensation Committee seeks to set compensation levels for our executive officers at competitive levels so that we can attract, retain, and motivate highly qualified executives to contribute to our success. In assessing overall compensation for our executive officers, the Compensation Committee generally considers our financial performance, stockholder returns and position vs. selected peers, market compensation data, the executive’s performance, awards given in previous years, and recommendations of our independent consultant.
When making executive compensation decisions, the Compensation Committee is guided by the following principles:
•Aligning interests of our executives with stockholders to ensure that executives’ compensation payouts align with the achievement of results that are correlated with long-term value and stock price appreciation.
•Rewarding achievement by providing appropriate levels of awards for attaining both short-term and long-term financial results.
•Paying for performance to ensure that a significant portion of executives’ compensation is realized when the organization meets its financial results.
•Attracting and retaining senior executives with the right expertise necessary to achieve our strategic objectives and grow our organization.
Our 2025 executive compensation program consisted of the following core elements:
•base salary;
•annual cash bonuses;
•long-term equity compensation (RSUs and PSUs); and
•retirement and health benefits on the same terms as for similarly situated non-executive employees.

Pay-for-Performance
Our executive compensation program is reasonable, competitive, and rigorously balances the goals of attracting, motivating, rewarding, and retaining our NEOs. To ensure our NEOs’ interests are aligned with those of our stockholders and to motivate and reward individual initiative and effort, a substantial portion of their annual target total direct compensation opportunity is “at-risk” and the actual amounts payable to our NEOs will vary above or below target levels commensurate with our performance.
We emphasize performance-based compensation that appropriately rewards our NEOs for delivering financial, operational, and strategic results that meet or exceed pre-established goals through our cash bonus plan and equity awards. As is explained in more detail in the section headed “Annual Cash Bonus Opportunities” and “Long-Term Equity Compensation,” our 2025 performance was reflected in corresponding results under our cash and performance-based equity compensation programs. Our focus on profitability resulted in strict fiscal discipline so that spending did not outpace revenue, and this resulted in the portion of our cash bonus and 2023 PSUs paid based on non-GAAP operating margin to be above target, while our below target performance with respect to our revenue metric resulted in the portion of our cash bonus and 2023 PSUs paid based on revenue to be earned below target; additionally, our below target performance against the ARR metric used in our 2024 and 2025 PSU awards were below the target level of performance and a portion of those awards vested.
The graphics below illustrate at-risk pay versus fixed and time-based pay for Mr. Ryan, our CEO, and other NEOs for fiscal year 2025.

*The CEO information above is based on Mr. Ryan’s compensation and the graphics exclude Ms. Tucker because we believed that her part-year service would result in data that made it less valuable from a comparability perspective.

Executive Compensation Policies and Practices
We maintain sound governance standards consistent with our executive compensation policies and practices. The Compensation Committee evaluates our executive compensation program regularly to ensure that it supports our short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. These policies and practices were in effect during 2025:

What we do
✔ Independent Compensation Committee Advisor. The Compensation Committee engaged its own independent compensation consultant to assist with the design of the 2025 executive compensation program.
✔ Annual Executive Compensation Review. The Compensation Committee conducts an annual review of compensation for our NEOs and a review of compensation-related risks.
✔ Compensation At-Risk. The executive compensation program is designed so that a significant portion of executive annual compensation is “at risk” to align the interests of our NEOs and our stockholders. The 2025 Bonus Plan achievement for our NEOs was 90.1% of target based on the challenging goals set by the Compensation Committee and its review of our performance.
✔ Multi-Year Vesting Requirements. The equity awards granted to our NEOs vest over multiple years and generally no portion of these awards vests until approximately 12 months after the grant date, consistent with current market practice and our retention objectives.
✔ Limited Perquisites. We provide minimal perquisites and other personal benefits to our NEOs, except where they serve a legitimate business purpose.
✔ Stock Ownership Guidelines. We have robust stock ownership guidelines in order to encourage stock ownership among our directors and executive officers.
✔ Clawback Policy. We maintain a Compensation Recovery Policy that satisfies Nasdaq listing standards regarding clawback policies. Our Compensation Recovery Policy provides for the recoupment of certain incentive-based compensation in the event the Company is required to restate its financial statements due to the Company’s material noncompliance with any financial reporting requirements under the securities laws.

What we don’t do
✘ No “Golden Parachute” Tax Reimbursements. We do not provide any tax reimbursement payments (including “gross-up payments”) on any tax liability that our NEOs might owe as a result of the application of Sections 280G or 4999 of the Internal Revenue Code (the “Code”).
✘ No Special Retirement Plans. We do not offer, nor do we have plans to provide, pension arrangements, retirement plans or nonqualified deferred compensation plans or arrangements exclusively to our NEOs.
✘ No Special Health and Welfare Benefits. Our NEOs participate in the same Company-sponsored health and welfare benefits programs as our other full-time, salaried employees.
✘ No “Single Trigger” Change-of-Control Arrangements. No change-of-control payments or benefits are triggered simply by the occurrence of a change of control. All change-of-control payments and benefits are based on a “double-trigger” arrangement (that is, they either require both a change of control of the Company plus a qualifying termination of employment before payments and benefits are paid or, in the case of certain performance awards, require a change of control of the Company and the award is not assumed in the acquisition).
✘ No Hedging or Pledging. We have a policy that restricts employees from hedging our securities or pledging our securities as collateral.

Governance of Executive Compensation Program
Role of the Compensation Committee
The Compensation Committee discharges the responsibilities of our Board relating to the compensation of our NEOs. With respect to our NEOs, the Compensation Committee reviews and approves at the beginning of the year, or more frequently as warranted, their annual base salaries; cash bonus opportunities and cash bonus payments; long-term equity incentive compensation; employment offers (including post-employment compensation arrangements); and other compensation, perquisites, and other personal benefits, if any.
The Compensation Committee’s practice of developing and maintaining compensation arrangements that are competitive includes a balance between hiring and retaining the best possible talent and maintaining a reasonable and responsible cost structure.

Compensation-Setting Process
We do not establish a specific target for setting the target total direct compensation opportunity of our NEOs. When determining and setting the amount of each compensation element, the Compensation Committee considers the following factors:
•our performance against the financial and operational objectives established by the Compensation Committee and our Board;
•each individual NEO’s skills, experience, and qualifications relative to other similarly situated executives at the companies in our compensation peer group;
•the scope of each NEO’s role compared to other similarly situated executives at the companies in our compensation peer group;
•the performance of each individual NEO, based on a subjective assessment of his or her contributions to our overall performance, ability to lead his or her business unit or function, and work as part of a team, all of which reflect our core values;
•compensation parity among our NEOs;
•with respect to NEOs other than our CEO, the recommendations of the CEO; and
•the compensation practices of our compensation peer group and the positioning of each NEO’s compensation in a ranking of peer company compensation levels.
These factors provide the framework for compensation decision-making and final decisions regarding the compensation opportunities for each NEO.
Role of Management
The Compensation Committee believes our CEO, CFO, Chief People Officer, and CLAO have valuable insight into the contributions of our NEOs and solicits advice and input from each with respect to performance objectives under our annual bonus plan. In addition, our CFO provides input with respect to the establishment of metrics and targets for our annual incentive plan and our performance-based equity awards. Our CEO also provides input with respect to adjustments to annual base salaries, annual cash bonus opportunities, long-term equity incentive compensation opportunities, program structures, and other compensation-related matters for our NEOs (other than with respect to their own compensation). The Compensation Committee reviews and discusses this advice and input, along with the information, analysis, and other advice it receives from its independent compensation consultant and uses them as factors in determining and approving the compensation for our NEOs. None of our officers is involved in decisions regarding their own compensation.
Role of Compensation Consultant
The Compensation Committee engages an external compensation consultant to assist it by providing information, analysis, and other advice relating to our executive compensation program and the decisions resulting from its annual executive compensation review. For 2025, the Compensation Committee retained Compensia to serve as its compensation advisor. This compensation consultant serves at the discretion of the Compensation Committee.
During 2025, Compensia regularly attended the meetings of the Compensation Committee and provided the following services:
•consulting with the Compensation Committee Chair and other members between Compensation Committee meetings;
•providing competitive market data based in part on the compensation peer group for our NEO positions and evaluating how the compensation we pay our NEOs compares both to our performance and to how the companies in our compensation peer group compensate their executives;
•assessing executive compensation trends within our industry, and updating on corporate governance and regulatory issues and developments;
•providing competitive market data based on the compensation peer group for our Board and evaluating how the compensation we pay the non-employee members of our Board compares to how the companies in our compensation peer group compensate their boards of directors; and

•reviewing market equity compensation practices, including “burn rate” and “overhang.”
In 2025, Compensia did not provide any services to us other than the consulting services provided to the Compensation Committee. The Compensation Committee regularly reviews the objectivity and independence of the advice provided by its compensation consultant on executive compensation. The Compensation Committee has considered the six specific independence factors adopted by the SEC and reflected in the listing standards of Nasdaq and determined that the work of Compensia did not raise any conflicts of interest.
Competitive Positioning
To compare our executive compensation against the competitive market, the Compensation Committee reviews and considers the compensation levels and practices of a group of comparable technology companies. The companies in this compensation peer group were selected on the basis of their similarity to us in size and industry focus. For 2025 pay decisions, the Compensation Committee used compensation data derived from the compensation peer group as updated in August 2024. The companies in this compensation peer group were selected on the basis of their similarity to us, based on these criteria:
•similar revenue size - ~0.5x to ~2.0x our last four fiscal quarter revenue of approximately $608 million (for
Q1 of 2024) at the time of selection, we were at the 49th percentile of the chosen peers;
•similar market capitalization - ~0.3x to ~3.0x our market capitalization of approximately $3.5 billion (around the time of the peer group review in August 2024) at the time of selection, we were at the 44th percentile of the chosen peers;
•similar revenue growth and market-capitalization to revenue ratio;
•industry - application software, internet services and infrastructure, and systems software;
•executive positions similar in breadth, complexity, and/or scope of responsibility; and
•competitors for executive talent.
After consultation with Compensia, the Compensation Committee approved the following compensation peer group for 2025 compensation decisions:

AppFolio	Intapp	PROS Holdings	Sprout Social
Appian	LiveRamp Holdings	Q2 Holdings	SPS Commerce
Asana	nCino	Qualys	Tenable Holdings
Clearwater Analytics	PagerDuty	Rapid7	Workiva
Five9	Procore Technologies	Smartsheet	Vertex
Relative to the compensation peer group approved for 2024 compensation decisions, Alteryx was removed because it had been acquired. Varonis was removed because it met fewer of our selection criteria and therefore was less relevant against the collective peer set. Asana, LiveRamp Holdings, PROS Holdings, Sprout Social, and Vertex were all added so that we would continue to have a reasonably sized peer group and because they met the criteria outlined above.
To analyze the executive compensation practices of the companies in our compensation peer group, Compensia gathered data from public filings. This information is supplemented with survey data from the Radford Global Compensation Survey database of companies that are similar to us in revenue, market capitalization and industry for purposes of providing additional perspective in the case of executive positions where the compensation peer group offered a limited number of relevant data points. This market data was then used as a reference point for the Compensation Committee to assess our current executive compensation levels in its deliberations on compensation forms and amounts. The market data reviewed in setting the compensation of our Co-CEOs for 2025 prior to the CEO transition was the average of the data shown in public filings for each peer company’s CEO and second-highest paid executive, a typical approach for similar situations based on Compensia’s experience. When assessing Mr. Ryan’s compensation in 2025 for periods when he was our only CEO, the peer company CEO data was used.
The Compensation Committee reviews our compensation peer group at least annually and adjusts its composition, taking into account changes in both our business and the businesses of the companies in the peer group.
Stockholder Advisory Votes on Named Executive Officer Compensation and Stockholder Engagement
Our stockholders have an opportunity to cast an advisory vote to approve (i) our NEOs’ compensation and (ii) the frequency of the vote to approve the NEOs’ compensation (“Say-on-Frequency”). We hold the advisory vote on our NEOs’

compensation annually and the Say-on-Frequency vote every six years. At our 2025 Annual Meeting, approximately 76% of our stockholders supported our NEO compensation practices, down from approximately 94% at our 2024 Annual Meeting. Our Board and Compensation Committee took this vote outcome very seriously and focused on gathering and responding to stockholders’ feedback regarding our executive compensation practices, particularly when they see stockholder concerns. Accordingly, we engaged in an extensive shareholder engagement process regarding compensation in fall 2025.

In that process, we contacted stockholders representing 52% of our outstanding shares and engaged in eight meetings with stockholders representing 42.4% of our outstanding shares. The Company’s team at each of these meetings was led by our Compensation Committee Chair with respect to compensation matters discussed. In these meetings, we received important feedback from stockholders and describe below how we have acted on that feedback.

What we heard	How we responded
Longer Performance Periods. Many stockholders expressed a perspective that the one-year performance periods we historically used for our long-term incentive plan should instead measure performance over longer periods.
We modified our 2024 and 2025 long-term equity incentive awards so that 25% is now tied to our three-year performance as compared to an industry index. Prior to 2024, our long-term equity incentive awards were earned based on our one-year performance against an established budget.
More Disclosure. We heard that stockholders would like more information about how performance metrics for annual and long-term incentives are selected, and the rationale for changes.	In this proxy statement, we have provided more information regarding such reasoning and intend to continue providing this type of disclosure.
Long-term Incentive Metrics. Some stockholders expressed an interest in having long-term incentive metrics that are tied to the Company’s stock price performance over a three or more year period.	We modified our 2024 and 2025 long-term equity incentive awards to include 25% tied to our three-year total shareholder return (“TSR”) performance relative to an industry index.
Avoid Overlapping Metrics. Some investors indicated a preference that there not be overlap between the goals for our annual bonuses and long-term equity incentive awards.	For 2024 and 2025, we moved away from the use of overlapping metrics between our annual bonus and long-term equity, a practice we intend to continue.
Individual Compensation Elements
In 2025, the primary elements of our executive compensation program consisted of base salary, an annual cash bonus opportunity, and long-term equity incentive compensation in the form of RSU and PSU awards.
Base Salary
Base salary represents the fixed portion of the compensation of our NEOs and is an important element of compensation intended to attract and retain highly talented individuals. Generally, we establish the initial base salaries of our NEOs through arm’s-length negotiation at the time we hire the individual NEO, taking into account competitive market data, his or her position, qualifications, experience, prior salary level, and the base salaries of our other NEOs. Thereafter, the Compensation Committee reviews the base salaries of our NEOs annually and in connection with significant changes in roles, makes adjustments to base salaries as it determines to be necessary or appropriate, taking into account the same data and factors.
In February 2025, the Compensation Committee reviewed the base salaries of our NEOs for 2025, and determined to increase salaries for Ms. Morgan-Prager and Mr. Ung, but otherwise maintain NEO salaries at 2024 rates, taking into consideration a competitive market analysis prepared by Compensia and the recommendations of our then Co-CEOs (for all NEOs other than our then Co-CEOs). During the course of 2025, the Compensation Committee separately approved a base salary for Mr. Van Houten based on arm’s-length negotiation in connection with his hiring and changes to our other NEOs’ base salaries in response to changes in their roles and leadership responsibilities, as detailed in the table below.

The annual base salaries for our NEOs that were in effect as of the end of 2024 and 2025, respectively, are set forth below:

NEO	2024 Base Salary	2025 Base Salary	Percentage Increase
Owen Ryan	$500,000	$600,000(1)	20%
Therese Tucker	$500,000	$460,000(2)	(8)%
Patrick Villanova	$370,000	$435,000(3)	18%
Karole Morgan-Prager	$440,000	$485,000(4)	10%
Jeremy Ung	$425,000	$485,000(4)	14%
Stuart Van Houten	n/a	$485,000	n/a
_________________
(1)The salary increase for Mr. Ryan reflects an adjustment with his transition from Co-CEO to CEO effective October 1, 2025.
(2)The salary change for Ms. Tucker reflects an adjustment with her transition from Co-CEO to Founder effective October 1, 2025.
(3)The salary increase for Mr. Villanova reflects an adjustment with his promotion from Chief Accounting Officer to CFO effective March 1, 2025.
(4)The salary increases for Ms. Morgan-Prager and Mr. Ung reflect adjustments with the annual review effective on April 1, 2025 (at which time both of their salaries increased to $465,000), and further adjustments in connection with their expanded roles and contribution to the company effective on October 1, 2025.
Annual Cash Bonus Opportunities
Each NEO participated in the 2025 Bonus Plan, which was designed to motivate our NEOs to drive “top line” growth (using a revenue goal) as well as “bottom line” profitability (using a non-GAAP operating margin goal).
Each NEO was assigned a target annual cash bonus opportunity for 2025, representing a percentage of his or her annual base salary. In February 2025, the Compensation Committee reviewed the target annual cash bonus opportunities of our NEOs for 2025, taking into consideration a competitive market analysis prepared by Compensia and the recommendation of our CEO (for all NEOs other than our CEO).
The 2025 target annual cash bonus opportunities of the NEOs were as follows:

NEO	2025 Target Annual Cash Bonus Opportunity (as a percentage of base salary)	2025 Target Annual Cash Bonus Opportunity
Owen Ryan	100%	$525,205(1)
Therese Tucker	80%	$466,729(1)
Patrick Villanova	75%	$297,437(2)
Karole Morgan-Prager	60%	$278,326(3)
Jeremy Ung	70%	$322,125(3)
Stuart Van Houten	100%	$430,521(4)
_________________
(1)The target annual cash bonus opportunity for Mr. Ryan and Ms. Tucker are prorated to reflect changes to their compensation from October 1, 2025.
(2)Mr. Villanova’s target annual cash bonus opportunity was prorated to reflect changes to his compensation from March 1, 2025.
(3)The target annual cash bonus opportunity for Ms. Morgan-Prager and Mr. Ung are prorated to reflect changes to their compensation from April 1, 2025 and October 1, 2025.
(4)Mr. Van Houten’s 2025 target annual cash bonus opportunity was prorated for his partial year of service as Chief Commercial Officer from February 11, 2025.
Each NEO participant in the 2025 Bonus Plan was eligible to earn a payment with respect to his or her target annual cash bonus opportunity depending on our actual performance for the year as measured against the designated financial performance goals. As described in the section “2025 Bonus Plan Performance Matrix” below, overperformance against the financial performance goal for a bonus plan component could result in payments in excess of each NEO’s target opportunity for that component, while underperformance would result in payments below that target opportunity, or in no payment being earned with respect to one or more components.
2025 Bonus Plan Performance Matrix
In February 2025, the Compensation Committee, with input from management, approved revenue and non-GAAP operating margin as the performance measures for the 2025 Bonus Plan. The Compensation Committee selected these performance measures because it believed that they were appropriate drivers for our business as they provided a balance between growing our business, and managing our expenses, which enhance stockholder value over the short term. For 2025, our strategic focus was to grow our top-line as we moved toward profitability. In light of this focus, we increased the weighting of the Revenue component in our annual bonus plan from 50% to 60% and decreased the weighting of the non-GAAP operating margin from 50% to 40%.
The 2025 Bonus Plan was to be funded based on the extent of our achievement against the target level of each of the financial metrics as set forth below:

2025 Bonus Plan Performance Measure	Category	Target Level	Weighting (%)
Revenue	Financial Component	$703.1 million	60%
Non-GAAP Operating Margin	Financial Component	22.0%	40%
The revenue measure funded with respect to that performance measure as follows:

Percentage Achievement of 2025 Revenue target*	Payment Percentage of Revenue Measure*
99.2%	60%
100.0%	100%
101.3%	200%
The non-GAAP operating margin measure funded with respect to that performance measure as follows:

Percentage Achievement of 2025 non-GAAP Operating Margin target*	Payment Percentage of non-GAAP Operating Margin Measure*
95.5%	50%
100.0%	100%
109.1%	125%
_________________
*If Revenue and Non-GAAP Operating Margin achievement during 2025 is between the percentage levels identified above, then the payment percentage with respect to the applicable performance metric is calculated based on a linear interpolation between those levels (rounded to one decimal).
For purposes of the 2025 Bonus Plan, the financial performance measures had the following meanings:

Performance Measure	Meaning
Revenue
“Revenue” is defined as the sum of the Company’s subscription, support, and professional services revenue; all determined under U.S. GAAP, excluding revenue from acquisitions completed during the Company’s applicable fiscal year.

Non-GAAP Operating Margin	“Non-GAAP Operating Margin” is defined as the Company’s Non-GAAP income from operations divided by its total Revenue.

“Non-GAAP income from operations” is defined as the Company’s GAAP income (loss) from operations, adjusted for: amortization of intangible assets, stock-based compensation, the change in the fair value of contingent consideration, transaction-related costs, legal settlement gains and costs, restructuring charges, impairment charges related to goodwill, impairment charges related to tangible and intangible assets, and the costs of natural disasters.
2025 Bonus Plan Decisions
In February 2026, the Compensation Committee reviewed our overall performance for 2025, including performance against the performance measures established under the 2025 Bonus Plan. Using the 2025 Bonus Plan performance measures, the target performance, actual performance, and relative weighting were as follows:

Performance Measure	Target Performance Level	Actual Performance Level	Per Measure Achievement Percentage	Weighted Payment Percentage
Revenue	$703.1 million	$700.4 million	99.6%	48.6%
Non-GAAP Operating Margin	22.0%	22.3%	101.4%	41.5%
Total				90.1%

Based on achievement of these financial performance measures, the 2025 Bonus Plan was funded at 90.1% of the target amount for each of our NEOs. The target annual cash bonus opportunities and the actual cash bonus payments made to the NEOs for 2025 are as follows:

NEO	Target Annual Cash Bonus Opportunity	Total Actual 2025 Cash Bonus Payment
Owen Ryan	$525,205(1)	$473,378
Therese Tucker	$466,729(1)	$420,672
Patrick Villanova	$297,437(2)	$268,086
Karole Morgan-Prager	$278,326(3)	$250,861
Jeremy Ung	$322,125(3)	$290,337
Stuart Van Houten	$430,521(4)	$388,037
_________________
(1)The target annual cash opportunity for Mr. Ryan and Ms. Tucker are prorated to reflect changes to their compensation from October 1, 2025.
(2)Mr. Villanova’s target annual cash bonus opportunity was prorated to reflect changes to his compensation from March 1, 2025.
(3)The target annual cash opportunity for Ms. Morgan-Prager and Mr. Ung are prorated to reflect changes to their compensation from April 1, 2025 and October 1, 2025.
(4)Mr. Van Houten’s 2025 target annual cash bonus opportunity was prorated for his partial year of service as Chief Commercial Officer from February 11, 2025.
Long-Term Equity Compensation
The Compensation Committee believes long-term equity compensation is an effective means for focusing our NEOs on driving increased stockholder value over a multi-year period, providing a meaningful reward for appreciation in our stock price and long-term value creation, and motivating them to remain employed with us.
Annual Long-Term Equity Awards
In April 2025, the Compensation Committee determined the sizes of the 2025 equity awards for our NEOs and granted equity awards to all our NEOs in the form of 50% RSU awards and 50% PSU awards, with 50% of the PSUs subject to attainment of annual financial performance goals established on an annual basis for fiscal 2025, 2026, and 2027, and the remaining 50% of the PSUs subject to attainment of a relative TSR (“rTSR”) performance goal for a single period spanning fiscal 2025 through fiscal 2027.
As with their other elements of compensation, the Compensation Committee determined the amount of long-term equity incentive compensation for our NEOs for 2025 as part of its annual compensation review (and for Mr. Van Houten, based on arm’s length negotiations in connection with his hiring) and after taking into consideration a competitive market analysis, the recommendations of our CEO, each NEO’s skills, experience, and role within the organization, the outstanding equity holdings of each NEO (including the vested and unvested status of such equity holdings), the proportion of our total shares outstanding used for annual employee long-term equity compensation awards (our “burn rate”) in relation to the companies in our compensation peer group, the potential voting power dilution to our stockholders (our “overhang”) in relation to the companies in our compensation peer group, and the other factors described above.

NEO	RSUs (number of shares)[1]	Financial Metric PSUs (number of shares)[2]	Relative TSR PSUs (number of shares)[2]	Equity Awards (Targeted Grant Value)
Owen Ryan	76,250	38,125	38,125	$7,500,000
Therese Tucker	76,250	38,125	38,125	$7,500,000
Patrick Villanova	35,580	17,790	17,790	$3,500,000
Karole Morgan-Prager	31,520	15,760	15,760	$3,100,000
Jeremy Ung	35,580	17,790	17,790	$3,500,000
Stuart Van Houten	61,000	30,500	30,500	$6,000,000(3)
_________________
(1)The number of shares was determined by dividing 50% of the targeted grant value by the 30-trading day average price ended on March 31, 2025 and rounding up to the nearest 10 shares.
(2) The number of shares was determined by dividing 50% of the targeted grant value for the combined PSU grants by the 30-trading day average price ended on March 31, 2025 and rounding up to the nearest 10 shares, then multiplying by 50%.
(3)Mr. Van Houten’s 2025 long-term equity award was the subject of arm’s-length negotiation in connection with Mr. Van Houten’s offer of employment as Chief Commercial Officer, beginning on February 11, 2025, and represents the value of both the annual award we would have granted to Mr. Van Houten in 2025 in the absence of a negotiated agreement and an additional amount in recognition of compensation foregone by Mr. Van Houten with his prior employer in connection with his acceptance of our offer. Grants to Mr. Van Houten in future years are expected to have a value around half the total value of his 2025 award.
Each of the RSU awards listed in the table above vests as to 25% of the shares underlying the award on February 20, 2026, and as to 1/16th of the shares underlying the award each quarter thereafter, subject to the NEO’s continued service with us through the applicable date.
Each of the financial metric PSU awards listed in the table above vests as to one-third of the shares underlying the award on each of February 20, 2026, 2027, and 2028, in each case subject to the NEO’s continued service with us through the applicable date, and our satisfaction of financial metric goals for the calendar year preceding the vesting date. These financial metric goals will be determined on an annual basis. The performance goals for vesting of the portions of these financial metric PSU awards eligible to vest in 2026 were determined at the time of grant, relate to our performance in fiscal 2025, and are detailed in the section “2025 PSU Performance Matrix for 2024 and 2025 PSUs” below.
Each of the rTSR PSU awards listed in the table above is eligible to vest as up to 200% of the shares underlying the award on February 20, 2028, in each case subject to the NEO’s continued service with us through the applicable date, and our satisfaction of the rTSR goals for the three-year period spanning our fiscal 2025 through fiscal 2027.
All of these awards are subject to additional vesting acceleration as described in the “Potential Payments Upon Termination or Change of Control” section below.
Promotion Long-Term Equity Awards
In November 2025, in connection with the CEO Transition, the Compensation Committee granted promotion equity awards to certain NEOs. In making this decision, the Compensation Committee considered their expanded responsibilities, the retentive effect of their then-outstanding equity awards, and the other factors described in the “Annual Long-Term Equity Awards” section above. Based on this review and considering shareholder feedback that an increase in Mr. Ryan’s equity position would result in better alignment with shareholder interests, the Compensation Committee determined to approve additional equity awards for Mr. Ryan, Ms. Morgan-Prager and Mr. Ung, in the form of RSU awards.

NEO	RSUs (number of shares)[1]	PSUs (number of shares)[1]	Equity Awards (Targeted Grant Value)
Owen Ryan	33,330	33,330	$3,500,000
Karole Morgan-Prager	2,860	2,860	$300,000
Jeremy Ung	1,910	1,910	$200,000
_________________
(1)The number of shares was determined by dividing 50% of the targeted grant value by the 30-trading day average price ended on October 31, 2025 and rounding up to the nearest 10 shares.
Each of the RSU awards listed in the table above vests as to 25% of the shares underlying the award on November 20, 2026, and as to 1/16th of the shares underlying the award each quarter thereafter, subject to the NEO’s continued service with us through the applicable date. Each of the PSUs will vest based on the same performance metrics and vesting terms established for the PSUs to be granted to Company executives in 2026.
All of these awards are subject to additional vesting acceleration as described in the “Potential Payments Upon Termination or Change of Control” section below.
2025 PSU Performance Matrix for 2023 PSUs
In February 2025, the Compensation Committee, with input from management, approved revenue, annualized recurring revenue, and non-GAAP operating margin as the performance measures for the portion of the 2023 PSUs eligible to vest on February 20, 2026. The Compensation Committee selected these performance measures because it believed that they were appropriate drivers for our business as they provided a balance between growing our business and managing our expenses, which enhance stockholder value over the short term.
The portion of the 2023 PSUs eligible to vest on February 20, 2026, was determined to be available for vesting based on the extent of our achievement against the target level of each of the financial metrics, as set forth below:

2025 Performance Measure for 2023 PSUs	Target Level	Weighting
Revenue	$703.1 million	40%
ARR	$703.6 million	30%
Non-GAAP Operating Margin	22.0%	30%
The scales used to determine attainment of the results under the Revenue, ARR, and Non-GAAP Operating Margin metrics discussed above were set as follows:

Percentage Achievement of 2025 Revenue target*	Percentage of Subject Award Available for Vesting*
99.2%	60%
100.0%	100%
101.3% and above	200%

Percentage Achievement of 2025 ARR target*	Percentage of Subject Award Available for Vesting*
99.1%	50%
100.0%	100%
102.8% and above	200%

Percentage Achievement of 2025 Non-GAAP Operating Margin*	Percentage of Subject Award Available for Vesting*
95.5%	50%
100.0%	100%
109.1% and above	200%
_________________
*If Revenue, ARR, or non-GAAP operating margin during 2025 is between the percentage levels identified above, then the payment percentage with respect to the applicable performance metric is calculated based on a linear interpolation between those levels (rounded to the nearest hundred thousand dollars for Revenue and ARR and to the nearest 10 basis points for non-GAAP operating margin).
2025 PSU Performance Matrix for 2024 and 2025 PSUs
In February 2025, the Compensation Committee, with input from management, approved ARR and rTSR as the performance measures for the 2025 PSUs. The ARR goals are to be established each year with vesting to occur on the February 20th following the fiscal year for which they were measured and the rTSR goal will be measured for the period from fiscal 2025 through fiscal 2027 and vest on February 20, 2028. The Compensation Committee selected these performance measures because it believed that they were appropriate drivers for our business as they provided a balance between growing our business and enhancing stockholder value.
The portion of the 2024 and 2025 PSUs eligible to vest on February 20, 2026, was determined to be available for vesting based on the extent of our achievement against the target level of the ARR metric for fiscal 2025 as set forth below and the target for the rTSR portion also as set forth below, but measured for a three fiscal-year period.

2025 Performance Measures for 2024 and 2025 PSUs	Target Level	Weighting
ARR	$703.6 million	50%
rTSR for three-year period beginning in year of grant	55th Percentile	50%
The portion of the 2024 and 2025 PSUs scheduled to vest on February 20, 2026, that is subject to the ARR metric will be available for vesting based on attainment of that performance metric as follows:

2025 Percentage Achievement for 2024 and 2025 ARR PSU targets*	Percentage of Subject Award Available for Vesting*
99.1%	50%
100.0%	100%
102.8% and above	200%

The portion of the 2025 PSUs scheduled to vest on February 20, 2028, that is subject to the rTSR metric will be available for vesting based on attainment of that performance measure for the period from January 1, 2025, to December 31, 2027, as follows:

2025 Percentage Achievement of rTSR PSU target*	Percentage of Subject Award Available for Vesting*
25th Percentile	50%
55th Percentile	100%
75th Percentile and above	200%
_________________
*If performance achievement is between the percentage or percentile levels identified above, then the payment percentage with respect to the applicable performance metric is calculated based on a linear interpolation between those levels (rounded to the nearest hundred thousand dollars for ARR achievement or .01% for rTSR achievement).
For PSUs, the financial performance measures had the following meanings:

Performance Measure	Meaning
Revenue
“Revenue” is defined as the sum of the Company’s subscription, support, and professional services revenue; all determined under U.S. GAAP, excluding revenue from acquisitions completed during the Company’s applicable fiscal year.

ARR
“ARR” is defined as contracted annualized recurring subscription and support revenue. ARR denominated in a currency other than USD shall be revalued using foreign exchange rates as of the balance sheet date for each quarterly reporting period. ARR shall exclude the impact of acquisitions completed during the Company’s applicable fiscal year.

Non-GAAP Operating Margin	“Non-GAAP Operating Margin” is defined as the Company’s Non-GAAP income from operations divided by its total Revenue.

“Non-GAAP income from operations” is defined as the Company’s GAAP income (loss) from operations, adjusted for: amortization of intangible assets, stock-based compensation, the change in the fair value of contingent consideration, transaction-related costs, legal settlement gains and costs, restructuring charges, impairment charges related to goodwill, impairment charges related to tangible and intangible assets, and the costs of natural disasters.
Relative TSR
Relative TSR will be determined by how the Company’s TSR during the Performance Period (the “Company TSR”) compares to the TSRs of the Indexed Companies during the Performance Period. The Indexed Companies are those companies that are components of the S&P Software & Services Select Industry Index at the end of the Performance Period and were also components of such index as the beginning of the performance period. To determine TSR, the 30-day simple average closing price at the end of the performance period plus all dividends paid during the performance period will be divided by the 30-day simple average closing price at the beginning of the performance period. The TSRs of each Indexed Company and the Company will be ranked and such ranking will determine the Company’s percentile performance.

2023 PSU Performance Decisions
In February 2026, the Compensation Committee reviewed our overall performance for 2025, including performance against the performance measures established for 2025 under the 2023 and 2024 PSU awards eligible to vest on February 20, 2026. Considering the performance measures established for those awards, the target performance, actual performance, and percent available for vesting before relative weighting were as follows:

Performance Measure	Target Performance Level	Actual Performance Level	Pre-Weighting Vesting Percentage	Weighted Vesting Percentage
Revenue	$703.1 million	$700.4 million	81.1%	32.4%
ARR	$703.6 million	$702.2 million	88.3%	26.5%
Non-GAAP Operating Margin	22.0%	22.3%	115.0%	34.5%
Total				93.4%
Based on this level of achievement, the Compensation Committee determined that, with respect to the shares eligible to vest on February 20, 2026, under the 2023 PSU awards, 93.4% of the target amount for each of our NEOs were eligible to vest.

The numbers of shares available for vesting on February 20, 2026, under the 2023 PSUs for each of our NEOs are as follows:

Named Executive Officer	Target 2023 PSUs Eligible to Vest on February 20, 2026 (Number of Shares)	Total 2023 PSUs Earned and Vested on February 20, 2026 (Number of shares)
Owen Ryan	23,294	21,761
Therese Tucker	23,294	21,761
Patrick Villanova	2,564	2,395
Karole Morgan-Prager	7,687	7,181
Jeremy Ung(1)	—	—
Stuart Van Houten(2)	—	—

(1)Mr. Ung joined the company as Chief Technology Officer on April 15, 2024.
(2)Mr. Van Houten joined the company as Chief Commercial Officer on February 11, 2025.
2024 & 2025 PSU Performance Decisions
In February 2026, the Compensation Committee reviewed our overall performance for 2025, including performance against the performance measures established for 2025 under the PSU awards described above. Considering the performance measures established for those awards, the target performance, actual performance, and percent available for vesting before relative weighting were as follows:

Performance Measure	Target Performance Level	Actual Performance Level	Pre-Weighting Vesting Percentage	Weighted Vesting Percentage
ARR	$703.6 million	$702.2 million	88.3%	88.3%
Total				88.3%
Based on this level of achievement, the Compensation Committee determined that, with respect to the shares eligible to vest on February 20, 2026, under the 2024 & 2025 PSU awards, 88.3% of the target amount for each of our NEOs were eligible to vest.
The numbers of shares available for vesting on February 20, 2026, under the 2024 & 2025 PSUs for each of our NEOs are as follows:

Named Executive Officer	Target 2024 & 2025 PSUs Eligible to Vest on February 20, 2026 (Number of Shares)	Total 2024 & 2025 PSUs Earned and Vested on February 20, 2026 (Number of Shares)
Owen Ryan	23,273	20,557
Therese Tucker	23,273	20,557
Patrick Villanova	7,410	6,545
Karole Morgan-Prager	9,620	8,497
Jeremy Ung	15,333	13,543
Stuart Van Houten	10,166	8,979
Employee Benefits
Our NEOs are eligible to participate in our employee retirement benefit programs on the same basis as our other full-time, salaried employees. We sponsor a Section 401(k) profit-sharing plan, which is intended to qualify for favorable tax treatment under Section 401(a) of the Code. Our eligible U.S. employees, including the NEOs, are entitled to participate on the first day of the month following the date of hire. The Section 401(k) plan includes a salary deferral arrangement under which participants may elect to defer up to 100% of their current eligible compensation up to the statutorily prescribed limit. All participants’ interests in their deferrals are 100% vested when contributed. The Section 401(k) plan permits us to make matching contributions and profit-sharing contributions to eligible participants. In 2025, we paid discretionary matching contributions that are fully vested.
In addition, our NEOs are eligible to participate in our employee welfare benefit programs on the same basis as all of our employees. These benefits include medical, dental and vision benefits, disability insurance, basic life insurance coverage, health savings accounts, and accidental death and dismemberment insurance. All NEOs, except for Ms. Tucker, are also eligible to participate in our employee stock purchase plan.
We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.
Perquisites, Special Bonuses and Other Personal Benefits
Currently, we do not view perquisites, special bonuses, or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide perquisites, special bonuses, or other personal benefits to our NEOs, except in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our NEOs more efficient and effective, and for recruitment and retention purposes.
Employment Arrangements
We have entered into written employment agreements or offer letters with our NEOs. Each of these employment arrangements was approved on our behalf by the Compensation Committee or, in certain instances, by our Board. Each of these employment arrangements provides for “at will” employment and set forth the compensation arrangements for the NEO, including base salary and an annual cash bonus opportunity.
In filling each of our executive positions, our Board or the Compensation Committee, as applicable, recognized that it would need to develop competitive compensation packages to attract qualified candidates in a dynamic labor market. At the same time, our Board and the Compensation Committee were sensitive to the need to integrate new executive officers into the executive compensation structure that we were seeking to develop, balancing both competitive and internal equity considerations.
For information on the specific terms and conditions of the employment arrangements of the NEOs, see the discussion of “Executive Employment Arrangements” below.
Post-Employment Compensation
Our Change-of-Control and Severance Policy (the “Executive Severance Policy”) is applicable to each of our NEOs other than Mr. Ryan and certain other participants. Under the Executive Severance Policy, a participant is eligible to receive severance and change-of-control benefits upon certain qualifying terminations of employment. As described below, Mr. Ryan has certain additional benefits pursuant to his employment agreement.
We believe that having in place reasonable and competitive post-employment compensation arrangements is essential to attracting and retaining highly qualified executive officers. Our post-employment compensation arrangements were designed, in accordance with market practice and advice the Compensation Committee received from its independent compensation consultant, to provide reasonable compensation to executive officers who leave our Company under certain circumstances to facilitate their transition to new employment. Further, we seek to mitigate any potential employer liability and avoid future disputes or litigation by requiring a departing executive officer to sign a separation and release agreement acceptable to us as a condition to receiving post-employment compensation payments or benefits.
We do not necessarily consider specific amounts payable under these post-employment compensation arrangements when establishing annual compensation. We do believe, however, that these arrangements are necessary to offer compensation packages that are competitive.
We believe that these arrangements are designed to align the interests of management and stockholders when considering the long-term future of the Company. The primary purpose of these arrangements is to keep our most senior executive officers focused on pursuing all corporate transaction activity that is in the best interests of stockholders regardless of whether those transactions may result in their own job loss. Reasonable post-acquisition payments and benefits should serve the interests of both the executive and our investors.
All payments and benefits in the event of a change of control of the Company are payable only if there is a qualifying termination of employment by an executive officer (a so-called “double-trigger” arrangement). In the case of the acceleration of vesting of outstanding equity awards, we use this double-trigger arrangement to protect against the loss of retention power following a change of control and to avoid windfalls, both of which could occur if vesting accelerated automatically as a result of the transaction.

We do not pay excise taxes relating to a change of control of the Company (“gross-up payments”) and have no such obligations in place with respect to any of our NEOs.
For information on the change-of-control and severance agreements for the NEOs, as well as an estimate of the potential payments and benefits payable under these agreements as of the end of 2025, see “Executive Employment Arrangements” and “Potential Payments Upon Termination or Change of Control” below.
Other Compensation Policies and Practices
Insider Trading Policy; Policy Prohibiting Hedging or Pledging of Our Equity Securities
Our Insider Trading Compliance Policy prohibits all our employees, including our NEOs, and the members of our Board from engaging in derivative securities transactions, including hedging, with respect to our common stock and from pledging our securities as collateral or holding our securities in a margin account.
Executive Stock Ownership Guidelines
In February 2020, the Compensation Committee and the Nominating and Corporate Governance Committee recommended, and our Board approved, stock ownership guidelines for our executive officers. Under these guidelines, each executive officer is expected to attain minimum levels of stock ownership equal to 1x (or 5x, in the case of our CEO) the executive officer’s annual base salary. For purposes of this requirement, shares owned outright count toward these guidelines. Our policy does not recognize ownership with respect to unearned performance awards or unexercised stock options. The value for purposes of satisfying this requirement is the 90-day trailing average of the closing price of our common stock as of the last trading day of the fiscal year prior to the compliance date. Executive officers have a phase-in period that lasts until the fifth anniversary of the date they become an executive officer or are appointed to their position to comply with these guidelines. If an executive officer does not achieve the minimum level of ownership by the executive officer’s compliance date, then 50% of the after-tax value of the executive officer’s exercised options or vested RSUs will be retained until the minimum level of ownership for the executive officer is met. As of December 31, 2025, all of our executive officers were in compliance with the stock ownership requirements under the guidelines.
Policies and Practices Related to the Grant of Certain Equity Awards
Our Board and the Compensation Committee of our Board do not take material nonpublic information into account when determining the timing and terms of equity grants. We do not have a policy or practice of timing equity grants based on the release of material non-public information. We have not granted stock options to any of our named executive officers since 2021 and we have never granted stock appreciation rights.
Tax and Accounting Considerations
Deductibility of Executive Compensation
Section 162(m) of the Code generally limits the amount we may deduct from our federal income taxes for compensation paid to our CEO and certain other current and former executive officers that are “covered employees” within the meaning of Section 162(m) of the Code to $1 million per individual per year, subject to certain exceptions. The regulations promulgated under Section 162(m) of the Code contain a transition rule that applies to companies, such as ours, that become subject to Section 162(m) of the Code by reason of becoming publicly held. Pursuant to this rule, certain compensation granted during a transition period (which ended on the 2020 Annual Meeting for us) currently is not counted toward the deduction limitations of Section 162(m) of the Code if the compensation is paid under a compensation arrangement that was in existence before the effective date of the initial public offering and certain other requirements are met. While certain of our equity awards may be eligible to be excluded from our deductibility limitation of Section 162(m) of the Code pursuant to this transition rule, the Compensation Committee has not adopted a policy that all equity or other compensation must be deductible.
In approving the amount and form of compensation for our NEOs, the Compensation Committee generally considers all elements of the cost to us of providing such compensation, including the potential impact of Section 162(m) of the Code, as well as our need to maintain flexibility in compensating executive officers in a manner designed to promote our goals. The Compensation Committee may, in its judgment, authorize compensation payments that may or may not be deductible when it believes that such payments are appropriate to attract, retain or motivate executive talent.

Accounting for Stock-Based Compensation
We follow the Financial Accounting Standards Board’s Accounting Standards Codification No. 718, Compensation - Stock Compensation (“ASC 718”) for our stock-based compensation awards. ASC 718 requires us to measure the compensation expense for all share-based payment awards made to our employees and members of our Board, including options to purchase shares of our common stock and other stock awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables required by the federal securities laws, even though the recipient of the awards may never realize any value from their awards.
Risk Considerations
The Compensation Committee, in cooperation with management, reviewed our 2025 compensation programs. Our Compensation Committee believes that the mix and design of the elements of such programs do not encourage our employees to assume excessive risks and accordingly, are not reasonably likely to have a material adverse effect on our Company. We have designed our compensation programs to be balanced so that our employees are focused on both short and long-term financial and operational performance. In particular, the weighting towards long-term equity incentive compensation discourages short-term risk taking. Goals are appropriately set with targets that encourage growth in the business, while doing so in a manner that encourages profitability.
Executive Employment Arrangements
Owen Ryan. We are party to an employment agreement with Mr. Ryan. The employment agreement has no specific term and provides for “at-will” employment. In connection with his transitioning to serving as the Company’s sole CEO, effective October 1, 2025, Mr. Ryan’s base salary increased to $600,000 and his annual target bonus percentage remained the same.
Therese Tucker. We are party to an employment agreement with Ms. Tucker. The employment agreement has no specific term and provides for “at-will” employment. In connection with the CEO Transition, effective October 1, 2025, Ms. Tucker’s base salary decreased to $460,000 and her annual target bonus percentage decreased to 80% of her base salary.
Patrick Villanova. We entered into an offer letter with Mr. Villanova. The offer letter has no specific term and provides for “at-will” employment. As of December 31, 2025, Mr. Villanova’s annual base salary was $435,000, and his annual on-target bonus opportunity was 75% of his annual base salary.
Karole Morgan-Prager. We entered into an offer letter with Ms. Morgan-Prager. The offer letter has no specific term and provides for “at-will” employment. As of December 31, 2025, Ms. Morgan-Prager’s annual base salary was $485,000, and her annual on-target bonus opportunity was 60% of her annual base salary.
Jeremy Ung. We entered into an offer letter with Mr. Ung. The offer letter has no specific term and provides “at-will” employment. As of December 31, 2025, Mr. Ung’s annual base salary was $485,000, and his annual on-target bonus opportunity was 70% of his annual base salary.
Stuart Van Houten. In connection with Mr. Van Houten’s hire as Chief Commercial Officer, effective February 11, 2025, we entered into an offer letter with Mr. Van Houten. Pursuant to the offer letter (the “Van Houten Offer Letter”), as Chief Commercial Officer, Mr. Van Houten will earn an annual base salary of $485,000, and have an annual on-target bonus opportunity of 100% of his annual base salary. The Van Houten Offer Letter also provided for initial equity awards that have been granted with an approximate value of $6,000,000, which were made up of 50% RSUs that will vest over four years, subject to Mr. Van Houten’s continued full-time employment, and 50% PSUs that will vest on the same performance terms as awards granted to our other executives in 2025, as determined by the Compensation Committee. Approximately half of the value of these initial equity awards was in recognition of compensation foregone by Mr. Van Houten with his previous employer, and the remainder tracks with the annual long-term incentive equity awards Mr. Van Houten would have received in 2025 in the absence of a negotiated agreement.
For information on the change-of-control and severance agreements for the NEOs, as well as an estimate of the potential payments and benefits payable under these agreements as of the end of 2025, see “Potential Payments Upon Termination or Change of Control” below.
Compensation Committee Report
The Compensation Committee has reviewed and discussed with management the section titled Executive Compensation (the “Executive Compensation Disclosure”), including, without limitation, the disclosure under the heading Compensation Discussion and Analysis, summary executive compensation tables and related narrative information included in this proxy statement. Based on such review and discussion, the Compensation Committee has recommended to the Board that the section titled “Executive Compensation Disclosure” be included in this proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2025.
Respectfully submitted by the members of the Compensation Committee of the Board:15
Mika Yamamoto (Chair)
David Henshall
Gregory Hughes
Thomas Unterman
This Compensation Committee report shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or to the liabilities of Section 18 of the Exchange Act, and shall not be deemed incorporated by reference into any prior or subsequent filing by BlackLine under the Securities Act or the Exchange Act, except to the extent BlackLine specifically requests that the information be treated as “soliciting material” or specifically incorporates it by reference.
15 Ms. Prichard joined our Compensation Committee in March 2026, after the review, discussion and recommendation of the Compensation Discussion and Analysis.

Summary Compensation Table
The following table presents information concerning the total compensation of our NEOs for services rendered to us in all capacities during the years ended December 31, 2025, 2024, and 2023.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)(3)	Performance Stock Awards ($)(2)(4)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)
Owen Ryan	2025	524,231	—	5,694,941	4,908,126	—	473,378	14,000	11,614,676
CEO	2024	496,250	—	4,160,286	5,147,281	—	609,812	13,800	10,427,429
	2023	398,655	—	4,693,840	1,564,591	—	170,782	13,200	6,841,068
Therese Tucker	2025	490,307	—	3,769,800	4,908,126		420,672	—	9,588,905
Founder & former Co-CEO	2024	496,250	—	4,160,286	5,147,281	—	609,812	—	10,413,629
	2023	468,833	—	6,286,793	1,564,591	—	207,095	—	8,527,312
Patrick Villanova(7)	2025	423,750	—	1,759,075	1,679,678	—	268,086	14,000	4,144,589
Chief Financial Officer
Mark Partin	2025	77,885	—	—	978,030	—	—	14,000	1,069,915
Former Chief Financial Officer	2024	445,001	—	2,828,653	3,891,169	—	403,565	13,800	7,582,188
	2023	425,000	—	2,346,920	1,512,601	—	128,527	13,200	4,426,248
Karole Morgan-Prager	2025	463,500	50,000	1,723,542	1,928,002	—	250,861	148,907	4,564,812
Chief Legal and Administrative Officer	2024	432,500	—	1,719,506	2,344,911	—	306,375	21,548	4,824,840
	2023	405,000	—	1,548,940	895,981	—	87,535	13,200	2,950,656
Jeremy Ung	2025	459,692	50,000	1,869,397	1,958,024	—	290,337	14,000	4,641,450
Chief Technology Officer	2024	302,404	150,000	3,357,554	2,886,052	—	260,690	13,800	6,970,500
Stuart Van Houten(8)	2025	427,173	200,000	3,015,840	2,519,572	—	388,037	14,000	6,564,622
Chief Commercial Officer
_________________
(1)The amounts in this column represent bonuses to Ms. Morgan-Prager and Mr. Ung, dated October 1, 2025, and a one-time sign-on bonus in connection with Mr. Van Houten’s commencement of employment with the Company on February 11, 2025. The bonuses for Ms. Morgan-Prager and Mr. Ung are subject to one-year clawback. If Mr. Ung or Ms. Morgan-Prager voluntary resign or are terminated for cause within twelve (12) months of the payment date, they are obligated to repay the gross amount to the Company. Pursuant to the terms of his offer letter, if Mr. Van Houten voluntarily resigns or is terminated for cause within two (2) years of the employment start date, he is obligated to repay the gross amount of the sign-on bonus to the Company based on a tiered schedule. The portion of the bonus to be repaid is as follows: (i) 100% if the termination or resignation occurs within the first six (6) months of employment; (ii) 75% if the termination occurs after six (6) months but within twelve (12) months of employment; (iii) 50% if the termination occurs after twelve (12) months but within eighteen (18) months of employment; and (iv) 25% if the termination occurs after eighteen (18) months but within twenty-four (24) months of employment.
(2)The amounts in this column represent the aggregate grant date fair value of stock and option awards as computed in accordance with ASC 718. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.
(3)The amounts reported in the Stock Awards column reflect the aggregate grant date fair value of the RSUs granted to our NEOs in fiscal 2025, 2024, and 2023.
(4)The amounts reported in the Performance Stock Awards Column reflect the aggregate grant date fair value of the PSUs granted in the year indicated, as computed in accordance with ASC 718. For PSUs, the value is reported as of the grant date based on the probable outcome of performance conditions, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under ASC 718, excluding the effect of estimated forfeitures. For PSUs approved in years prior to 2025, for which performance conditions were approved in 2025, the grant date for purposes of this disclosure is deemed to be in 2025. PSUs vest upon achievement of corporate performance goals. The assumptions used in the valuation of these awards are consistent with the valuation methodologies specified in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025.
The grant date fair value of the fiscal 2025 PSUs assuming that the highest level of performance is achieved under the applicable performance measures is presented below. The estimated grant date fair value for these PSUs presented in the table above is different from (and lower than) the maximum value set forth below. These amounts do not necessarily correspond to the actual value recognized by our NEOs.

Name	Maximum Value of 2025 PSUs
Owen Ryan	$7,295,046
Therese Tucker	$7,295,046
Patrick Villanova	$2,182,902
Mark Partin	$1,956,060
Karole Morgan-Prager	$2,813,795
Jeremy Ung	$2,739,595
Stuart Van Houten	$3,022,179
(5)The amounts in this column represent annual incentives earned under our bonus plans for the applicable fiscal year.

(6)In 2025, this amount includes 401(k) plan matching contributions in the amount of $14,000 each. In addition, Ms. Morgan-Prager, received $129,723 in US and foreign tax equalization payments and $5,184 in tax preparation fees related to her service in the United Kingdom and at our request.
(7)Mr. Villanova became Chief Financial Officer effective March 1, 2025.
(8)Mr. Van Houten joined the company as Chief Commercial Officer on February 11, 2025.
Grants of Plan-Based Awards During 2025
The following table presents information regarding grants of plan-based awards made to our NEOs during 2025:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			Number of Securities Underlying Restricted Stock Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Name Executive Officer	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Owen Ryan	2/12/2025	294,115	525,205	892,849
	2/12/2025(3)				12,578	23,294	46,588		1,209,890
	2/12/2025(4)				5,282	10,565	21,130		548,746
	4/2/2025(5)				19,062	38,125	76,250		2,521,206
	4/2/2025(6)				6,354	12,708	25,416		628,284
	4/2/2025(7)							76,250	3,769,800
	11/25/2025(8)							33,330	1,925,141
Therese Tucker	2/12/2025	261,368	466,729	793,439
	2/12/2025(3)				12,578	23,294	46,588		1,209,890
	2/12/2025(4)				5,282	10,565	21,130		548,746
	4/2/2025(5)				19,062	38,125	76,250		2,521,206
	4/2/2025(6)				6,354	12,708	25,416		628,284
	4/2/2025(7)							76,250	3,769,800
Patrick Villanova	2/12/2025	166,565	297,437	505,643
	2/12/2025(3)				1,384	2,564	5,128		133,174
	2/12/2025(4)				740	1,480	2,960		76,871
	4/2/2025(5)				8,895	17,790	35,580		1,176,454
	4/2/2025(6)				2,965	5,930	11,860		293,179
	4/2/2025(7)							35,580	1,759,075
Mark Partin	2/12/2025(3)				6,289	11,647	23,294		604,945
	2/12/2025(4)				3,591	7,183	14,366		373,085
Karole Morgan-Prager	2/12/2025	155,863	278,326	473,154
	2/12/2025(3)				4,150	7,687	15,374		399,263
	2/12/2025(4)				2,183	4,367	8,734		226,822
	4/2/2025(5)				7,880	15,760	31,520		1,042,209
	4/2/2025(6)				2,626	5,253	10,506		259,708
	4/2/2025(7)							31,520	1,558,348
	11/25/2025(8)							2,860	165,194
Jeremy Ung	2/12/2025	180,390	322,125	547,612
	2/12/2025(4)				4,701	9,403	18,806		488,392
	4/2/2025(5)				8,895	17,790	35,580		1,176,453
	4/2/2025(6)				2,965	5,930	11,860		293,179
	4/2/2025(7)							35,580	1,759,075
	11/25/2025(8)							1,910	110,322
Stuart Van Houten	4/2/2025	241,092	430,521	731,885
	4/2/2025(5)				15,250	30,500	61,000		2,016,965
	4/2/2025(6)				5,083	10,166	20,332		502,607
	4/2/2025(7)							61,000	3,015,840

_________________
(1)Amounts in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” columns relate to cash incentive compensation opportunities under our 2025 Bonus Plan, as described in the section titled “Executive Compensation—Compensation Discussion and Analysis—Individual Compensation Elements – 2025 Bonus Plan Performance Matrix” and “—2025 Bonus Plan Decisions.” The target opportunity under our 2025 Bonus Plan Award for each of Mr. Ryan and Ms. Tucker is prorated to reflect changes to their compensation from October 1, 2025. The target opportunity under our 2025 Bonus Plan Award for Mr. Villanova is prorated to reflect changes to his compensation from March 1, 2025. The target opportunity under our 2025 Bonus Plan Award for each of Ms. Morgan-Prager and Mr. Ung is prorated to reflect changes to their compensation from April 1, 2025, and October 1, 2025. The target opportunity under our 2025 Bonus Plan for Mr. Van Houten is prorated to reflect a partial year of service beginning on February 11, 2025.
(2)The amount in this column represents the aggregate grant date fair value of stock awards as computed in accordance with ASC 718. The fair value of the PSUs is calculated based on target shares.
(3)Reflects the award of PSUs at the threshold, target and maximum award levels for the portion of the 2023 PSUs scheduled to vest on February 20, 2026, as described in the section titled “Executive Compensation—Compensation Discussion and Analysis—Individual Compensation Elements—2025 PSU Performance Matrix for 2023 PSUs.” Further information on the threshold, target, maximum, and actual award level achievement of this PSU award, as well as descriptions of the performance goals for this PSU award is available in such section and the section “Executive Compensation—Compensation Discussion and Analysis—Individual Compensation Elements—2025 PSU Performance Decisions.”
(4)Reflects the award of PSUs at the threshold, target and maximum award levels for the portion of the 2024 PSUs scheduled to vest on February 20, 2026, as described in the section titled “Executive Compensation—Compensation Discussion and Analysis—Individual Compensation Elements—2025 PSU Performance Matrix for 2024 and 2025 PSUs.” Further information on the threshold, target, maximum, and actual award level achievement of this PSU award as well as descriptions of the performance goals for this PSU award is available in such section and the section “Executive Compensation—Compensation Discussion and Analysis—Individual Compensation Elements—2025 PSU Performance Decisions.”
(5)Reflects the award of PSUs at the threshold, target, and maximum award levels for the rTSR performance measure for the portion of the 2025 PSUs scheduled to vest on February 20, 2028, as described in the section titled “Executive Compensation—Compensation Discussion and Analysis—Individual Compensation Elements—Annual Long-Term Equity Awards.” Further information on the threshold, target, maximum, and, if available, actual award level achievement of this PSU award, as well as descriptions of the performance goals for this PSU award is available in such section and the section “Executive Compensation—Compensation Discussion and Analysis—Individual Compensation Elements—Long-Term Equity Compensation.”
(6)Reflects the award of PSUs at the threshold, target and maximum award levels for the portion of the 2025 PSUs scheduled to vest on February 20, 2026, as described in the section titled “Executive Compensation—Compensation Discussion and Analysis—Individual Compensation Elements—2025 PSU Performance Matrix for 2024 and 2025 PSUs.” Further information on the threshold, target, maximum, and actual award level achievement of this PSU award as well as descriptions of the performance goals for this PSU award is available in such section and the section “Executive Compensation—Compensation Discussion and Analysis—Individual Compensation Elements—2025 PSU Performance Decisions.”
(7)Reflects the award of RSUs for such NEOs as described in the section titled “Executive Compensation—Compensation Discussion and Analysis—Individual Compensation Elements – Annual Long-Term Equity Awards.”
(8)Reflects the award of RSUs for such NEOs as described in the section titled “Executive Compensation—Compensation Discussion and Analysis—Individual Compensation Elements – Promotion Long-Term Equity.” In addition to these RSUs, each NEO also received a grant of an equal number of PSUs that would have their performance metrics set in February 2026 when annual performance-equity grants are made to the Company’s executives.

Outstanding Equity Awards at Year-End
The following table presents information concerning all outstanding equity awards held by each of our NEOs as of December 31, 2025:

		Option Awards				Stock Awards
Named Executive Officer	Grant Date(1)	Number of Securities Underlying Unexercised Options # Exercisable	Number of Securities Underlying Unexercised Options # Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Owen Ryan	8/10/2018(7)	2,874		47.64	8/10/2028
	3/7/2023(14)					21,838	1,207,423
	3/17/2024(15)					35,658	1,971,531
	3/17/2024(16)							31,695	1,752,417
	2/12/2025(18)							23,294	1,287,925
	2/12/2025(19)							10,565	584,139
	4/2/2025(20)							38,125	2,107,931
	4/2/2025(21)							12,708	702,625
	4/2/2025(22)					76,250	4,215,863
	11/25/2025(23)					33,330	1,842,816
Therese Tucker	10/17/2016(3)	96,560		14.00	10/16/2026
	3/6/2018(6)	95,080		44.41	3/5/2028
	5/15/2019(8)	99,270		48.65	5/15/2029
	4/15/2020(10)	145,970		57.11	4/15/2030
	3/6/2021(11)	40,790		111.53	3/6/2031
	3/7/2023(14)					21,838	1,207,423
	3/17/2024(15)					35,658	1,971,531
	3/17/2024(16)							31,695	1,752,417
	2/12/2025(18)							23,294	1,287,925
	2/12/2025(19)							10,565	584,139
	4/2/2025(20)							38,125	2,107,931
	4/2/2025(21)							12,708	702,625
	4/2/2025(22)					76,250	4,215,863

		Option Awards				Stock Awards
Named Executive Officer	Grant Date(1)	Number of Securities Underlying Unexercised Options # Exercisable	Number of Securities Underlying Unexercised Options # Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Patrick Villanova	10/17/2016(4)	750		14.00	10/16/2026
	2/23/2017(5)	2,500		29.30	2/22/2027
	3/6/2018(6)	10,560		44.41	3/5/2028
	5/15/2019(8)	4,990		48.65	5/15/2029
	5/15/2019(9)	11,070		48.65	5/15/2029
	4/15/2020(10)	13,360		57.11	4/15/2030
	3/6/2021(12)	2,700		111.53	3/6/2031
	4/4/2022(13)					409	22,614
	3/7/2023(14)					2,404	132,917
	3/17/2024(15)					4,995	276,174
	3/17/2024(16)							4,440	245,488
	2/12/2025(18)							2,564	141,764
	2/12/2025(19)							1,480	81,829
	4/2/2025(20)							17,790	983,609
	4/2/2025(21)							5,930	327,870
	4/2/2025(22)					35,580	1,967,218
Karole Morgan-Prager	3/6/2018(6)	28,300		44.41	3/5/2028
	5/15/2019(8)	25,600		48.65	5/15/2029
	4/15/2020(10)	38,160		57.11	4/15/2030
	3/6/2021(12)	13,870		111.53	3/6/2031
	4/4/2022(13)					1,060	58,607
	3/7/2023(14)					7,207	398,475
	3/17/2024(15)					14,738	814,864
	3/17/2024(16)							13,100	724,299
	2/12/2025(18)							7,687	425,014
	2/12/2025(19)							4,367	241,451
	4/2/2025(20)							15,760	871,370
	4/2/2025(21)							5,253	290,438
	4/2/2025(22)					31,520	1,742,741
	11/25/2025(23)					2,860	158,129
Jeremy Ung	5/8/2024(17)					35,263	1,949,691
	5/8/2024(16)							28,210	1,559,731
	2/12/2025(19)							9,403	519,892
	4/2/2025(20)							17,790	983,609
	4/2/2025(21)							5,930	327,870
	4/2/2025(22)					35,580	1,967,218
	11/25/2025(23)					1,910	105,604
Stuart Van Houten	4/2/2025(20)							30,500	1,686,345
	4/2/2025(21)							10,166	562,078
	4/2/2025(22)					61,000	3,372,690

_________________
(1)Each of the outstanding equity awards was granted pursuant to our 2014 Equity Incentive Plan (the “2014 Plan”) or our 2016 Equity Incentive Plan (the “2016 Plan”), as applicable.
(2)These market values are determined by multiplying the number of shares by the fair market value per share of common stock on December 31, 2025 (the last trading day of 2025), or $55.29.
(3)Twenty-five percent (25%) of the shares (rounded down to the nearest whole number of shares) vest on each of the first four anniversaries of the vesting commencement date (January 1, 2016), subject to continued service with us through each applicable vesting date. At December 31, 2025, all shares were vested.
(4)Twenty-five percent (25%) of the shares (rounded down to the nearest whole number of shares) vest on each of the first four anniversaries of the vesting commencement date (October 13, 2016), subject to continued service with us through each applicable vesting date. At December 31, 2025, all shares were vested.
(5)Twenty-five percent (25%) of the shares (rounded down to the nearest whole number of shares) vest on each of the first four anniversaries of the vesting commencement date (February 23, 2017), subject to continued service with us through each applicable vesting date. At December 31, 2025, all shares were vested.
(6)Twenty-five percent (25%) of the shares underlying this option vest on the first anniversary of the vesting commencement date (February 20, 2018), and 1/16th of the shares subject to the option vest every three months thereafter on the same day of the month as the vesting commencement date, subject to continued service with us through each vesting date. At December 31, 2025, all shares were vested.
(7)One hundred percent (100%) of the shares underlying this option vested on May 7, 2019. At December 31, 2025, all shares were vested.
(8)Twenty-five percent (25%) of the shares underlying this option vest on the first anniversary of the vesting commencement date (February 20, 2019), and 1/16th of the shares subject to the option vest every three months thereafter on the same day of the month as the vesting commencement date, subject to continued service with us through each vesting date. At December 31, 2025, all shares were vested.
(9)Twenty-five percent (25%) of the shares underlying this option vest on the first anniversary of the vesting commencement date (May 20, 2019), and 1/16th of the shares subject to the option vest every three months thereafter on the same day of the month as the vesting commencement date, subject to continued service with us through each vesting date. At December 31, 2025, all shares were vested.
(10)Twenty-five percent (25%) of the shares underlying this option vest on the first anniversary of the vesting commencement date (May 20, 2020), and 1/16th of the shares subject to the option vest every three months thereafter on the same day of the month as the vesting commencement date, subject to continued service with us through each vesting date. At December 31, 2025, all shares were vested.
(11)Fifty percent (50%) of the shares underlying this option vest on each of February 20, 2022 and February 20, 2023, subject to continued service with us through each vesting date. At December 31, 2025, all shares were vested.
(12)Twenty-five percent (25%) of the shares underlying this option vest on the first anniversary of the vesting commencement date (February 20, 2021), and 1/16th of the shares subject to the option vest every three months thereafter on the same day of the month as the vesting commencement date, subject to continued service with us through each vesting date. At December 31, 2025, all shares were vested.
(13)Twenty-five percent (25%) of the shares underlying this RSU award vest on the first anniversary of the vesting commencement date (February 20, 2022), and 1/16th of the shares underlying this RSU award will vest every three months thereafter on the same day of the month as the vesting commencement date, subject to continued service with us through each applicable vesting date.
(14)Twenty-five percent (25%) of the shares underlying this RSU award vest on the first anniversary of the vesting commencement date (February 20, 2023), and 1/16th of the shares underlying this RSU award will vest every three months thereafter on the same day of the month as the vesting commencement date, subject to continued service with us through each applicable vesting date.
(15)Twenty-five percent (25%) of the shares underlying this RSU award vest on the first anniversary of the vesting commencement date (February 20, 2024), and 1/16th of the shares underlying this RSU award will vest every three months thereafter on the same day of the month as the vesting commencement date, subject to continued service with us through each applicable vesting date.
(16)Reflects the award of PSUs for the rTSR performance measure for the portion of the 2024 PSUs scheduled to vest on February 20, 2027, in each case subject to continued service with us through the applicable vesting date, as described in the section titled “Executive Compensation—Compensation Discussion and Analysis—Individual Compensation Elements—Annual Long-Term Equity Awards.” Further information on the threshold, target, maximum, and actual award level achievement of this PSU award as well as descriptions of the performance goals for this PSU award is available in such section and the section “Executive Compensation—Compensation Discussion and Analysis—Individual Compensation Elements—Annual Long-Term Equity Compensation.”
(17)Twenty-five percent (25%) of the shares underlying this RSU award vest on the first anniversary of the vesting commencement date (May 20, 2024), and 1/16th of the shares underlying this RSU award will vest every three months thereafter on the same day of the month as the vesting commencement date, subject to continued service with us through each applicable vesting date.
(18)Reflects one-third of the total number of shares underlying the 2023 PSU award, for which performance metrics were established on February 12, 2025 for the 2025 performance period. These shares will vest on February 20, 2026, subject to the satisfaction of applicable performance-based conditions for the calendar year preceding the vesting date, which performance-based conditions are to be determined on an annual basis, and in each case subject to continued service with us through the applicable vesting date. Further information on the threshold, target, maximum, and actual award level achievement of this PSU award as well as descriptions of the performance goals for this PSU award is available in such section and the section “Executive Compensation—Compensation Discussion and Analysis—Individual Compensation Elements—Annual Long-Term Equity Compensation.”
(19)Reflects one-third of the total number of shares underlying the 2024 PSU award, for which performance metrics were established on February 12, 2025 for the 2025 performance period. These shares will vest on February 20, 2026, subject to the satisfaction of applicable performance-based conditions for the calendar year preceding the vesting date, which performance-based conditions are to be determined on an annual basis, and in each case subject to continued service with us through the applicable vesting date. Further information on the threshold, target, maximum, and actual award level achievement of this PSU award as well as descriptions of the performance goals for this PSU award is available in such section and the section “Executive Compensation—Compensation Discussion and Analysis—Individual Compensation Elements—Annual Long-Term Equity Compensation.”
(20)Reflects the award of PSUs for the rTSR performance measure for the portion of the 2025 PSUs scheduled to vest on February 20, 2028, in each case subject to continued service with us through the applicable vesting date, as described in the section titled “Executive Compensation—Compensation Discussion and Analysis—Individual Compensation Elements—Annual Long-Term Equity Awards.” Further information on the threshold, target, maximum, and actual award level achievement of this PSU award as well as descriptions of the performance goals for this PSU award is available in such section and the section “Executive Compensation—Compensation Discussion and Analysis—Individual Compensation Elements—Annual Long-Term Equity Compensation.”
(21)Reflects one-third of the total number of shares underlying the 2025 PSU award, for which performance metrics were established on February 12, 2025 for the 2025 performance period. These shares will vest on February 20, 2026, subject to the satisfaction of applicable performance-based conditions for the calendar year preceding the vesting date, which performance-based conditions are to be determined on an annual basis, and in each case subject to continued service with us through the applicable vesting date. Further information on the threshold, target, maximum, and actual award level achievement of this PSU award as well as descriptions of the performance goals for this PSU award is available in such section and the section “Executive Compensation—Compensation Discussion and Analysis—Individual Compensation Elements—Annual Long-Term Equity Compensation.”
(22)Twenty-five percent (25%) of the shares underlying this RSU award vest on the first anniversary of the vesting commencement date (February 20, 2025), and 1/16th of the shares underlying this RSU award will vest every three months thereafter on the same day of the month as the vesting commencement date, subject to continued service with us through each applicable vesting date.
(23)Twenty-five percent (25%) of the shares underlying this RSU award vest on the first anniversary of the vesting commencement date (November 20, 2025), and 1/16th of the shares underlying this RSU award will vest every three months thereafter on the same day of the month as the vesting commencement date, subject to continued service with us through each applicable vesting date.
Stock Option Exercises and Stock Awards Vested During 2025
The following table sets forth the number of shares acquired, and the value realized upon exercise of stock options during 2025 by each of our NEOs. The value realized on exercise of stock options is calculated based on the difference between the market price of our common stock upon exercise and the exercise price of the stock options.

	Option Awards		Stock Awards
Named Executive Officer	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Owen Ryan	—	—	64,139	3,273,192
Therese Tucker	—	—	64,139	3,273,192
Patrick Villanova	—	—	15,318	790,986
Mark Partin	96,760	208,648	34,010	1,677,373
Karole Morgan-Prager	—	—	45,865	2,371,497
Jeremy Ung	—	—	21,157	1,154,609
Stuart Van Houten	—	—	—	—
_________________
(1)Reflects the aggregate number of shares of common stock underlying the stock options that were exercised in 2025.
(2)Calculated by multiplying (i) the difference between (x) the sale price for shares of common stock sold concurrently with the exercise of an option, and if not, the fair market value of common stock on the option exercise date, which was determined using the closing price on NASDAQ of a share of common stock on the option exercise date, and (y) the exercise price of the option, by (ii) the number of shares of common stock acquired upon exercise.

Potential Payments Upon Termination or Change of Control
The following table provides information concerning the estimated payments and benefits that would be provided in the circumstances described below, assuming that the triggering event took place on December 31, 2025, the last day of our fiscal year.

Named Executive Officer	Qualifying Termination Not in Connection with a Change of Control ($)	Qualifying Termination in Connection with a Change of Control ($)(1)
Owen Ryan
Cash severance(2)	600,000	1,425,205
Continued health coverage(3)	32,332	48,082
Accelerated equity vesting(4)(5)	—	19,282,332
Therese Tucker
Cash severance(2)	460,000	1,156,729
Continued health coverage(3)	28,034	41,690
Accelerated equity vesting(4)(5)	—	15,596,701
Patrick Villanova
Cash severance(6)	217,500	713,326
Continued health coverage(3)	5,819	11,537
Accelerated equity vesting(4)(7)	—	4,885,867
Karole Morgan-Prager
Cash severance(6)	242,500	763,326
Continued health coverage(3)	4,882	9,679
Accelerated equity vesting(4)(7)	—	6,613,900
Jeremy Ung
Cash severance(6)	242,500	807,125
Continued health coverage(3)	19,357	38,382
Accelerated equity vesting(4)(7)	—	8,496,801
Stuart Van Houten
Cash severance(6)	242,500	889,167
Continued health coverage(3)	19,357	38,382
Accelerated equity vesting(4)(7)	843,173	6,745,380
_________________
(1)A qualifying termination of employment is considered “in connection with a change of control” if such termination occurs within the period commencing three (3) months before and ending twelve (12) months after a “change of control”.
(2)These estimates of cash severance payable to Mr. Ryan and Ms. Tucker include: for a qualifying termination not in connection with a change of control, lump sum payments of twelve (12) months of base salary and COBRA premium costs; and for a qualifying termination in connection with a change of control, lump sum payment of eighteen (18) months of base salary and COBRA premium costs and prorated portion of the executive’s target annual bonus for the year of termination.
(3)These estimates of continued coverage reflect the present value of monthly COBRA premium payments for the applicable severance period.
(4)For purposes of valuing accelerated vesting, the values indicated in the table are calculated, with respect to stock options, as the aggregate excess of $55.29, the closing price of a share of our common stock on December 31, 2025 (the last trading day of 2025), if any, over the exercise price of the applicable option, multiplied by the number of unvested shares accelerated, with respect to RSUs, $55.29 multiplied by the number of unvested RSUs accelerated, and, with respect to PSUs, $55.29 multiplied by the number of PSUs for which performance conditions would be satisfied, or for which time-based vesting requirements would be accelerated.
(5)These estimates of accelerated equity vesting for Mr. Ryan and Ms. Tucker include: for a qualifying termination in connection with a change of control, acceleration of one hundred percent (100%) of the executive’s then-outstanding equity awards, taking into account performance through the truncated period ending prior to the change of control for 2024 and 2025 PSUs subject to rTSR performance measures.
(6)These estimates of cash severance payable to Ms. Morgan-Prager, Mr. Ung, Mr. Van Houten, and Mr. Villanova include: for a qualifying termination not in connection with a change of control, a lump sum payment of six (6) months of base salary and COBRA premium costs; and for a qualifying termination in connection with a change of control, a lump sum payment of twelve (12) months of base salary and COBRA premium costs and prorated portion of the executive’s target annual bonus for the year of termination.
(7)These estimates of accelerated equity vesting for Ms. Morgan-Prager, Mr. Ung, Mr. Van Houten, and Mr. Villanova include: for termination upon a qualifying termination in connection with a change of control, acceleration of one hundred percent (100%) of the executive’s then outstanding and unvested equity awards, taking into account performance through the truncated period ending prior to the change of control for 2024 and 2025 PSUs subject to rTSR performance measures; and for Mr. Van Houten only for a termination by the Company that is not for cause and not in connection with a change of control within the first twelve (12) months of employment, accelerated vesting of the time-based RSUs granted pursuant to the executive’s offer letter and scheduled to vest on that award’s first vesting date.

Mr. Ryan Post-Employment Terms
In 2023, we entered into an individual employment agreement with Mr. Ryan as Co-CEO, which included provisions for severance and change-of-control benefits upon certain qualifying terminations of employment (as described below). In connection with the 2025 CEO Transition, the terms of these rights remain unchanged, as further described below.
Termination Without Cause Outside Change-of-Control Period
The employment agreement provides that if Mr. Ryan’s employment is terminated by the Company outside of a Change-of-Control Period (defined as the period beginning three months prior to and ending twelve months following a Change of Control) without Cause other than for death or Disability or Mr. Ryan resigns for Good Reason, Mr. Ryan is eligible to receive:
•a lump sum cash payment equal to 100% of Mr. Ryan’s annual Base Salary (excluding any reduction that gives rise to Mr. Ryan’s ability to resign for Good Reason), and
•payment or reimbursement for COBRA premiums paid to maintain group health insurance benefits for Mr. Ryan and Mr. Ryan’s dependents under COBRA for up to twelve (12) months following the date of termination, or a taxable lump sum payment equal to twelve (12) months of COBRA premiums in lieu of payment or reimbursement, as applicable.
Termination Without Cause During Change-of-Control Period (Double-Trigger Arrangement)
The employment agreement also provides that if Mr. Ryan’s employment is terminated by the Company during a Change-of-Control Period without Cause other than for death or Disability or Mr. Ryan resigns for Good Reason, Mr. Ryan is eligible to receive:
•a lump sum cash payment equal to 150% of Mr. Ryan’s annual Base Salary,
•a lump sum cash payment equal to a prorated portion of Mr. Ryan’s target Annual Bonus for the year of termination,
•payment or reimbursement for COBRA premiums paid to maintain group health insurance benefits for Mr. Ryan and Mr. Ryan’s dependents under COBRA for up to eighteen (18) months following the date of termination, or a taxable lump sum payment equal to eighteen (18) months of COBRA premiums in lieu of payment or reimbursement, as applicable, and
•100% of Mr. Ryan’s outstanding equity awards will become vested and fully exercisable. See “Equity Award Acceleration Terms” below for the treatment of any outstanding PSU awards in the event of a double-trigger arrangement.
For the purposes of this section, the terms “Annual Bonus,” “Base Salary,” “Cause,” “Change of Control,” “Disability,” and “Good Reason” have specific meanings as defined in the employment agreement.
Ms. Tucker Post-Employment Terms
In 2023, we entered into an individual employment agreement with Ms. Tucker as Co-CEO, which included provisions for severance and change-of-control benefits upon certain qualifying terminations of employment (as described below). In connection with the 2025 CEO Transition, Ms. Tucker’s employment agreement was amended to reflect her new role as Founder. Her severance and change-of-control rights were transitioned to the Executive Severance Policy, but the terms of these rights remain mostly unchanged, as further described below.
Termination Without Cause Outside Change-of-Control Period
The Executive Severance Policy provides that if Ms. Tucker’s employment is terminated by the Company other than for Cause, death, or Disability outside of a Change-of-Control Period (defined as the period beginning three months prior to and ending twelve months following a Change of Control), Ms. Tucker is eligible to receive:
•a lump sum cash payment equal to 100% of Ms. Tucker’s annual Base Salary, and
•payment or reimbursement for COBRA premiums paid to maintain group health insurance benefits for Ms. Tucker and Ms. Tucker’s dependents under COBRA for up to twelve (12) months following the date of termination, or a taxable lump sum payment equal to twelve (12) months of COBRA premiums in lieu of payment or reimbursement, as applicable.
Termination Without Cause During Change-of-Control Period (Double-Trigger Arrangement)

The Executive Severance Policy also provides that if Ms. Tucker’s employment is terminated by the Company other than for Cause, death, or Disability or by Ms. Tucker for Good Reason, in either case, during a Change-of-Control Period, Ms. Tucker is eligible to receive:
•a lump sum cash payment equal to 150% of Ms. Tucker’s annual Base Salary,
•a lump sum cash payment equal to a prorated portion of Ms. Tucker’s target Annual Bonus for the year of termination,
•payment or reimbursement for COBRA premiums paid to maintain group health insurance benefits for Ms. Tucker and Ms. Tucker’s dependents under COBRA for up to eighteen (18) months following the date of termination, or a taxable lump sum payment equal to eighteen (18) months of COBRA premiums in lieu of payment or reimbursement, as applicable, and
•100% of Ms. Tucker’s outstanding equity awards will become vested and fully exercisable. See “Equity Award Acceleration Terms” below for the treatment of any outstanding PSU awards in the event of a double-trigger arrangement.
For the purposes of this section, the terms “Annual Bonus,” “Base Salary,” “Cause,” “Change of Control,” “Disability,” and “Good Reason” have specific meanings as defined in the Executive Severance Policy.
Ms. Morgan-Prager, Mr. Ung, Mr. Van Houten, and Mr. Villanova Post-Employment Terms
Our Executive Severance Policy is also applicable to Ms. Morgan-Prager, Mr. Ung, Mr. Van Houten and Mr. Villanova.
Termination Without Cause Outside Change-of-Control Period
The Executive Severance Policy provides that if the employment of any of these executives is terminated by the Company other than for Cause, death, or Disability outside of a Change-of-Control Period (defined as the period beginning three months prior to and ending twelve months following a Change of Control), the executive is eligible to receive:
•a lump sum cash payment equal to 50% of the executive’s annual Base Salary, and
•payment or reimbursement for COBRA premiums paid to maintain group health insurance benefits for the executive and executive’s dependents under COBRA for up to six (6) months following the date of termination or a taxable lump sum payment equal to six (6) months of COBRA premiums in lieu of payment or reimbursement, as applicable.
For Mr. Van Houten, if his employment had been terminated by the Company without Cause within the first twelve (12) months of employment only, he would also have been eligible to receive accelerated vesting of the time-based restricted stock units granted pursuant to his offer letter and scheduled to vest on that award’s first vesting date will occur.
Termination Without Cause During Change-of-Control Period (Double-Trigger Arrangement)
The Executive Severance Policy also provides that if the employment of any of these executives is terminated by the Company other than for Cause, death, or Disability or by the executive for Good Reason, in either case, during a Change-of-Control Period, the executive is eligible to receive:
•a lump sum cash payment equal to 100% of the executive’s annual Base Salary,
•a lump sum cash payment equal to a pro-rata portion of the executive’s Annual Bonus for the year of termination,
•payment or reimbursement for COBRA premiums paid to maintain group health insurance benefits for the executive and executive’s dependents under COBRA for up to twelve (12) months following the date of termination or a taxable lump sum payment equal to twelve (12) months of COBRA premiums in lieu of payment or reimbursement, as applicable, and
•100% of the then-unvested shares subject to each of the executive’s then‑outstanding Equity Awards will immediately vest and become exercisable. See “Equity Award Acceleration Terms” below for the treatment of any outstanding PSU awards in the event of a double-trigger arrangement.
The terms “Annual Bonus,” “Base Salary,” “Cause,” “Change of Control,” “Disability,” “Equity Awards,” and “Good Reason” have specific meanings as defined in the Executive Severance Policy.

Equity Award Acceleration Terms
Regarding the severance and change-of-control benefits described above for all our NEOs, the treatment of any outstanding PSU awards in the event of a double-trigger arrangement varies based on the award’s specific performance measures.
•For executive PSU awards that are subject to rTSR performance measures, the performance period is truncated. The number of PSUs that become eligible to vest is then determined based on the Company’s actual rTSR performance, measured from the beginning of the performance period through the date immediately preceding the change of control.
•For other PSU awards with different performance metrics, the performance goals for any performance periods that have not ended prior to the closing date are deemed achieved at 100% of target levels as of the closing of the transaction.
In either case, once the number of shares eligible for vesting is determined, those shares do not vest immediately. Instead, they remain subject to a time-based service requirement as provided in the original award agreement. However, this service requirement is waived and vesting is fully accelerated if there is a double-trigger arrangement as described above.
Conditions to Receipt of Severance
All severance and change-of-control benefits described above are subject to the eligible executive signing and not revoking a separation agreement and release of claims within the applicable timeframes.
Tax Withholding and Parachute Payments
All severance and change-of-control benefits described above will be paid less applicable withholding taxes. In addition, if any of the severance and change-of-control benefits described above become payable to an executive and such payments (i) are “parachute payments” within the meaning of Section 280G of the Code and (ii) would be subject to the “golden parachute” excise tax imposed by Section 4999 of the Code, then the executive’s severance and change-of-control benefits will be reduced to a level that will result in no tax under Code Section 4999 or the executive will receive all of the benefits and pay the excise tax, whichever results in the greater amount of after-tax benefits to the executive. These employment agreements and the Executive Severance Policy do not require the Company to provide any tax gross-up payments to any executive officer.
Mr. Partin’s Resignation
Mr. Partin resigned from service on March 1, 2025. Prior to his resignation he participated in the Executive Severance Policy on the same terms described above for Ms. Morgan-Prager, Mr. Ung, Mr. Van Houten and Mr. Villanova. Because Mr. Partin’s service was terminated by Mr. Partin without Good Reason, he was not entitled to, and did not receive, any severance payments, payment of or reimbursement for COBRA premiums, or accelerated vesting of unvested outstanding Equity Awards.
Equity Compensation Plan Information
The following table summarizes information about our equity compensation plans as of December 31, 2025. Information is included for equity compensation plans approved by our stockholders. We do not have any non-stockholder approved equity compensation plans.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		(b) Weighted-average Exercise Price of Outstanding Options, Warrants and Rights		(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	4,862,086	(1)	$49.41	(2)	22,689,852	(3)
Equity compensation plans not approved by security holders	—		—		—
Total	4,862,086		$49.41		22,689,852
(1)The amount consists of (i) 746,103 options to purchase shares of our common stock under our 2016 Plan and 2014 Plan that contain service-only vesting conditions; (ii) 3,267,196 shares subject to outstanding RSUs; (iii) 452,862 shares subject to outstanding RSUs with service and performance conditions; and (iv) 395,925 shares subject to outstanding RSUs with service and market conditions.
(2)Indicates a weighted average price for outstanding options to purchase 746,103 shares of our common stock under our 2016 Plan and 2014 Plan that contain service-only vesting conditions and does not reflect the shares that will be issued upon the vesting of outstanding awards of RSUs, which have no exercise price.

(3)Consists of 22,253,511 shares of our common stock reserved for issuance under our 2016 Plan and 436,341 shares of our common stock reserved for issuance under our 2018 Employee Stock Purchase Plan. Our 2016 Plan provides that on the first day of each fiscal year beginning with the 2017 fiscal year, the number of shares of our common stock available for issuance thereunder will be increased in an amount equal to the least of (i) 6,196,000 shares, (ii) 5% of the total number of shares of our common stock outstanding on the last day of the immediately preceding fiscal year or (iii) a lower number of shares determined by our Board or a committee thereof. On January 1, 2026, the number of shares of our common stock reserved for issuance under our 2016 Plan increased by 2,994,028 shares pursuant to this provision. This increase is not reflected in the table above.
CEO Pay Ratio
Under rules adopted pursuant to the Dodd-Frank Act, we are required to calculate and disclose the total compensation paid to our median paid employee, as well as the ratio of the total compensation paid to the median employee as compared to the total compensation paid to our CEO (the “CEO Pay Ratio”). The paragraphs that follow describe our methodology and the resulting CEO Pay Ratio.
Measurement Date
We identified the median employee using our employee population on November 1, 2025 (including all employees, whether employed on a full-time, part-time, seasonal or temporary basis).
Consistently Applied Compensation Measure (CACM)
Under the relevant rules, we are required to identify the median employee by use of a “consistently applied compensation measure,” or CACM. We chose a CACM that closely approximates the annual target total direct compensation of our employees. Specifically, we identified the median employee by aggregating, for each employee: a) annual base pay, b) annual target cash incentive opportunity, and c) the estimated grant date fair value for equity awards granted as of November 1, 2025. In identifying the median employee, we converted compensation amounts paid in foreign currencies based on the applicable year-to-date average exchange rate as of November 1, 2025, and annualized the compensation values of individuals that joined our Company during 2025. We did not exclude workers in non-U.S. countries and did not make any cost-of-living adjustments.
Methodology and Pay Ratio
After applying our CACM methodology, we identified a median employee with anomalous compensation characteristics. Therefore, we substituted an employee near the median whose compensation was viewed as more representative of our median employee. Once the median employee was identified, we calculated the median employee’s annual target total direct compensation in accordance with the requirements of the Summary Compensation Table.
Our median employee compensation as calculated using Summary Compensation Table requirements was $185,234. Mr. Ryan’s compensation as reported in the Summary Compensation Table was $11,614,676. Therefore, the CEO Pay Ratio for 2025 is approximately 63 to 1.
This information is being provided for compliance purposes and is a reasonable estimate calculated in a manner consistent with SEC rules, based on our internal records and the methodology described above. The SEC rules for identifying the median compensated employee allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios. Neither the Compensation Committee nor management of the Company used the CEO Pay Ratio measure in making compensation decisions.

Pay Versus Performance
Under rules adopted pursuant to the Dodd-Frank Act, we are required to disclose certain information about the relationship between the compensation actually paid to our named executive officers and certain measures of Company performance. The material that follows is provided in compliance with these rules, however, additional information regarding our compensation philosophy, the structure of our performance-based compensation programs, and compensation decisions made this year is described above in our “Compensation Discussion and Analysis.”
The following table provides information regarding compensation actually paid to our principal executive officer, or PEO, and other NEOs for each year from 2021 to 2025, compared to our TSR from December 31, 2020 through the end of each such year, and our net income and revenue for each such year.

Year	Summary Compensation Table Total for Tucker(1)(2)	Compensation Actually Paid to Tucker(1)(3)	Summary Compensation Table Total for Ryan(1)(2)	Compensation Actually Paid to Ryan(1)(3)	Summary Compensation Table Total for Huffman(1)(2)	Compensation Actually Paid to Huffman(1)(3)	Average Summary Compensation Table Total for Non-PEO Named Executive Officers(4)	Average Compensation Actually Paid to Non-PEO Named Executive Officers(5)	Value of Initial Fixed $100 Investment Based On:		Net Income (in millions)(8)	Revenue (in millions)(9)
									Total Shareholder Return(6)	S&P 500 Software & Services Select Index Total Shareholder Return(7)
2025	$9,588,905	$9,411,065	$11,614,676	$9,511,695	$—	$—	$4,170,096	$2,758,608	$41	$123	$25	$700
2024	$10,413,629	$7,677,682	$10,427,429	$8,059,143	$—	$—	$6,345,152	$5,137,986	$46	$124	$161	$653
2023	$8,527,312	$6,738,346	$6,841,068	$5,553,701	$702,699	$(17,755,110)	$3,430,050	$1,895,498	$47	$99	$53	$590
2022	$—	$—	$—	$—	$21,871,907	$14,430,973	$5,676,538	$1,071,621	$50	$71	$(29)	$523
2021	$—	$—	$—	$—	$6,046,686	$(706,678)	$3,169,239	$(2,564,663)	$78	$108	$(115)	$426
_________________
(1)Our PEO for 2021 and 2022 was Mr. Huffman, who succeeded Ms. Tucker as our Chief Executive Officer as of January 1, 2021. Mr. Huffman resigned as CEO on March 6, 2023. Ms. Tucker and Mr. Ryan were appointed as Co-CEOs effective March 6, 2023. Our PEOs for 2024 and 2025 were Ms. Tucker and Mr. Ryan. Ms. Tucker transitioned from her role as Co-CEO effective October 1, 2025, and Mr. Ryan continued as sole CEO and Chairman of our Board.
(2)Represents the total compensation paid to our PEO in each listed year, as shown in our Summary Compensation Table for such listed year.
(3)Represents the compensation actually paid to each PEO. Compensation actually paid does not mean that our PEO was actually paid those amounts in the listed year. This dollar amount is derived from the starting point of Summary Compensation Table total compensation under the methodology prescribed under the SEC’s rules, as shown in the table below.

	Therese Tucker	Owen Ryan
Summary compensation table total	$9,588,905	$11,614,676
Subtract grant date fair value of option awards and stock awards granted in fiscal year	(8,677,926)	(10,603,067)
Add fair value at fiscal year-end of outstanding and unvested option awards and stock awards granted in fiscal year	9,630,156	9,630,156
Adjust for change in fair value of outstanding and unvested option awards and stock awards granted in prior fiscal years	(506,121)	(506,121)
Add fair value at vesting of option awards and stock awards granted in fiscal year that vested during fiscal year	—	—
Adjust for change in fair value as of vesting date of option awards and stock awards granted in prior fiscal years for which applicable vesting conditions were satisfied during fiscal year	(623,949)	(623,949)
Subtract fair value as of prior fiscal year-end of option awards and stock awards granted in prior fiscal years that failed to meet applicable vesting conditions during fiscal year	—	—
Compensation actually paid	$9,411,065	$9,511,695
*    There were no unvested options outstanding for PEOs in the past fiscal year and no Black Scholes valuations were conducted.

(4)Represents the average of the total compensation paid to each of our NEOs other than our PEO in each listed year, as shown in our Summary Compensation Table for such listed year. The names of our NEOs other than our PEO for each such year are listed in the table below.

2025	2024	2023	2022	2021
Mark Partin	Mark Partin	Mark Partin	Therese Tucker	Therese Tucker
Patrick Villanova	Jimmy Duan	Karole Morgan-Prager	Mark Partin	Mark Partin
Karole Morgan-Prager	Karole Morgan-Prager	Mark Woodhams	Karole Morgan-Prager	Peter Hirsch
Jeremy Ung	Jeremy Ung		Mark Woodhams	Mark Woodhams
Stuart Van Houten

(5)This figure is the average compensation actually paid for our NEOs other than our PEO in 2025. Compensation actually paid does not mean that these NEOs were actually paid those amounts in the listed year, but this is a dollar amount derived from the starting point of Summary Compensation Table total compensation under the methodology prescribed under the SEC’s rules as shown in the table below.

2025
Summary compensation table total	$4,170,096
Subtract grant date fair value of option awards and stock awards granted in fiscal year	(3,486,232)
Add fair value at fiscal year-end of outstanding and unvested option awards and stock awards granted in fiscal year	3,651,231
Adjust for change in fair value of outstanding and unvested option awards and stock awards granted in prior fiscal years	(127,605)
Add fair value at vesting of option awards and stock awards granted in fiscal year that vested during fiscal year	—
Adjust for change in fair value as of vesting date of option awards and stock awards granted in prior fiscal years for which applicable vesting conditions were satisfied during fiscal year	(218,073)
Subtract fair value as of prior fiscal year-end of option awards and stock awards granted in prior fiscal years that failed to meet applicable vesting conditions during fiscal year	(1,230,809)
Compensation actually paid	$2,758,608
*    The assumptions used for determining the fair values of outstanding and unvested option awards shown in this table are different from those used to determine the fair values disclosed as of the grant date of such awards. The assumptions used for determining fair values shown in this table are: 3.62 - 3.71 years for Expected life, 55.94 - 56.58% for Volatility, 4.25% - 4.26% for the Risk-free rate, and 0% for the Expected dividend yield.

(6)TSR is calculated by assuming that a $100 investment was made on the day prior to the first fiscal year reported below and reinvesting all dividends until the last day of each reported fiscal year.

(7)The peer group used is the S&P Software & Services Select index, as used in the Company’s performance graph in our annual report. TSR is calculated by assuming that a $100 investment was made on the day prior to the first fiscal year reported below and reinvesting all dividends until the last day of each reported fiscal year.

(8)The dollar amounts reported are the Company’s GAAP net income reflected in the Company’s audited financial statements.

(9)In the Company’s assessment, GAAP revenue is the most important financial performance measure (other than stock price) used by the Company in 2025 to link compensation actually paid to performance.

Tabular List of Performance Measures
The list below includes the financial performance measures that in our assessment represent the most important financial performance measures used to link compensation actually paid to our NEOs, for 2025, to Company performance.
Performance Measure:
•Revenue
•Non-GAAP Net Income
•Annualized Recurring Revenue (ARR)
•Stock Price
Description of Relationships Between Compensation Actually Paid and Performance
The following charts graphically show the relationship over the past five years of the CAP amounts for our CEOs and average CAP amounts for our PEOs compared to our cumulative TSR, S&P 500 Software & Services Select Index TSR, net income, and revenue.
BlackLine, Inc. CAP vs TSR

BlackLine, Inc. CAP vs Net Income

BlackLine, Inc. CAP vs Revenue (in millions)

PEO CAP ($M) - Huffman, Mark
PEO CAP ($M) - Tucker, Therese
PEO CAP ($M) - Ryan, Owen
Avg NEO CAP ($M)
Revenue (in millions)
Compensation Actually Paid ($M)
$15.00
$10.00
$5.00
$—
$(5.00)
$(10.00)
$(15.00)
$(20.00)
Revenue (in millions)
$725.00
$700.00
$675.00
$650.00
$625.00
$600.00
$575.00
$550.00
$525.00
$500.00
$475.00
$450.00
$425.00
FY 2021
FY 2022
FY 2023
FY 2024
FY 2025

SECURITY OWNERSHIP
The following table sets forth certain information known to us regarding the beneficial ownership of our common stock as of March 12, 2026, for:
•all those known by us to be the beneficial owner of more than 5% of our common stock;
•each of our named executive officers;
•each of our current directors and nominees for director; and
•all current executive officers and directors as a group.
This table is based on information provided to us or filed with the SEC by our directors, executive officers, and 5% stockholders. The table lists applicable percentage ownership based on 59,561,590 shares of our common stock outstanding as of March 12, 2026. Shares of common stock issuable upon the exercise of stock options exercisable or pursuant to RSUs that are subject to vesting conditions within 60 days of March 12, 2026, are deemed to be outstanding and beneficially owned by the person holding the options, or the RSUs, for the purpose of computing the percentage of beneficial ownership of that person and any group of which that person is a member, but are not deemed outstanding for the purpose of computing the percentage of beneficial ownership for any other person.
Unless otherwise indicated in the footnotes below, and subject to community property laws where applicable, we believe, based on the information provided to us, that each stockholder named in the following table possesses sole voting and investment power over the shares listed. The information does not necessarily indicate beneficial ownership for any other purpose. Unless otherwise noted below, the address of each person listed on the table is c/o BlackLine, Inc., 21300 Victory Boulevard, 12th Floor, Woodland Hills, CA 91367.

	Common Stock
Name of Beneficial Owner	Number	Percent
Greater than 5% Stockholders:
Funds Affiliated with BlackRock(1)	7,849,789	13.2%
Funds Affiliated with Vanguard(2)	6,737,888	11.3%
Funds Affiliated with Clearlake(3)	5,712,300	9.6%
Funds Affiliated with Fivespan Partners, LP(4)	3,013,943	5.1%
Named Executive Officers and Directors:
Saranga Balaji(5)	3,391	*
Scott Davidson(6)	4,444	*
Camille Drummond(7)	7,315	*
Storm Duncan(8)	922	*
David Henshall(9)	16,378	*
Gregory Hughes(10)	2,976	*
Karole Morgan-Prager(11)	179,714	*
Mark Partin(12)	133,090	*
Megan Prichard(13)	922	*
Brunilda Rios(14)	11,699	*
Owen Ryan(15)	116,821	*
Therese Tucker(16)	4,858,894	8.1%
Jeremy Ung(17)	28,390	*
Thomas Unterman(18)	100,471	*
Stuart Van Houten(19)	16,776	*
Sophia Velastegui(20)	19,530	*
Patrick Villanova(21)	84,074	*
Barbara Whye(22)	10,553	*
Mika Yamamoto(23)	14,042	*
All current directors and executive officers as a group (19 people)(24)	5,509,524	9.1%

_________________
*Represents beneficial ownership of less than 1%.
(1)Based on a Schedule 13G filed July 17, 2025, by BlackRock, Inc., or BlackRock, 50 Hudson Yards, New York, NY 10001. BlackRock may be deemed to be the beneficial owner of 7,849,789 shares of common stock, over which it has (i) sole dispositive power over 7,849,789 shares held by BlackRock, (ii) shared dispositive power over 0 shares, (iii) sole voting power over 7,753,944 shares and (iv) shared voting power over 0 shares.
(2)Based on a Schedule 13G filed February 13, 2024, by The Vanguard Group, or Vanguard, 100 Vanguard Blvd., Malvern, PA 19355, Vanguard may be deemed to be the beneficial owner of 6,737,888 shares of common stock, over which it has (i) sole dispositive power over 6,578,680 shares held by Vanguard, (ii) shared dispositive power over 159,208 shares, (iii) sole voting power over 0 shares, and (iv) shared voting power over 104,422 shares.
(3)Based on a Schedule 13G filed February 14, 2023, by Clearlake Capital Group, L.P., or Clearlake, 233 Wilshire Blvd., Suite 800, Santa Monica, CA 90401, Clearlake may be deemed to be the beneficial owner of 5,712,300 shares of common stock, over which it has (i) sole dispositive power over 0 shares, (ii) shared dispositive power over 5,712,300 shares, (iii) sole voting power over 0 shares and (iv) shared voting power over 5,712,300 shares. Pursuant to the Schedule 13G, the shares are held for the account of Clearlake Capital Partners VII Finance, L.P., a Delaware limited partnership (“Clearlake Capital Partners VII”). Clearlake Capital Group serves as the investment adviser and general partner to Clearlake Capital Partners VII. Jose Enrique Feliciano and Behdad Eghbali are Managing Partners of Clearlake Capital Group.
(4)Based on a Schedule 13D filed March 12, 2026, by Fivespan Partners, LP, or Fivespan, 1170 Gorgas Avenue, San Francisco, CA 94129, Fivespan may be deemed to be the beneficial owner of 3,013,943 shares of common stock, over which it has (i) sole dispositive power over 0 shares, (ii) shared dispositive power over 3,013,943 shares, (iii) sole voting power over 0 shares and (iv) shared voting power over 3,013,943 shares. Dylan Haggart is the Co-Founder, Managing Partner and Chief Investment Officer of Fivespan, and the Managing Member of Fivespan Partners GP, LLC, a Delaware limited liability company that serves as the general partner of Fivespan.
(5)Includes 3,391 shares of common stock issuable upon the vesting of restricted stock units held by Mr. Balaji within 60 days of March 12, 2026.
(6)Includes (i) 668 shares of common stock held by Mr. Davidson and (ii) 3,776 shares of common stock issuable upon the vesting of restricted stock units within 60 days of March 12, 2026.
(7)Includes (i) 3,539 shares of common stock held by Ms. Drummond and (ii) 3,776 shares of common stock issuable upon the vesting of restricted stock units within 60 days of March 12, 2026.
(8)Includes 922 shares of common stock issuable upon the vesting of restricted stock units held by Mr. Duncan within 60 days of March 12, 2026.
(9)Includes (i) 12,602 shares of common stock held by Mr. Henshall and (ii) 3,776 shares of common stock issuable upon the vesting of restricted stock units within 60 days of March 12, 2026.
(10)Includes 2,976 shares of common stock issuable upon the vesting of restricted stock units held by Mr. Hughes within 60 days of March 12, 2026.
(11)Includes (i) 73,784 shares of common stock held by Ms. Morgan-Prager and (ii) 105,930 shares of common stock issuable upon the exercise of stock options exercisable within 60 days of March 12, 2026.
(12)Reflects Mr. Partin’s beneficial ownership of common stock as of March 1, 2025, the last day of his employment with the Company.
(13)Includes 922 shares of common stock issuable upon the vesting of restricted stock units held by Ms. Prichard within 60 days of March 12, 2026.
(14)Includes (i) 7,923 shares of common stock held by Ms. Rios and (ii) 3,776 shares of common stock issuable upon the vesting of restricted stock units within 60 days of March 12, 2026.
(15)Includes (i) 113,947 shares of common stock held by Mr. Ryan and (ii) 2,874 shares of common stock issuable upon the exercise of stock options exercisable within 60 days of March 12, 2026.
(16)Includes (i) 1,509,881 shares of common stock held by the Brian and Therese Tucker Living Trust dated 12/19/2014, (ii) 874,128 shares of common stock held by the Tucker Legacy Trust dated 12/30/2014, (iii) 577,200 shares of common stock held by the Isaac Tucker 2012 Irrevocable Gift Trust, (iv) 577,200 shares of common stock held by the Roseanna Tucker 2012 Irrevocable Gift Trust, (v) 250,916 shares of common stock held by the Tucker-Seimetz Safety Net Trust dated 09/28/2015, (vi) 54,074 shares of common stock held by the Claire Seimetz 2015 Trust dated 9/28/2015, (vii) 52,444 shares of common stock held by the Tucker Family CLAT, (viii) 129,897 shares of common stock held by the Tucker Legacy Trust II, (ix) 100,178 shares of common stock held by the Brian & Therese Tucker Charitable Remainder Trust, (x) 255,306 shares of common stock held by Therese Tucker, and (xi) 477,670 shares of common stock subject to options which are exercisable within 60 days of March 12, 2026. Ms. Tucker has shared voting and dispositive power over 1,361,459 shares.
(17)Includes 28,390 shares of common stock held by Mr. Ung as of March 12, 2026.
(18)Includes (i) 41,835 shares of common stock held by ETU Rustic Canyon Trust of which Mr. Unterman is the trustee, (ii) 54,860 shares of common stock held by Mr. Unterman, and (iii) 3,776 shares of common stock issuable upon the vesting of restricted stock units within 60 days of March 12, 2026.
(19)Includes 16,776 shares of common stock held by Mr. Van Houten as of March 12, 2026.
(20)Includes (i) 15,754 shares of common stock held by Ms. Velastegui and (ii) 3,776 shares of common stock issuable upon the vesting of restricted stock units within 60 days of March 12, 2026.
(21)Includes (i) 38,144 shares of common stock held by Mr. Villanova and (ii) 45,930 shares of common stock issuable upon the exercise of stock options exercisable within 60 days of March 12, 2026.
(22)Includes (i) 6,777 shares of common stock held by Dr. Whye and (ii) 3,776 shares of common stock issuable upon the vesting of restricted stock units within 60 days of March 12, 2026.
(23)Includes (i) 9,500 shares of common stock held by Ms. Yamamoto, (ii) 766 shares of common stock issuable upon the exercise of stock options exercisable within 60 days of March 12, 2026, and (iii) 3,776 shares of common stock issuable upon the vesting of restricted stock units within 60 days of March 12, 2026.
(24)Includes 633,170 shares of common stock subject to options which are exercisable within 60 days of March 12, 2026, and (ii) 38,419 shares of common stock issuable upon the vesting of restricted stock units within 60 days of March 12, 2026.

RELATED-PERSON TRANSACTIONS
Related-Person Transactions
The following is a summary of transactions since January 1, 2025 to which we have been or will be a party, in which the amount involved exceeded or will exceed $120,000, and in which any of our executive officers, directors, nominees for director, promoters or beneficial holders of more than 5% of any class of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest, other than compensation arrangements which are described under the section of this proxy statement titled “Compensation Discussion and Analysis.”
Stockholders’ Agreement
We are party to the Stockholders’ Agreement, which contains specific rights, obligations and agreements of our Stockholder Parties as owners of our common stock. In addition, the Stockholders’ Agreement contains provisions related to the composition of our Board, which are discussed under the section titled “Board of Directors and Corporate Governance— Agreements Related to Our Board.”
Voting Agreement
Under the Stockholders’ Agreement, our Stockholder Parties have agreed to take all necessary action, including casting all votes to which such existing owners are entitled to cast at any annual or special meeting of stockholders, so as to ensure that the composition of our Board and its committees complies with (and includes all of the nominees in accordance with) the provisions of the Stockholders’ Agreement related to the composition of our Board, which are discussed under the section titled “Board of Directors and Corporate Governance—Composition of the Board.”
Registration Rights Agreement
We are party to an Amended and Restated Registration Rights Agreement with our Stockholder Parties, dated as of October 27, 2016 (“Registration Rights Agreement”). Under the Registration Rights Agreement, Ms. Tucker is entitled to certain S-3 registration rights and we will be required to pay the registration expenses (other than underwriting discounts and commissions and stock transfer taxes) of the shares registered. The registration rights have terminated as to the other parties. We filed one shelf registration statement on Form S-3 in 2017 for the sale of 33,738,329 shares of our common stock then held by our Stockholder Parties and for the sale of up $100,000,000 of any combination of our common stock, preferred stock, depositary shares, debt securities, warrants, subscription rights and units. This registration statement was declared effective by the SEC on November 17, 2017.
The registration rights described above apply to (i) shares of our common stock held by Ms. Tucker and her affiliates, and (ii) any of our capital stock (or that of our subsidiaries) issued or issuable with respect to the common stock described in clause (i) with respect to any dividend, distribution, recapitalization, reorganization, or certain other corporate transactions, or Registrable Securities. These registration rights are also for the benefit of any subsequent holder of Registrable Securities; provided that any particular securities will cease to be Registrable Securities when they have been sold in a registered public offering, sold in compliance with Rule 144 of the Securities Act or repurchased by us or our subsidiaries. In addition, with the consent of the Company and holders of a majority of Registrable Securities, any Registrable Securities held by a person will cease to be Registrable Securities if they can be sold without limitation under Rule 144 of the Securities Act.
Indemnification of Officers and Directors
Our amended and restated certificate of incorporation (“Certificate of Incorporation”) contains provisions that eliminate, to the maximum extent permitted by the General Corporation Law of the State of Delaware, the personal liability of our directors and executive officers for monetary damages for breach of their fiduciary duties as directors or officers. Our Certificate of Incorporation and Bylaws provide that we must indemnify our directors and executive officers and may indemnify our employees and other agents to the fullest extent permitted by the General Corporation Law of the State of Delaware.
Section 145 of the General Corporation Law of the State of Delaware provides that a corporation may indemnify any person made a party to an action by reason of the fact that he or she was a director, executive officer, employee or agent of the corporation or is or was serving at the request of a corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of an action by or in right of the corporation, no indemnification may generally be made in respect of any claim as to which such person is adjudged to be liable to the corporation.
We have entered into indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our Certificate of Incorporation and Bylaws, and intend to enter into indemnification agreements with any new directors and executive officers in the future.
We have purchased and intend to maintain insurance on behalf of each and any person who is or was one of our directors or officers against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.
Policies and Procedures for Related-Party Transactions
In connection with our initial public offering, our Audit Committee and our Board approved a Related-Party Transactions Policy which provides that our Audit Committee is responsible for reviewing and approving any related-party transaction, taking into account whether the transaction is on an arms-length basis, whether there are business reasons for the transaction, whether the transaction would impair a director’s independence and whether the related-party transaction would present an improper conflict of interest. The Related-Party Transaction Policy applies to any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we are to be a participant, the amount involved exceeds $120,000, and a related person had or will have a direct or indirect material interest. Our full Board (with any interested director recusing him or herself) reviewed and approved our related-party transactions prior to our initial public offering and following our initial public offering, our Audit Committee will approve all of our related-party transactions.
We believe that we have executed all the transactions described above on terms no less favorable to us than we could have obtained from unaffiliated third parties. It is our intention to ensure that all future related-party transactions are approved by our Audit Committee, and are on terms no less favorable to us than those that we could obtain from unaffiliated third parties.

OTHER MATTERS
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities (collectively, the “Reporting Persons”), to file reports of ownership and changes of ownership on Forms 3, 4 and 5 with the SEC. Such Reporting Persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.
Based solely on our review of the copies of such forms we have received and written representations from certain Reporting Persons that they filed all required reports, we believe that all of our executive officers, directors and greater than 10% stockholders complied with all Section 16(a) filing requirements applicable to them, with the exception of one late Form 4 filing for Mr. Unterman, which reported five late transactions related to the sale of common stock by his trust. The Form 4 was filed late on September 24, 2025, due to an administrative oversight.
2025 Annual Report
Our financial statements for our fiscal year ended December 31, 2025, are included in our 2025 annual report, which we will make available to stockholders at the same time as this proxy statement. You may also obtain a copy of our 2025 annual report, including the financial statements and the financial statement schedules, free of charge, by sending a written request to our Investor Relations department at BlackLine, Inc., 21300 Victory Boulevard, 12th floor, Woodland Hills, CA 91367, Attention: Investor Relations.
Company Website
We maintain a website at www.blackline.com. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement, and references to our website address or links to information contained on our website in this proxy statement are inactive textual references only.
Availability of Bylaws
A copy of our Bylaws may be obtained by accessing BlackLine’s filings on the SEC’s website at www.sec.gov. You may also contact our corporate secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

STOCKHOLDER PROPOSAL DEADLINES FOR 2027 ANNUAL MEETING
Stockholder Proposals for Inclusion in Proxy Statement
Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next Annual Meeting by submitting their proposals in writing to our corporate secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our next Annual Meeting, our corporate secretary must receive the written proposal at our principal executive offices not later than November 25, 2026. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 under the Exchange Act regarding the inclusion of stockholder proposals in Company-sponsored proxy materials. Proposals should be addressed to:
BlackLine, Inc.
Attn: Corporate Secretary
21300 Victory Boulevard, 12th Floor
Woodland Hills, California 91367
Stockholder Proposals and Director Nominations Not for Inclusion in Proxy Statement
Our Bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an Annual Meeting, but do not intend for the proposal to be included in our proxy statement and for stockholders to nominate directors for election at an Annual Meeting. In order to be properly brought before our 2027 Annual Meeting, the stockholder must have given timely notice of such proposal or nomination, in proper written form. To be timely for our 2027 Annual Meeting, a stockholder’s notice of a matter that the stockholder wishes to present, or the person or persons the stockholder wishes to nominate as a director, must be delivered to our corporate secretary at our principal executive offices:
•not earlier than January 9, 2027, and
•not later than the close of business on February 8, 2027.
In addition, stockholders who intend to solicit proxies in support of director nominees other than the Company's nominees must also comply with the additional requirements of Rule 14a-19(b). If we hold our 2027 Annual Meeting more than 30 days before or more than 60 days after the one-year anniversary date of the Annual Meeting, then such written notice must be received no earlier than the close of business on the 120th day before the 2027 Annual Meeting and no later than the close of business on the later of the following two dates:
•the 90th day prior to our 2027 Annual Meeting, or
•the 10th day following the day on which public announcement of the date of our 2027 Annual Meeting is first made.
If a stockholder who has notified us of his, her or its intention to present a proposal at an Annual Meeting does not appear to present his, her or its proposal at such Annual Meeting, we are not required to present the proposal for a vote at such Annual Meeting. To be in proper written form, a stockholder’s notice must include the specified information concerning the proposal or nominee as described in our Bylaws. Notices should be addressed to:
BlackLine, Inc.
Attn: Corporate Secretary
21300 Victory Boulevard, 12th Floor
Woodland Hills, California 91367
For information on how to access our Bylaws, please see the section entitled “Availability of Bylaws,” and for additional information regarding stockholder recommendations for director candidates, please see the section entitled “Board of Directors and Corporate Governance—Stockholder Recommendations for Nominations to our Board.”
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It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote as promptly as possible to ensure your vote is recorded.
THE BOARD OF DIRECTORS
Woodland Hills, California
March 25, 2026

Appendix A
Unaudited Reconciliation of Non-GAAP Financial Measures
(in thousands, except percentages)

	Year Ended December 31,
	2025	2024
Non-GAAP Operating Income:
Operating income	$25,552	$18,536
Amortization of intangible assets	14,168	19,886
Stock-based compensation	96,325	86,097
Transaction-related costs	4,780	568
Restructuring and legal settlement costs	15,454	1,720
Total non-GAAP operating income	$156,279	$126,807
GAAP operating margin	3.6%	2.8%
Non-GAAP operating margin	22.3%	19.4%

	Year Ended December 31,
	2025	2024
Non-GAAP Net Income Attributable to BlackLine, Inc.:
Net income attributable to BlackLine, Inc.	$24,518	$161,174
Benefit from income taxes	(782)	(50,948)
Amortization of intangible assets	14,168	19,886
Stock-based compensation	95,850	85,654
Amortization of debt issuance costs	3,394	4,486
Transaction-related costs	4,780	568
Restructuring and legal settlement costs	15,454	1,720
Adjustment to redeemable non-controlling interest	(347)	4,639
Gain on extinguishment of convertible senior notes	—	(65,112)
Total non-GAAP net income attributable to BlackLine, Inc.	$157,035	$162,067

	Year Ended December 31,
	2025	2024
Free Cash Flow:
Net cash provided by operating activities	$169,567	$190,836
Adjustments:
Capitalized software development costs	(26,597)	(24,714)
Purchases of property and equipment	(8,074)	(2,126)
Free cash flow	$134,896	$163,996
A-1
Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLYTHIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. V91445-P41373 ! ! ! For All Withhold All For All Except For Against Abstain ! !! ! !! To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. BLACKLINE, INC. &#9; Nominees: 3.&#9; Approval, on a non-binding, advisory basis, of the 2025 compensation of the Company's named executive officers. 2.&#9; To ratify the appointment of PricewaterhouseCoopers LLP ("PwC") as the Company's independent registered public accounting firm for its fiscal year ending December 31, 2026. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting of Shareholders or any adjournments or postponements thereof. 1.&#9; Election of Directors The Board of Directors recommends you vote FOR the following: The Board of Directors recommends you vote FOR proposals 2, 3 and 4. 01)&#9; Scott Davidson 02)&#9; David Henshall 03)&#9; Therese Tucker 4.&#9; The stockholder proposal regarding the declassification of the Board of Directors if properly presented at the Annual Meeting of Shareholders. BLACKLINE, INC. 21300 VICTORY BLVD, 12TH FLOOR WOODLAND HILLS, CA 91367 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 6, 2026. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/BL2026 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 6, 2026. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. ! !! SCAN TO VIEW MATERIALS & VOTEw

V91446-P41373 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com. BLACKLINE, INC. Annual Meeting of Shareholders May 7, 2026 9:00 a.m. PT This proxy is solicited by the Board of Directors The shareholder(s) hereby appoint(s) Patrick Villanova, Chief Financial Officer, and Karole Morgan-Prager, Chief Legal and Administrative Officer and Secretary, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of BLACKLINE, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 a.m. PT on May 7, 2026, at www.virtualshareholdermeeting.com/BL2026, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side